EXHIBIT 10.12
[●]:  THE IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED
OFFICE LEASE
LAKESIDE TOWER
OAKLAND, CALIFORNIA
LANDLORD:
BA2 300 LAKESIDE LLC,
a Delaware limited liability company
AND
TENANT:
PACIFIC GAS AND ELECTRIC COMPANY,
a California corporation

TABLE OF CONTENTS

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OFFICE LEASE
LAKESIDE TOWER
OAKLAND, CALIFORNIA
This Basic Lease Information is incorporated into and made a part of this Lease. Each reference in this Lease to the Basic Lease Information shall mean the applicable information set forth in the Basic Lease Information, except that in the event of any conflict between an item in the Basic Lease Information and any other provision of this Lease, this Lease shall control.

Lease Date:	October 23, 2020
Landlord:	BA2 300 LAKESIDE LLC, a Delaware limited liability company
Tenant:	PACIFIC GAS AND ELECTRIC COMPANY, a California corporation
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Tenant’s Address for Notices:
Corporate Real Estate Transactions Dept.
Pacific Gas and Electric Company
P.O. Box 770000, Mail Code N131
San Francisco, CA 94177
OR
245 Market Street, Room 1377
San Francisco, CA 94105

With a copy to:
Law Department
Pacific Gas and Electric Company
P.O. Box 7442
San Francisco, CA 94120
Attn: Sr. Director & Counsel,
Contracts Section (Real Estate)
OR
77 Beale Street, Mail Code B30A
San Francisco, CA 94105
Attn: Sr. Director & Counsel,
Contracts Section (Real Estate)

With a copy to:
Pillsbury Winthrop Shaw Pittman LLP
Four Embarcadero Center, Suite 2200
San Francisco, California 94111
Attention: Rachel B. Horsch, Esq.
Telephone: (415) 983-1193
Facsimile: (415) 983-1200
Email: rachel.horsch@pillsburylaw.com

Landlord’s Address for Notices:
BA2 300 LAKESIDE LLC
c/o TMG Partners
100 Bush Street, 26th Floor
San Francisco, California 94104
Attn: Lynn Tolin
With a copy to:
BA2 300 LAKESIDE LLC
c/o TMG Partners
100 Bush Street, 26th Floor
San Francisco, California 94104
Attn: Scott Verges, General Counsel

Landlord’s Address for Payments:	To be provided by Landlord via written notice prior to the date on which the first rent payment is due.
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Project:
The office project located in the City of Oakland, County of Alameda, State of California, which is an approximately 7 acre site containing a full city block bounded by Webster Street to the west, 21st Street to the north, Harrison Street to the east, and 20th Street to the south, and including (i) the Building (as defined below), (ii) the buildings known as the 20th Street Mall and the Webster Street Mall, respectively (each, including the Building, being sometimes referred to herein as a “Project Building”), and (iii) a 5-story Parking Facility currently containing approximately 1,405 parking stalls (the “Parking Facility”) that is topped with a landscaped roof garden (the “Roof Garden”), and the land (improved with landscaping and other improvements) upon which the foregoing are located, all of which is depicted on the Site Plan attached hereto as Exhibit A; provided, however, Landlord reserves the right to make changes to the Project as described in Article 19 of this Lease, subject to the restrictions stated therein, and as otherwise permitted by this Lease or any other written agreement approved by Tenant.

Building:	The existing 28-story office building, containing approximately 910,000 rentable square feet of office space and commonly referred to as 300 Lakeside Tower, Oakland, CA.

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Premises:
Approximately 902,098 rentable square feet of space comprising the entire rentable square footage of the Building (excluding Suites 120, 130 and A21) as further described in Exhibit B attached hereto and incorporated herein by reference, which shall be delivered to Tenant as set forth in this Lease, generally in two phases ( “Phase A” and “Phase B”, respectively, and each a “Phase”), with each of Phase A and Phase B consisting of subdivided spaces, each as set forth in Schedule 1, as Schedule 1 may be modified from time to time by Landlord as described in Section 3.2 of the Lease (a “Sub-Phase”), as follows:
(a) Phase A shall consist of approximately 714,811 rentable square feet of space in the Building as further described in Exhibit B attached hereto and shall be delivered by Landlord to Tenant in the Sub-Phases as described in Schedule 1, as Schedule 1 may be adjusted by Landlord as described in Section 3.2 of this Lease; and
(b) Phase B shall consist of the approximately 187,287 rentable square feet of space in the Building as further described in Exhibit B attached hereto and shall be delivered by Landlord to Tenant in the Sub-Phases as described in Schedule 1, as Schedule 1 may be adjusted by Landlord as described in Section 3.2 of this Lease.
The term “Premises” shall initially mean the rentable square footage of the first Sub-Phase of Phase A delivered to Tenant in the condition required under this Lease. As of each subsequent Delivery Date, the term “Premises” shall be modified to mean (i) the Phases and Sub-Phases previously delivered to Tenant, and (ii) the additional Phases and Sub-Phases delivered to Tenant on such Delivery Date, so that, ultimately, as of the last Delivery Date, the term “Premises” shall include each Phase, and shall be comprised of all of the leasable area of the Building other than the following: (a) Suite 130, which contains approximately 1,900 rentable square feet of space in the Building to be used by Landlord as a property management office or for other Project-related uses, (b) Suite A21, which contains approximately 903 rentable square feet and used by Building ownership as the Building vault and archives, and (c) Suite 120, which contains approximately 5,155 rentable square feet of space in the Building for retail space.
The portions of each Sub-Phase of the Premises that are to be improved as office space are identified on Schedule 1 and are referred to herein as “Office Space”.

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Delivery Date:	The date determined pursuant to Section 3.2 for any Sub-Phase of Phase A or Phase B.
Commencement Date:	The first Delivery Date of any Sub-Phase of Phase A.
Term:	The period commencing on the Commencement Date and ending on the Expiration Date (or any earlier date on which this Lease is terminated as provided herein).
Expiration Date:	As of the Commencement Date, the Expiration Date shall be the last day of the four hundred nineteenth (419th) full calendar month after the Commencement Date.
Base Rent (Industrial Gross):	Starting on the Commencement Date and continuing through the last day of the 12th full calendar month of the Term, Base Rent (on an annual basis) shall be $57.00 per rentable square foot of the Premises, subject to adjustment as set forth in the Work Letters.
Effective as of the first day of the first calendar month following the first anniversary of the Commencement Date and on each subsequent anniversary thereafter until the Expiration Date, the Base Rent then in effect shall be increased by three percent (3%) of the Base Rent then in effect.
Tenant’s Proportionate Share:
A fraction, the numerator of which is initially the total rentable square footage of the portion of the Premises delivered to Tenant on the Commencement Date and the denominator of which is the rentable square footage of the Building. As of each subsequent Delivery Date, the numerator of such fraction shall be increased to include the additional rentable square footage added to the Premises on such date, so that, ultimately, as of the date on which all of the Phases of the Premises have been delivered to Tenant, Tenant’s Proportionate Share shall be 99.1%.

Base Year:	Calendar year 2022
Security Deposit:	Seventy Five Million Dollars ($75,000,000.00) in the form of an irrevocable and unconditional negotiable standby letter of credit as further described in this Lease.
Permitted Use:	General office use and such associated ancillary legal uses to the extent permitted in the applicable zoning ordinance of the City of Oakland, and for no other uses or purposes.
Parking:	425 parking spaces within the Parking Facility as set forth in Article 29.
Brokers:	None

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Exhibits:
Exhibit A:    Site Plan of the Project
Exhibit B:    Description of Premises
Exhibit C:    Confirmation of Commencement Date and Delivery Dates
    (for Each Sub-Phase)
Exhibit D:    Work Letter(s)
Exhibit D-1:    Landlord Work/Tenant Improvements Work Letter
Exhibit D-2:    Base Building Work Letter
Exhibit D-3:    Seismic Work Letter
Exhibit E:    [Intentionally Omitted]
Exhibit F:    Rules and Regulations
Exhibit G:     SNDA
Exhibit H:    Subdivision – Boundary of Property Line
Exhibit I    Purchase Agreement
Exhibit J:    Reciprocal Easement Agreement Terms
Exhibit K:    Disclosure Notice Regarding Hazardous Materials and
    List of Environmental Documents
Exhibit L:    Memorandum of Lease and Option
Exhibit M:    Form of Estoppel Certificate
Exhibit N:    Landlord Certificate
Exhibit O:    Landlord Budget
Exhibit P:     Form of Option Payment Letter of Credit
Exhibit Q    Letter of Credit Terms
Exhibit R:    Form of Security Deposit Letter of Credit

Schedule 1:    Phases and Sub-Phases; Office Space

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OFFICE LEASE
THIS LEASE is made and entered into by and between Landlord and Tenant as of the Lease Date.
Landlord and Tenant hereby agree as follows:
1.Definitions.
1.1.     Terms Defined. The following terms have the meanings set forth below. Certain other terms have the meanings set forth elsewhere in this Lease.
Accessibility Laws: the Americans With Disabilities Act (42 U.S.C. § 12101 et seq.) and Title 24 of the California Code of Regulations and all regulations and guidelines promulgated thereunder.
Alterations: Alterations, additions or other improvements to the Premises made by or on behalf of Tenant (other than the initial leasehold improvements, if any, made by or on behalf of Tenant pursuant to the Work Letter, if any).
Anti-Terrorism Law: Any Requirements relating to terrorism, anti-terrorism, money-laundering or anti-money laundering activities, including without limitation the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, Executive Order No. 13224, and Title 3 of the USA Patriot Act, and any regulations promulgated under any of them.
Applicable Laws: All applicable laws, statutes, ordinances, orders, judgments, decrees, regulations, permit conditions, and requirements of all courts and all federal, state, county, municipal or other governmental or quasi-governmental authorities, departments, commissions, agencies and boards now or hereafter in effect, including, but not limited to, Accessibility Laws.
Bankruptcy Code: The United States Bankruptcy Code.
Base Operating Expenses: The Operating Expenses allocable to the Base Year. In the event any portion of the Project is covered by a warranty or service agreement at any time during the Base Year and to the extent the Project is not covered by such warranty or service agreement during a subsequent calendar year, then Operating Expenses for the Base Year shall be deemed increased by such amount as Landlord would have included in Operating Expenses if such expenses were incurred during the Base Year with respect to the items or matters covered by the subject warranty, but such warranty or service agreement had not been in effect at the time. If Landlord does not maintain earthquake insurance during the Base Year but maintains earthquake insurance subsequent to the Base Year, the insurance component for the Base Year shall be grossed up to reflect the amount of the insurance premiums that would have been incurred if Landlord had carried the same earthquake insurance coverage during the Base Year.

Base Real Property Taxes: The Real Property Taxes allocable to the Base Year. If Landlord receives a reduction in Real Property Taxes allocable to the Base Year as a result of a commonly called Proposition 8 application for such year, then Base Real Property Taxes shall reflect such reduction; and if Landlord subsequently receives a reduction in Real Property Taxes allocable to any subsequent year as a result of a Proposition 8 application, then Real Property Taxes for such subsequent year shall reflect such reduction.
Base Year: The term “Base Year” shall have the meaning set forth in the Basic Lease Information.
Building: The term “Building” shall have the meaning set forth in the Basic Lease Information.
Bridge/Tunnel Agreements: The certain Ordinance No. 8005 C.M.S. granting a franchise to Kaiser Center Properties and Kaiser Center, Inc., to construct, maintain and operate a tunnel and bridge for the transportation of people and material under and over certain designated areas in 21st Street, dated July 24, 1969 as the same may be amended from time to time and that certain Tunnel and Bridge Agreement dated as of December __ 1983 [sic] by and among Ordway Associates, Kaiser Center, Inc., Kaiser Center Properties and Kaiser Aluminum & Chemical Corporation as the same may be amended from time to time.
Building Common Areas: Those portions of the Building that are provided, from time to time, for use by Landlord, Tenant and any other tenants of the Building and are designated as such by Landlord from time to time.
Building Holidays: New Year’s Day, Martin Luther King, Jr. Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the day after Thanksgiving, Christmas Day and any other holidays generally recognized in the State of California.
Building Standard Hours: 7 a.m. to 7 p.m. on weekdays (except Building Holidays).
Building Systems: The life-safety, electrical, lighting, mechanical, heating, ventilation, air-conditioning, plumbing, fire-protection, telecommunications, or other utility systems serving the Building, in general, but excluding the following which are not part of Building Systems and are referred to in this Lease as “Tenant Systems”: (i) any equipment that is separately installed by or on behalf of Tenant or for Tenant’s over-standard uses; and (ii) any distribution systems or equipment existing within the Premises and serving only the Premises, including, without limitation, electrical and lighting systems, pipes and plumbing, HVAC systems, chilled and heating water and fan coil units within the Premises.
Casualty: Fire, earthquake, or any other event of a sudden, unexpected, or unusual nature.

Casualty Discovery Date: The term “Casualty Discovery Date” shall have the meaning set forth in Section 12.1.
Claims: Any and all obligations, losses, claims, actions (including remedial or enforcement actions of any kind and administrative or judicial proceedings, suits, orders or judgments), causes of action, liabilities, penalties, damages (including consequential and punitive damages), costs and expenses (including reasonable attorneys’ and consultants’ fees and expenses).
Common Areas: Project Common Areas and Building Common Areas, as designated by Landlord from time to time.
Comparable Buildings: Other Class A high-rise office buildings comparable to the Building in the Lake Merritt and Downtown Oakland submarkets of Oakland, California
Control: Ownership of more than fifty percent (50%) of all of the voting stock of a corporation or more than fifty percent (50%) of all of the legal and equitable interest in any other business entity.
Delivery Date: The term “Delivery Date” is defined in the Basic Lease Information.
Developer Lease: A lease of Suite 120 to an affiliate of Landlord that satisfies the following requirements: (i) the sole purposes of the Lease shall be to sublease to [●]; (ii) the term of the Lease (after taking into account any extension rights) shall not go beyond the date that is ten (10) years after the Lease Date and (iii) the form of lease shall be subject to reasonable review and approval of Tenant and shall include significant holdover penalty provisions.
Encumbrance: Any ground lease or underlying lease, or the lien of any mortgage, deed of trust, or any other security instrument now or hereafter affecting or encumbering the Building, or any part thereof or interest therein.
Encumbrancer: The holder of the beneficial interest under an Encumbrance.
Environmental Laws: All Requirements relating to the environment, health and safety, or the use, generation, handling, emission, release, discharge, storage or disposal of Hazardous Materials.
Escalation Rent: Tenant’s Proportionate Share of the total dollar increase for the applicable calendar year, if any, in (a) Operating Expenses allocable to such calendar year, or part thereof, after the Base Year, over the amount of Base Operating Expenses, and (b) except as provided in Section 5.8 of this Lease, Real Property Taxes allocable to the tax year or years occurring in each such calendar year, or part thereof, after the Base Year, over the Base Real Property Taxes. If the Building or Project is less than one hundred percent (100%) occupied during any part of any year (including the Base Year), Landlord shall make an appropriate adjustment of the variable components of Operating Expenses for that year, as reasonably determined by Landlord using sound commercial real estate accounting and management principles, to determine the amount of Operating Expenses that would have been incurred during such year if the Building or the Project had been one hundred percent (100%) occupied during the entire year. This amount shall be considered to have been the amount of Operating Expenses for that year. For purposes hereof, “variable components” include only those component expenses that are affected by variations in occupancy levels.
Event of Default: Event of Default shall have the meaning set forth in Section 20.1.
Excess Rent: Excess Rent shall have the meaning set forth in Section 17.5.1.
Executive Order No. 13224: The term “Executive Order No. 13224” means Executive Order No. 13224 on Terrorist Financing effective September 24, 2001, and relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism,” as may be amended from time to time.
Floor: The entire rentable area of any floor in the Building.
Force Majeure: Force Majeure shall have the meaning set forth in Section 35.12.
Hazardous Materials: Petroleum, asbestos, polychlorinated biphenyls, radioactive materials, radon gas, or any chemical, material or substance now or hereafter defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “pollutants,” “contaminants,” “extremely hazardous waste,” “restricted hazardous waste” or “toxic substances,” or words of similar import, under any Environmental Laws.
Impositions: Taxes, assessments, charges, excises and levies, business taxes, license, permit, inspection and other authorization fees, transit development fees, assessments or charges for housing funds, service payments in lieu of taxes and any other fees or charges of any kind at any time levied, assessed, charged or imposed by any Federal, State or local entity, (i) upon, measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures or other personal property located in the Premises, or the cost or value of any Alterations; (ii) any rent tax, gross receipts tax, sales or use tax, service tax, value added tax, or any other applicable tax based upon, or measured by, Tenant’s payment of, or Landlord’s receipt of, any Rent payable hereunder; (iii) upon, with respect to or by reason of the development, possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; or (iv) upon this Lease transaction, or any document to which Tenant is a party creating or transferring any interest or estate in the Premises. Impositions do not include franchise, transfer, inheritance or capital stock taxes, or income taxes measured by the net income of Landlord from all sources, unless any such taxes are levied or assessed against Landlord as a substitute for, in whole or in part, any Imposition.
Indemnitees: Indemnitees shall have the meaning set forth in Section 16.1.

Interest Rate: The lesser of (i) ten percent (10%) per annum, or (ii) the Prime Rate plus five percent (5%); provided, however, that if such rate of interest shall exceed the maximum rate allowed by law, the Interest Rate shall be automatically reduced to the maximum rate of interest permitted by applicable law.
Investment Grade: Investment Grade shall mean that at the time of such analysis the Tenant satisfies at least two of the following: (i) has received an Issuer Rating from Moody’s of at least Baa3; (ii) has received an Issuer Default Rating from Fitch of at least BBB-; and (iii) has received an Issuer Credit Rating from Standard and Poor’s of at least BBB-.
Land: The land underlying the Project.
Minor Alterations: Alterations (i) that do not require the issuance of a building or other governmental permit, authorization or approval, (ii) that do not require work to be performed outside the Premises in order to comply with Requirements, (iii) that do not affect the Building Systems or structure of the Building, and (iv) the cost of which does not exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in any one instance; provided, from and after the date on which Tenant occupies the entire Premises, Minor Alterations shall include all Alterations provided that they do not adversely affect the Building Systems or structure of the Building.
Net Worth: The excess of total assets over total liabilities, determined in accordance with generally accepted accounting principles, excluding, however, from the determination of total assets, goodwill and other intangibles.
Office Space: The term “Office Space” shall have the meaning set forth in the Basic Lease Information.
Operating Expenses: All costs of management, operation, ownership, maintenance and repair of the Project, including, without limitation: (i) salaries, wages, bonuses, other compensation and all payroll burden of employees, payroll, social security, worker’s compensation, unemployment and similar taxes and impositions with respect to such employees, and the cost of providing disability or other benefits imposed by law or otherwise with respect to such employees (prorated, in the case of employees performing services for one or more properties, on the basis of the estimated number of hours spent performing services for the Project); (ii) property management fees and expenses, including Landlord’s fees and expenses for any management performed by it; (iii) rental (or rental value) and other costs and expenses for the property management office in the Project, if any; (iv) insurance premiums and costs (including earthquake and/or flood if so elected by Landlord in its sole discretion), and the deductible portion of any insured loss under Landlord’s insurance or the amount that would be the deductible portion of such loss but for self-insurance thereof by Landlord; (v) maintenance, security, life safety and other services, such as alarm service, window cleaning, elevator maintenance, landscaping and uniforms (and the cleaning and/or replacement thereof) for personnel providing services; (vi) materials, supplies, tools and rental equipment; (vii) license, permit and inspection fees and costs; (viii) costs, fees and other expenses incurred by Landlord in connection with providing programs required by the City of Oakland or the County of Alameda with respect to the Project (for example, a transportation management program); (ix) sales, use and excise taxes, and gross receipts taxes (other than those payable by Tenant or other tenants as Impositions or otherwise pursuant to the applicable lease); (x) legal, accounting and other professional services for the Project, including costs, fees and expenses of contesting the validity or applicability of any law, ordinance, rule, regulation or order relating to the Project; (xi) the cost of supplies and services such as telephone, courier services, postage and stationery supplies; (xii) normal repair and replacement of worn-out equipment, facilities and installations; (xiii) Roof Garden Expenses; (xiv) all charges under any Recorded Documents from time to time; and (xv) expenditures for capital improvements made at any time to the Project (A) that are intended in Landlord’s judgment as labor saving devices, or to reduce or eliminate other Operating Expenses, or to effect other economies in the operation, maintenance, or management of the Project, (B) that are necessary or appropriate in Landlord’s judgment for the health and safety of occupants of the Project, (C) that are necessary under any Requirements that were not applicable to the Project as of the Commencement Date, or (D) that are replacements of items which Landlord is obligated to maintain, with all such capital costs to be amortized over the useful life of the improvements determined in accordance with generally accepted accounting principles or as otherwise reasonably determined by Landlord (or the applicable payback period, as reasonably determined by Landlord), provided that in the case of any capital improvement made to reduce other Operating Expenses, the amortization included in any year shall not exceed Landlord’s reasonable estimate of the actual savings achieved during the same period as a result of the making of such capital improvement, and except that Landlord may treat as costs chargeable in the calendar year incurred, and not as capital expenditures, any item that is less than Twenty-Five Thousand Dollars ($25,000) for the calendar year in question.
Notwithstanding anything to the contrary in the foregoing, Operating Expenses do not include: (1) Real Property Taxes; (2) legal fees, brokers’ commissions or other costs incurred in the negotiation, termination, or extension of leases or in proceedings involving a specific tenant; (3) depreciation or amortization on the building or the Project or components, systems or equipment therein except as set forth above; (4) interest or other payments (including payments of principal, points, and or other costs, fees or expenses) on account of any debt, including mortgages, deeds of trust or other security interests encumbering the building and/or the Project or incurred in connection with the acquisition, ownership or operation of the Building and/or the Project; (5) except as expressly permitted above, costs of items considered capital repairs, replacements, improvements and equipment; (6) costs for which Landlord is reimbursed, receives a credit or is otherwise compensated (other than tenant reimbursements for Operating Expenses); (7) reserves for anticipated future expenses beyond the current year, including reserves for capital items, bad debts, or rental losses; (8) advertising, marketing or promotional expenses; (9) interest or penalties incurred as a result of Landlord’s failure to pay any bill as it shall become due unless non-payment is due to Tenant’s default hereunder; (10) costs related to the operation of Landlord as an entity rather than the operation of the Project (including, without limitation, costs of formation of the entity, internal accounting unrelated to operation or management of the Project, legal matters related solely to the maintenance of Landlord as an entity and/or preparation of tax returns) or costs associated with marketing or selling the Project or any interest therein, or converting the Project to a different form of ownership; (11) costs and disbursements, and other expenses incurred in connection with leasing, renovating, or improving leasable space for tenants or other occupants or prospective tenants or occupants of the Project or costs (including, without limitation, permit, license, architectural, engineering, and inspection fees, and similar expenses); (12) costs of any services sold to tenants or other occupants for which Landlord reimbursed or is entitled to be reimbursed by such tenants or other occupants as an additional charge or rental over and above the base rent and escalation rent payable under the lease with such tenant or other occupant; (13) any costs of charitable or political contributions; (14) salaries, wages, bonuses, and other compensation paid to officers, directors, and executives of Landlord or its property manager above the rank of senior property manager; (15) any amount paid to any corporation or other entity related to Landlord or to the managing agent of Landlord which is in excess of the amount which would have been paid in the absence of such relationship; (16) Utilities and Janitorial Costs; (17) Parking Facility Expenses; (18) accountants’ fees, attorneys’ fees and other professional fees and costs incurred in connection with proposals, negotiations or disputes with tenants or other occupants or prospective tenants or occupants of the Project, the enforcement of any leases (including unlawful detainer proceedings or the collection of rents), requests to assign or sublet, and the sale, transfer, financing or refinancing of the Project; (19) costs incurred in connection with services or other benefits which are provided to tenants or occupants other than Tenant, but not to Tenant, whether or not Landlord is entitled to reimbursement therefor; (20) ground lease rental payments; (21) costs for which Landlord has been compensated by a management fee, and any management fees in excess of those management fees which are normally and customarily charged by comparable landlords of comparable buildings for comparable services; (22) overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in or to the Building and/or the Project to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis for comparable buildings; (23) costs incurred as the result of the negligence or willful misconduct of other tenants or of Landlord or Landlord’s employees, agents or contractors; (24) costs of repairs or improvements resulting from any faulty workmanship or defect in the design or construction of the Project, Building Systems, or any improvements installed by Landlord (as opposed to the cost of normal repair, maintenance and replacement expected in light of the specifications of the applicable construction materials and equipment); (25) costs incurred to cause the Building to comply with Applicable Laws that were in effect as of the Lease Date or otherwise necessitated as a result of the Subdivision (based on the current interpretation thereof by applicable governmental entity(ies)); (26) costs incurred in the event any portion of the Project is made untenantable by fire, earthquake, or other casualty or by exercise of rights of eminent domain or other cause, or to perform repairs or other work occasioned by loss or damage due to casualty or exercise of rights of eminent domain, whether or not paid for by insurance or condemnation proceeds; (27) Landlord’s general overhead and general and administrative expenses; (28) any rental and any associated costs for Landlord’s or Landlord’s agents’ management office, to the extent that such office is not utilized solely for the management operations of the Project, it being expressly agreed that marketing activity relative to space in the Building is not considered a management function, and any area of such office devoted to such marketing activity shall be excluded from the square footage of the management office which is allowed to be charged as an Operating Expense, (29) travel or entertainment expenses of Landlord for any purpose; (30) costs and expenses, including taxes and compensation paid to attendants or other persons, in connection with the operation of commercial concessions by Landlord, its subsidiaries or affiliates and/or all fees paid to any parking facility operator; (31) costs for sculpture, paintings or other objects of art installed as part of the future development of the Project; (32) costs of traffic studies, environmental impact reports, transportation system management plans, and traffic mitigation measures undertaken as part of the future development of the Project; (33) costs, taxes, and fees assessed by or payable to public authorities in connection with the future development of the Project (including, without limitation, costs, taxes and fees for infrastructure, transit, housing, schools, open space, child care and art work); (34) utility costs for which any tenant or occupant contracts directly with the utility provider, or resulting from excess or after-hours usage by other tenants or occupants of the Project, or for which Landlord is reimbursed directly by a tenant; (35) costs arising from the presence of any Hazardous Materials in or about the Building or the Land, including, without limitation, the presence of Hazardous Materials in the soil or ground water; provided, however, that Operating Expenses may include costs incurred in connection with the prudent operation and maintenance of the Project, such as monitoring air quality; (36) costs of any disputes between Landlord and any employee or agent of Landlord or any mortgagee or ground lessor of Landlord; (37) rentals for items which if purchased, rather than rented, would constitute a capital item that may not be included in Operating Expenses (other than office equipment for the property management office); (38) costs incurred due to violation by Landlord or its managing agent or any tenant of the terms and conditions of any lease; (39) the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Building unless such wages and benefits are prorated on a reasonable basis to reflect time spent on the operation and management of the Project vis-à-vis time spent on matters unrelated to the operation and management of the Project; and (40) capital costs of Renovations.
In addition, Operating Expenses for the Base Year shall not include market-wide labor-rate increases due to extraordinary circumstances, such as boycotts and strikes, and shall not include utility rate increases due to extraordinary circumstances, including, but not limited to, conservation surcharges, boycotts, embargoes or other shortages.
Original Tenant: Pacific Gas and Electric Company; provided, should Tenant conduct a name change or should Tenant, which is now a California corporation, undertake a mere change in its entity form (such as conversion to an LLC), such resulting entity shall be deemed to be the Original Tenant hereunder.
Premises: The Premises is identified in the Basic Lease Information. Landlord and Tenant acknowledge and agree that the rentable area of the Premises stated in the Basic Lease Information shall be final and conclusive for all purposes of this Lease, and shall not be subject to remeasurement, except as provided in Section 1.2 of this Lease.
Prime Rate: The prime rate (or base rate) reported in the Money Rates column or section of The Wall Street Journal as being the base rate on corporate loans at large U.S. money center commercial banks (whether or not such rate has actually been charged by any such bank) on the first day on which The Wall Street Journal is published in the month in which the subject sums are payable or incurred.
Project: The term “Project” shall have the meaning set forth in the Basic Lease Information.

Project Common Areas: Those portions of the Project (excluding the Building) that are provided, from time to time, for use by Landlord, Tenant and any other tenants of the Project and are designated as such by Landlord from time to time.
Property: The term “Property” shall mean the legal parcel that contains the Building following the subdivision as described in Section 31.
Real Property Taxes: All taxes, assessments and charges now or hereafter levied or assessed upon, or with respect to, the Project, or any personal property of Landlord used in the operation thereof or located therein, or Landlord’s interest in the Project or such personal property, by any Federal, State or local entity, including: (i) all real property taxes and general, special, supplemental and escape assessments; (ii) charges, fees or assessments for transit, public improvements, employment, job training, housing, day care, open space, art, police, fire or other governmental services or benefits; (iii) service payments in lieu of taxes; (iv) any tax, fee or excise on the use or occupancy of any part of the Project; (v) any tax, assessment, charge, levy or fee for environmental matters, or as a result of the imposition of mitigation measures, such as parking taxes, employer parking regulations or fees, charges or assessments due to the treatment of the Project, or any portion thereof or interest therein, as a source of pollution or stormwater runoff; (vi) any other tax, fee or excise, however described, that may be levied or assessed as a substitute for, or as an addition to, in whole or in part, any other Real Property Taxes; and (vii) consultants’ and attorneys’ fees and expenses incurred in connection with proceedings to contest, determine or reduce Real Property Taxes. Notwithstanding anything to the contrary in the foregoing, Real Property Taxes do not include: (A) all excess profits, gift, franchise, transfer, inheritance and succession, estate, capital stock, and federal and state income taxes measured by the net income of Landlord from all sources, unless any such taxes are levied or assessed against Landlord as a substitute for, in whole or in part, any Real Property Taxes (excluding gross receipts taxes payable with respect to Rent and other amounts payable by tenants as Impositions or otherwise pursuant to individual leases at the Project, which gross receipts taxes and Impositions shall not be included in Real Property Taxes); and (B) penalties, fines, interest or charges due for late payment of Real Property Taxes by Landlord and/or failure to file any tax or informational returns when due. If any Real Property Taxes are payable, or may at the option of the taxpayer be paid, in installments, such Real Property Taxes shall, together with any interest that would otherwise be payable with such installment, be deemed to have been paid in installments, amortized over the maximum time period allowed by applicable law. In addition, Tenant shall have no obligation to pay Real Property Taxes for any buildings or parking structures that are newly constructed after the Lease Date.
Reciprocal Easement Agreement: The term “Reciprocal Easement Agreement” shall mean one or more reciprocal easement agreement(s) granting to the owner of the Building the non-exclusive right to use the Roof Garden, the Parking Facility, and other common areas necessary for the operation of the Building in such form consistent with the material terms set forth on Exhibit J, and as executed by Landlord after the Lease Date, subject to Tenant’s reasonable approval thereof.

Recorded Documents: All easement agreements, cost-sharing agreements, covenants, conditions, and restrictions and all similar agreements affecting the Project, whether now or hereafter recorded against the Building or the Project, provided that any such Recorded Documents executed by Landlord after the Lease Date do not violate the terms of this Lease.
Renovations: The term “Renovations” shall have the meaning set forth in Section 19.2.
Rent: Base Rent, Escalation Rent and all other additional rent, additional charges and amounts payable by Tenant in accordance with this Lease.
Requirements: All Applicable Laws, including Environmental Laws; the provisions of any insurance policy carried by Landlord or Tenant on any portion of the Project, or any property therein; the requirements of any independent board of fire underwriters; any directive or certificate of occupancy issued pursuant to any law by any public officer or officers applicable to the Project; the provisions of all Recorded Documents affecting any portion of the Project; and all life safety programs, procedures and rules from time to time or at any time implemented or promulgated by Landlord.
Roof Garden Expenses: All operating expenses and taxes allocable to the Roof Garden as Landlord reasonably determines using sound commercial practice, but excluding all costs and expenses incurred pursuant to the Franchise Agreement. Roof Garden Expenses allocable to each calendar year shall be included in Operating Expenses, but the portion included in Operating Expenses shall be based on a fraction, the numerator of which is the rentable square footage of the Building and the denominator of which is the total rentable square footage of the Project from time to time.
Permitted Transferee: Shall have the meaning set forth in Section 17.9.
Sustainable Practices: Any and all sustainable building practices adopted by Landlord in connection with the use and occupancy of the Project and/or as may apply to the Project as a result of all or any part of the Project achieving a specified rating or certification under the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system, or similar rating systems or accreditations, or as required to complete energy consumption data reporting for the Energy Star Portfolio Manager website, or as otherwise required by law.
Tenant Delay: Tenant Delay shall have the meaning set forth in the applicable Work Letter.
Tenant Improvements: The design and construction of the initial alterations, additions and improvements to the Building, as such are more particularly described in the Work Letter.

Tenant Parties: Tenant, all persons or entities claiming by, through or under Tenant, and its and their respective employees, agents, contractors, licensees, invitees, representatives, officers, directors, shareholders, partners, and members.
Tenant’s Proportionate Share: The percentage stated in the Basic Lease Information as Tenant’s Proportionate Share.
Transaction Expenses: Collectively, to the extent actually paid by Tenant, the following costs and expenses: (A) the reasonable out-of-pocket costs and expenses of Tenant in entering into the sublease or assignment, such as customary real estate brokerage commissions in the Lake Merritt/Downtown Oakland sub-market, legal and architectural fees, and advertising fees paid to unrelated third parties; (B) the out-of-pocket cost to Tenant of improvements, construction contributions or Alterations made by Tenant expressly and solely for the purpose of preparing the space for such tenancy; (C) any work allowance or other monetary concession actually paid to, or for the benefit of, the assignee or subtenant, as the case may be; and (D) the amount of all other concessions paid by Tenant in connection with such sublease or assignment (e.g., takeover expenses and/or payment of moving expenses).
USA Patriot Act: The “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107-56), as may be amended from time to time.
Utilities and Janitorial Costs: All costs of electricity, natural gas, water, sewer, and trash disposal service to the Building (including the Premises) during the Term, including any sales, use, excise and other taxes and assessments assessed by governmental authorities on such utility services, and all other costs of providing utility services to the Building (including the Premises), together with janitorial services and supplies for the Building (including the Premises) during the Term.
Work Letter or Work Letters: The term “Work Letter” or “Work Letters” means any or all of those certain Work Letters attached hereto as Exhibit D-1 (“Landlord Work/Tenant Improvements Work Letter”), Exhibit D-2 (“Base Building Work Letter”), and Exhibit D-3 (“Seismic Work Letter”) and incorporated herein by reference.
1.2.    Certain Defined Terms. The parties acknowledge that the rentable square footage of the Premises and the Building have been measured by Landlord pursuant to “Standard Methods of Measurement ANSI/BOMA Z65.1-2017 For Office Buildings” and accompanying guidelines prior to execution of this Lease, and have been finally determined for all purposes of this Lease until the date that is the final Delivery Date for the last Sub-Phase of the Premises, at which time the parties acknowledge and agree that Tenant will occupy the entire Building, and that Landlord shall remeasure the rentable square footage of the Premises and the Building using then applicable ”Standard Methods of Measurement ANSI/BOMA Z65.3-2018 Gross Area” and accompanying guidelines, and such updated remeasurement shall be used for all purposes of this Lease after such date, subject to Tenant’s review of such updated remeasurement to confirm that such then applicable standard has been appropriately and consistently applied.

2.Lease of Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises, together with the non-exclusive right to use, in common with others, the Common Areas, for the Term and subject to the terms, covenants and conditions set forth in this Lease. Landlord reserves from the leasehold estate granted hereunder (i) all exterior walls and windows bounding the Premises and the rooftop of the Building; (ii) all space located within the Premises for common shafts, stacks, pipes, conduits, ducts, utilities, telecommunications systems, and other installations for Building Systems, the use thereof and access thereto, and (iii) the right to install, remove or relocate any of the foregoing for service to any part of the Building, including the premises of other tenants of the Building so long as such installation, removal or relocation does not materially interfere with the use, occupancy or operations of Tenant in the Premises. The parties acknowledge that the Premises does not include (a) Suite 130, which contains approximately 1,900 rentable square feet of space in the Building to be used by Landlord as a property management office or for other Project-related uses, (b) Suite A21, which contains approximately 903 rentable square feet and used by Building ownership as the Building vault and archives, and (c) Suite 120, which contains approximately 5,155 rentable square feet of space in the Building for retail space.
3.Term; Delivery of Each Phase; Condition and Acceptance of Premises.
3.1.    Term. This Lease shall be effective as of the Lease Date. The Term of this Lease shall commence on the Commencement Date and end on the Expiration Date (as may be extended pursuant to the terms herein), unless sooner terminated pursuant to the provisions of this Lease.
3.2.     Delivery of the Premises. Schedule 1 attached hereto indicates the Sub-Phases and the delivery dates by which Landlord currently estimates that such Sub-Phases will be delivered to Tenant; provided, however, notwithstanding anything to the contrary in this Lease (including any exhibits hereto), the parties acknowledge and agree that all delivery dates included in Schedule 1 attached hereto or any subsequent version of Schedule 1 provided for herein shall automatically be extended by (i) any existing tenant’s exercise of its existing renewal or extension rights, (ii) periods of Tenant Delay, and (iii) periods of Force Majeure, and all references in this Lease (including any exhibits hereto) to delivery dates or to any version of Schedule 1 shall be deemed to refer to such dates as they may be extended as described in this Section 3.2.
3.2.1    On or before the date that is one hundred sixty five (165) days after the Lease Date, Landlord shall update Schedule 1, to reflect revised projected Delivery Dates for each Sub-Phase included in Phase A (including any adjustments to the identity of each Sub-Phase) (the “Committed Schedule 1”). For avoidance of doubt, the updated Schedule 1 shall continue to provide that Phase A excluding [●]is to be delivered to Tenant on or before the later of (a) March 31, 2023, and (b) the date that is one thousand (1,000) days after the Lease Date, subject to (i) any existing tenant’s exercise of its existing renewal or extension rights, (ii) periods of Tenant Delay, and (iii) periods of Force Majeure. The updated Schedule 1 shall be deemed to replace Schedule 1 attached to the Lease as it pertains to Phase A provided that it meets the following requirements, unless agreed otherwise by Tenant: (a) as to the approximately [●]: each Sub-

Phase is required to have a minimum of three (3) floors, except that the latest delivered Sub-Phase of such space can consist of a minimum of two floors; and (b) as to the [●]: each Sub-Phase is required to have a minimum of three (3) floors, except that the latest delivered Sub-Phase of this space can consist of a minimum of one (1) floor. Landlord and Tenant may mutually agree to update Schedule 1 at any time and from time to time each in their sole discretion.
3.2.2     The “Delivery Date” for each Sub-Phase shall be the later of: (a) the date such Sub-Phase is actually delivered to Tenant in the condition specified in Section 3.4 below, provided, however; if any Tenant Delay(s) occurs in connection with the design and construction of any Sub-Phase of Phase A or Phase B, then, notwithstanding anything to the contrary set forth in the Lease and regardless of the actual date of the Substantial Completion of such Sub-Phase, the Delivery Date of such Sub-Phase shall be deemed to be the date that Substantial Completion of such Sub-Phase would have occurred if no Tenant Delay(s) had occurred; or (b) the date shown in the applicable Schedule 1 for such delivery.
3.2.3    On or before the date that is ninety (90) days prior to the estimated Delivery Date shown in the current version of Schedule 1, Landlord shall deliver an updated estimated Delivery Date (the “Landlord Confirmed Delivery Date”) for such Sub-Phase.
3.2.4    In the event that Landlord does not deliver any Sub-Phase of Phase A on or before the original Delivery Date as specified in the Committed Schedule 1, as such extended date may be further extended as described above (the “Original Scheduled Delivery Date”) in the condition required under this Lease, then the Base Rent payable by Tenant from and after the actual Delivery Date shall be reduced by fifty (50%) for each day that the actual Delivery Date is later than the Original Scheduled Delivery Date.
3.2.5    Notwithstanding the foregoing, in the event [●] or any other tenant elects to exercise its existing extension right under its lease, Landlord’s obligation to deliver the such space shall be extended for the period of such extension as described in Section 3.2 above.
3.2.6    If all of the Phase A excluding [●]is not delivered to Tenant on or before the later of (a) March 31, 2023, and (b) the date that is one thousand (1,000) days after the Lease Date, as such extended date may be further extended by (i) any existing tenant’s exercise of its existing renewal or extension rights, (ii) periods of Tenant Delay, and (iii) periods of Force Majeure, Tenant may exercise self-help rights in accordance with Section 20.9 of this Lease to complete the construction contemplated under the Work Letters, in order to promptly make the remaining portions of Phase A of the Premises meet the delivery condition described herein, provided that Tenant shall assume all of the Landlord obligations under the Work Letters with respect to such work, and provided further that in exercising its self-help rights in this circumstance, Tenant shall submit invoices for costs incurred and other information required by Section 20.9 to Landlord and deduct costs incurred by Tenant and allowed by Section 20.9 from Base Rent payable by Tenant under this Lease as described in Section 20.9, or, at Tenant’s option, obtain direct reimbursement from Landlord of such amounts, which if so elected by Tenant, shall be paid by Landlord within sixty (60) days of demand.

3.3.    [Intentionally Omitted].
3.4.    Condition and Acceptance of Each Phase of the Premises. The design and construction of any alterations, additions or improvements that Tenant may deem necessary or appropriate to prepare the Premises for occupancy by Tenant shall be governed by the Work Letter. Except as provided in this Lease (including, without limitation, the Work Letter), Tenant agrees to accept each Sub-Phase of the Premises in their “as-is” condition, without any representations or warranties by Landlord, and with no obligation of Landlord to make any alterations or improvements to the Premises or the Building or to provide any tenant improvement allowance. If Landlord is responsible for constructing any alterations, additions or improvements pursuant to the Work Letter for any Sub-Phase, then subject to any contrary provisions in the Work Letter, Landlord shall cause the work to be performed by Landlord to be Substantially Complete prior to delivery of possession of the applicable Sub-Phase of the Premises to Tenant.
3.5.    Confirmation of Commencement Date and Delivery Dates. At any time during the Term, Landlord may deliver to Tenant (and shall deliver to Tenant upon Tenant’s request) a Confirmation of Commencement Date and Delivery Dates in the form set forth in Exhibit C, attached hereto, as a confirmation of the information set forth therein with respect to each Sub-Phase of the Premises, which Tenant shall execute and return to Landlord within five (5) business days after delivery to Tenant. This Lease shall be a binding contractual obligation effective upon execution and delivery hereof by Landlord and Tenant, notwithstanding the later commencement of the Term.
4.Rent.
4.1.    Obligation to Pay Base Rent. Tenant shall pay Base Rent to Landlord during the Term, in advance, in equal monthly installments, commencing on or before the Commencement Date, and thereafter on or before the first day of each calendar month during the Term, in the applicable amounts set forth in the Basic Lease Information. Commencing on the Delivery Date for each Sub-Phase of the Premises and continuing throughout the Term, the payment of Base Rent for such Sub-Phase for each month shall be due and payable at the same rate on a per rentable square foot basis as then applies to the first Sub-Phase of the Phase A Premises that was delivered to Tenant on the Commencement Date on a per rentable square foot basis for the same month. If the Commencement Date or the Delivery Date for any Sub-Phase of the Premises and/or the Expiration Date is other than the first day of a calendar month, the applicable installment of Base Rent for such month shall be prorated on a daily basis.
4.2.    Manner of Rent Payment. All Rent shall be paid by Tenant without notice, demand, abatement, deduction or offset, in lawful money of the United States of America, and if payable to Landlord, at Landlord’s Address for Payments, or to such other person or at such other place as Landlord may from time to time designate by notice to Tenant.
4.3.    Additional Rent. All Rent not characterized as Base Rent or Escalation Rent shall constitute additional Rent (“Additional Rent”), and if payable to Landlord shall, unless otherwise specified in this Lease, be due and payable thirty (30) days after Tenant’s receipt of Landlord’s invoice therefor.
4.4.    Late Payment of Rent; Interest. Tenant acknowledges that late payment by Tenant of any Rent will cause Landlord to incur administrative costs not contemplated by this Lease, the exact amount of which is extremely difficult and impracticable to ascertain based on the facts and circumstances pertaining as of the Lease Date. Accordingly, if any Rent is not paid by Tenant when due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of such Rent. Any Rent, other than late charges, due Landlord under this Lease, if not paid when due, shall also bear interest at the Interest Rate from the date due until paid. The parties acknowledge that such late charge and interest represent a fair and reasonable estimate of the administrative costs and loss of use of funds Landlord will incur by reason of a late Rent payment by Tenant, but Landlord’s acceptance of such late charge and/or interest shall not constitute a waiver of an Event of Default with respect to such Rent or prevent Landlord from exercising any other rights and remedies provided under this Lease.
5.Calculation and Payments of Escalation Rent. During each full or partial calendar year of the Term subsequent to the Base Year, Tenant shall pay Escalation Rent to Landlord in accordance with the following procedures:
5.1.    Estimated Escalation Rent. Prior to December 1st of the Base Year and prior to December 1st of each subsequent calendar year, Landlord shall give Tenant notice of its reasonably detailed estimate of Escalation Rent due for the ensuing calendar year. On or before the first day of each month during each ensuing calendar year, Tenant shall pay to Landlord in advance, in addition to Base Rent, one-twelfth (1/12th) of such estimated Escalation Rent, unless such notice is not given prior to December 1st, in which event Tenant shall continue to pay on the basis of the prior calendar year’s estimates until a full calendar month after such notice is given has passed, and subsequent payments by Tenant shall be based on Landlord’s notice. With the first monthly payment based on Landlord’s notice, Tenant shall also pay the difference, if any, between the amounts previously paid for such calendar year and the amount which Tenant would have paid through the month in which such notice is given, based on Landlord’s noticed estimate. If at any time Landlord reasonably determines that the Escalation Rent for the current calendar year will vary from Landlord’s estimate, Landlord may, by notice to Tenant, revise its estimate for such calendar year, and subsequent payments by Tenant for such calendar year shall be based upon such revised estimate; provided, however, any such subsequent revision shall set forth on a reasonably specific basis any particular expense increase.
5.2.    Statements and Adjustment. Within one hundred twenty (120) days after the close of each calendar year, or as soon thereafter as practicable, Landlord shall deliver to Tenant a statement of the actual Escalation Rent for such calendar year, showing in reasonable detail, the Operating Expenses and the Real Property Taxes comprising the actual Escalation Rent, and (ii) payments made by Tenant on account of Operating Expenses and Real Property Taxes for such calendar year (any such statement being referred to herein as an “Annual Statement”). If Landlord’s statement shows that Tenant owes an amount for Escalation Rent that is more than the payments previously made by Tenant for such calendar year, Tenant shall pay the difference to Landlord within thirty (30) days after delivery of the statement. If Landlord’s statement shows that Tenant owes an amount for Escalation Rent that is less than the payments previously made by Tenant for Escalation Rent for such calendar year, Landlord shall credit the difference first against any sums then owed by Tenant to Landlord for Escalation Rent and then against the next payment or payments of Rent due Landlord, except that if a credit amount is due Tenant after the termination of this Lease for Escalation Rent, Landlord shall pay to Tenant within thirty (30) days any excess remaining after Landlord credits such amount against any sums owed by Tenant to Landlord. Notwithstanding any provision in this Lease to the contrary, however, in no event shall any decrease in Operating Expenses below the Base Operating Expenses or Real Property Taxes below the Base Real Property Taxes, respectively, entitle Tenant to any refund, decrease in Base Rent, or any credit against sums due under this Lease. Subject to Section 5.3 below, all Annual Statements for Escalation Rent shall be conclusive and binding upon Tenant; provided, however, that Landlord may revise the Annual Statement for any calendar year if Landlord first receives invoices from third parties or tax bills or other information relating to Operating Expenses, Real Property Taxes allocable to any such year after the initial issuance of such Annual Statement.
5.3.    Audit Rights. If Tenant disputes the amount of the actual Escalation Rent set forth in any Annual Statement delivered by Landlord to Tenant pursuant to Section 5.2, Landlord shall provide to Tenant in reasonable detail for the year in dispute the calculations performed to determine the Escalation Rent in accordance with the applicable provisions of this Lease. Landlord shall show by account the total of Operating Expenses and Real Property Taxes and all adjustments corresponding to the requirements as set forth herein. Landlord shall also provide details of the Building occupancy throughout such year. Landlord shall provide or otherwise make available to Tenant (via email or electronic sharing site and/or by providing access to such documentation at the office of Landlord or its property manager in San Francisco or Oakland), upon thirty (30) days written notice to Landlord, reasonable back-up detail, including calculations, invoice copies etc. to substantiate the amount of Escalation Rent. If such procedure does not resolve any dispute, Tenant shall have the right, at Tenant’s sole cost, after thirty (30) days prior written notice to Landlord, to inspect at Landlord’s property management office or other location in San Francisco or Oakland as determined by Landlord, during normal business hours, Landlord’s books and records concerning the Escalation Rent (including, without limitation, reasonable back-up details provided including calculations and invoices) set forth in such Annual Statement, for the calendar year in question (and, with respect to the first year following the Base Year for Escalation Rent disputes, Landlord shall also provide such information for the Base Year); provided, however, Tenant shall have no right to conduct such inspection, have an inspection performed by the Accountant (as defined below) or otherwise dispute the amount of the Operating Expenses or Real Estate Taxes set forth in any Annual Statement unless Tenant does so within twelve (12) months following Landlord’s delivery of the Annual Statement in question (the “Review Period”); provided, further, that notwithstanding any such timely objection, dispute, and/

or inspection, and as a condition precedent to Tenant’s exercise of its right of objection, dispute, and/or inspection as set forth in this Section 5.3, Tenant shall not be permitted to withhold payment of, and Tenant shall timely pay to Landlord, the full amounts as required by the provisions of this Article 5 in accordance with such Annual Statement. If, after such inspection, Tenant still disputes the amount of the Escalation Rent set forth in the Annual Statement, Tenant shall have the right, within ninety (90) days thereafter, to cause an independent certified public accountant with commercial real estate audit experience who is an employee of Tenant or who is a consultant not being retained on a contingency basis (the “Accountant”) to commence and complete an inspection of Landlord’s books and records to determine the proper amount of the Escalation Rent incurred and amounts payable by Tenant for the calendar year that is the subject of such Annual Statement, and to provide the results of such inspection to Landlord and Tenant. Such Accountant shall be engaged by Tenant, at Tenant’s cost. If such inspection reveals that Landlord has over-charged Tenant, then Landlord shall credit against Tenant’s rental obligations next falling due the amount of such over-charge. If the inspection reveals that the Tenant was undercharged, then within forty-five (45) days after the results of such inspection are made available to Tenant, Tenant shall reimburse to Landlord the amount of such under-charge. The payment by Tenant of any amounts pursuant to this Article 5 shall not preclude Tenant from questioning the correctness of any Annual Statement provided by Landlord at any time during the Review Period, but the failure of Tenant to object in writing thereto, conduct and complete its inspection and request that Landlord have the Accountant conduct the inspection as described above prior to the expiration of the Review Period shall be conclusively deemed Tenant’s approval of the Annual Statement in question and the amount of Escalation Rent shown thereon. The results of any such inspection shall be kept strictly confidential by Tenant and the Accountant, and Tenant and the Accountant must agree in their contract for such services, to such confidentiality restrictions and shall specifically agree that the results shall not be made available to any other tenant of the Project. If Tenant’s inspection reveals that Landlord’s Annual Statement overstated the amount of the Operating Expenses or Real Property Taxes by more than five percent (5%), Landlord shall reimburse Tenant for any and all reasonable costs incurred by Tenant in connection with Tenant’s review of Landlord’s books and records within thirty (30) days of Landlord’s receipt of request for payment from Tenant; provided, however, if Landlord reasonably disputes the outcome of Tenant’s review, Tenant and Landlord shall reasonably resolve any such dispute.
5.4.    Cost Pools. Landlord shall have the right, from time to time, to equitably allocate, in Landlord’s reasonable discretion, some or all of the Operating Expenses for the Building or the Project among different portions or occupants of the Building or the Project. Such equitable allocations are sometimes referred to herein as “Cost Pools”. Operating Expenses included in any such Cost Pool shall be allocated and charged to the tenants within such Cost Pool in an equitable manner.
5.5.    Proration for Partial Year. If the Commencement Date is other than the first day of a calendar year or if this Lease terminates other than on the last day of a calendar year (other than due to an Event of Default), the amount of Escalation Rent for such fractional calendar year shall be prorated on the basis of twelve 30-day months in each calendar year. Upon such termination, Landlord may, at its option, calculate the adjustment in Escalation Rent prior to the time specified in Section 5.2 above.
5.6.    Accounting Practices. Landlord’s accounting practices shall conform to sound real estate management practices. Each time Landlord provides Tenant with an actual and/or estimated statement of Escalation Rent, such statement shall be itemized on a line item by line item basis, in reasonable detail, showing the applicable expenses for the applicable year and, for each year after the Base Year, also showing the applicable expenses for the year prior to the applicable year. At a minimum, the categories of expenses in such statements shall include electricity, water, trash, repairs and maintenance, janitorial, window cleaning, pest control, exterior landscaping, security, insurance, and management fees. Landlord’s annual statement for each calendar year shall indicate the occupancy gross-up adjustment made by category to account for variations in occupancy in the Building and Project for the calendar year in question as well as the Base Year.
5.7.    Actual Expenses; Timing Limitations. Landlord agrees that Landlord will not collect or be entitled to collect Operating Expenses from all of its tenants in an amount which is in excess of one hundred percent (100%) of the Operating Expenses actually paid by Landlord in connection with the operation of the Project. Furthermore, Tenant shall not be obligated to pay, and Landlord shall be deemed to have irrevocably waived its right to reimbursement for any Operating Expenses first billed to Tenant more than twelve (12) months after the end of the calendar year in which such Operating Expenses were first billed to Landlord.
5.8.    Property Taxes; Project Assessed by SBE. The parties acknowledge that because of Tenant’s status as a regulated public gas and electric utility company, pursuant to Section 19 of Article XIII of the California Constitution, if and so long as Tenant occupies the entire Building, the Project, or the Property, as applicable (the “SBE Assessed Property”), may be assessed by the State Board of Equalization (the “SBE”) rather than the County of Alameda, in which event the following provisions of this Section 5.8 shall apply.
5.8.1    Following reassessment by the SBE, it shall be Tenant’s responsibility, rather than Landlord’s, to pay all Real Property Taxes assessed with respect to the SBE Assessed Property. The parties acknowledge that the transfer of the responsibility for assessing the Building from the County of Alameda to the SBE shall occur on the first day of January following the date on which Tenant first occupies the entire Building (the “Tax Responsibility Date”). Tenant shall be responsible for submitting any and all necessary forms and documents to the SBE (and shall notify Landlord in writing promptly after so doing), provided that Landlord, at no out-of-pocket expense to Landlord, shall cooperate with Tenant and the SBE to transfer the assessment process into the jurisdiction of the SBE. Tenant’s obligation to pay Real Property Taxes for the SBE Assessed Property for the period between the Commencement Date and the date on which the Tax Responsibility Date actually occurs shall be determined as though this Section 5.8 did not exist, i.e., the Base Rent and the Escalation Rent shall be calculated as though Real Property Taxes are included therein.

5.8.2    The parties acknowledge that the Base Rent set forth in Section 4.1 includes a base tax component equal to the Real Property Taxes allocable to such year in which Base Rent is paid. Therefore, with respect to such periods as any portion of Real Property Taxes are paid by Tenant pursuant to this Section 5.8, (i) Tenant shall be entitled to a credit (the “Tax Component Credit”) against the monthly Base Rent in an amount equal to one-twelfth (1/12) of the Real Property Taxes for the Base Year; and (ii) the Escalation Rent calculation will no longer include Real Property Taxes. Tenant shall pay, without offset or credit against rent, any penalties or interest incurred as a result of the late payment or non-payment of any Real Property Taxes payable by Tenant.
5.8.3    So long as the SBE Assessed Property shall be assessed by the SBE, Tenant, in its sole discretion, shall have the right to appeal the amount of Real Property Taxes.
5.8.4    Because Tenant is obligated to pay some or all of the Real Property Taxes to the SBE in advance, Tenant may pay Real Property Taxes allocable to the period following the expiration or earlier termination of this Lease. Real Property Taxes allocable to the period following the expiration or earlier termination of this Lease are referred to herein as “Excess Tax Payments.” Landlord and Tenant agree to work together to pursue reimbursement from SBE of any Excess Tax Payments, and Landlord agrees to reimburse Tenant for all Excess Tax Payments received by Landlord from SBE promptly after Landlord’s receipt except to the extent that any amounts due from Tenant to Landlord under this Lease at such time are overdue in which case Landlord shall apply such reimbursements from SBE to such overdue amounts. The obligations of Landlord and Tenant under this Section 5.8 shall survive the expiration or earlier termination of this Lease.
5.8.5    With respect to (i) any period prior to the Tax Responsibility Date and (ii) during such time as the Project shall not be assessed by the SBE, then the provisions of this Section 5.8 shall not apply.
5.8.6    Anything in this Lease to the contrary notwithstanding, Tenant shall have no obligation to pay any Real Property Taxes with respect to any construction of any new building or parking structure. If Tenant is required by law to pay any such Real Property Taxes with respect to any such new construction, Landlord shall indemnify, defend and hold harmless Tenant with respect to any such obligation.
5.9.    Escalation Rent after Delivery of Phase A Tenant. Notwithstanding anything in this Lease to the contrary, from and after the Delivery Date for the last Sub-Phase of Phase A, each year Landlord shall deliver to Tenant a budget for the following year containing projected expenses and resulting Escalation Rent as well as costs for after-hours charges and other items billed by Landlord directly to Tenant and Landlord shall reasonably consider comments from Tenant on such budgets and the changes thereto.
6.Impositions Payable by Tenant. Tenant shall pay all Impositions prior to delinquency. If billed directly, Tenant shall pay such Impositions and concurrently present to Landlord satisfactory evidence of such payments. If any Impositions are payable by Landlord or billed to Landlord or included in bills to Landlord for Real Property Taxes, then Tenant shall pay to Landlord all such amounts within thirty (30) days after receipt of Landlord’s invoice therefor. If applicable law prohibits Tenant from reimbursing Landlord for an Imposition, but Landlord may lawfully increase the Base Rent to account for Landlord’s payment of such Imposition, the Base Rent payable to Landlord shall be increased to net to Landlord the same return without reimbursement of such Imposition as would have been received by Landlord with reimbursement of such Imposition.
7.Use of Premises.
7.1.    Permitted Use. The Premises shall be used solely for the Permitted Use and for no other use or purpose without Landlord’s prior written consent.
7.2.    No Violation of Requirements. Tenant shall not knowingly do or permit to be done, or bring or keep or permit to be brought or kept, in or about the Premises, or any other portion of the Project, anything which (i) is prohibited by, will in any way conflict with, or would invalidate any Requirements; or (ii) would cause a cancellation of any insurance policy carried by Landlord or Tenant, or give rise to any defense by an insurer to any claim under any such policy of insurance, or increase the existing rate of or adversely affect any insurance policy carried by Landlord, or subject Landlord to any liability or responsibility for injury to any person or property; or (iii) will in any way unreasonably obstruct or interfere with the rights of other tenants or occupants of the Project, or injure or annoy them. If Tenant does or permits anything to be done which increases the cost of any policy of insurance carried by Landlord, or which results in the need, in Landlord’s sole but reasonable judgment, for additional insurance to be carried by Landlord or Tenant with respect to any portion of the Project, then Tenant shall reimburse Landlord, within thirty (30) days after Landlord’s demand, for any such additional premiums or costs, and/or procure such additional insurance, at Tenant’s sole cost and expense. Invocation by Landlord of such right shall not limit or preclude Landlord from prohibiting Tenant’s impermissible use that gives rise to the additional insurance premium or requirement or from invoking any other right or remedy available to Landlord under this Lease. Tenant shall not bring into the Premises or any portion thereof, any furniture, fixtures and/or equipment, and/or make any Alterations to the Premises, the aggregate weight of which would exceed the specified live load capacity of the Floor or Floors on which the Premises are located.
7.3.    Compliance with Requirements.
7.3.1    Tenant’s Obligations. Tenant, at its cost and expense, shall promptly comply with all Requirements applicable to Tenant’s particular use or occupancy (that is, other than general office use) of, or business conducted in, the Premises, and shall maintain the Premises and all portions thereof in compliance with all applicable Requirements; provided, however, Tenant shall not be responsible for making any structural changes to the Premises unless such changes are necessitated by (i) Tenant’s use or occupancy of the Premises other than for general office use, or business conducted by Tenant therein, (ii) any acts or omissions of Tenant or Tenant Parties (including any Alterations), or (iii) an Event of Default, or Landlord may elect to perform such modifications at Tenant’s expense. The judgment of any court of competent jurisdiction, or the admission of Tenant in any action or proceeding involving Tenant, whether or not Landlord is party thereto, that Tenant is in non-compliance with any Requirement shall be conclusive of that fact. In addition, Tenant shall make all modifications to any portion of the Building outside the Premises (including whether structural or capital in nature), which are necessitated, in whole or in part, by (i) Tenant’s use or occupancy of the Premises other than for general office use, or business conducted in, the Premises, (ii) any acts or omissions of Tenant or any Tenant Parties, (iii) any Alterations, or (iv) an Event of Default, or Landlord may elect to perform such modifications at Tenant’s expense.
7.3.2    Landlord’s Obligations. As between Landlord and Tenant, Landlord shall be responsible for compliance with all Requirements relating to the Building (other than the Premises), Building Common Area, and Building Systems, provided that compliance with such Requirements is not stated to be the responsibility of Tenant under this Lease. Notwithstanding the foregoing, Landlord shall have the right to contest any alleged violation of any Requirements in good faith, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by applicable law and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by law. Landlord, after pursuing any appeals or contests as Landlord may so elect, will make at Landlord’s cost and expense, all repairs, additions, alterations or improvements necessary to comply with the terms of any final order or judgment provided that such costs and expenses may be included in Operating Expenses to the extent otherwise permissible under the terms of this Lease.
7.4    No Nuisance. Tenant shall not (i) do or permit anything to be done in or about the Premises, or any other portion of the Building or the Project, which would injure or unreasonably annoy, or unreasonably obstruct or interfere with the rights of, Landlord or other occupants of the Building or the Project, or others lawfully in or about the Building or the Project; (ii) use or allow the Premises to be used in any manner inappropriate for an office building comparable to the Building; or (iii) cause, maintain or permit any nuisance or waste in, on or about the Premises, or any other portion of the Building or the Project.
7.5.    Environmental Laws; Use of Hazardous Materials.
7.5.1    Tenant’s Obligations. Without limiting the generality of Section 7.3 above, Tenant and all other Tenant Parties shall at all times comply with all applicable Environmental Laws with respect to the use and occupancy of any portion of the Building or the Project pursuant to this Lease. Tenant and all other Tenant Parties shall not generate, store, handle, or otherwise use, or allow, the generation, storage, handling, or use of, Hazardous Materials in the Premises or transport the same through the Building or the Project, except in accordance with Environmental Laws and the Rules and Regulations. In the event of a release of any Hazardous Materials caused by, or due to the act or neglect of, Tenant or any other Tenant Parties, Tenant shall immediately notify Landlord and take such remedial actions as Landlord may direct in Landlord’s sole discretion as necessary or appropriate to abate, remediate and/or clean up the same. If so elected by Landlord by notice to Tenant, Landlord shall take such remedial actions on behalf of Tenant at Tenant’s sole cost and expense. In any event, Landlord shall have the right, without liability or obligation to Tenant, to direct and/or supervise Tenant’s remedial actions and to specify the scope thereof and specifications therefor. Tenant and the other Tenant Parties shall use, handle, store and transport any Hazardous Materials in accordance with applicable Environmental Laws, and shall promptly notify Landlord of any notice of violation of Environmental Laws which it receives from any governmental agency having jurisdiction. In no event shall Landlord be designated as the “generator” on, nor shall Landlord be responsible for preparing, any manifest relating to Hazardous Materials generated or used by Tenant or any other Tenant Parties.
7.5.2    Existing Hazardous Materials. Notwithstanding anything to the contrary in this Lease, Tenant shall not be responsible for any Hazardous Materials that are found to be present in any portion of the Premises prior to the Delivery Date of such portion (“Existing Hazardous Materials”); provided, however, if and to the extent that Landlord adopts any Operations and Maintenance Plan (“O&M Plan”) regarding any Hazardous Materials (including, without limitation, any Existing Hazardous Materials), then, after written notice of such O&M Plan is delivered to Tenant, then, to the extent applicable, Tenant shall adhere to the O&M Plan (as it may be amended, modified or superseded) as it applies to the Premises and Tenant’s use and occupancy thereof throughout the Term; provided, however, any O&M Plan adopted by Landlord regarding Existing Hazardous Materials shall be consistent with the prior Operations and Maintenance Plan delivered to and reviewed by Tenant as the same may be revised by Landlord in Landlord’s reasonable discretion in accordance with prudent industry practices for comparable buildings with similar Existing Hazardous Materials.
8.Building Services and Utilities.
8.1.    Standard Tenant Services. Landlord shall provide services customarily furnished in Comparable Buildings during Building Standard Hours except on Building Holidays (unless otherwise stated below), including the following:
8.1.1    Subject to limitations imposed by all governmental rules, regulations and guidelines applicable thereto and subject to the terms and conditions of Section 8.3 and Section 8.4 below, Landlord shall provide heating and air conditioning to the Premises (“HVAC”), during Building Standard Hours except on Building Holidays. Landlord shall use commercially reasonable efforts in its operation and maintenance of HVAC Building Systems to allow Tenant’s distribution systems in the Premises following completion of Tenant Improvements to meet or exceed all requirements set forth in the Ventilation for Acceptable Indoor Air Quality, from the American Society of Heating, Refrigerating, and Air-condition Engineers, Inc. (“ASHRAE”) Standards, including, but not limited to, ASHRAE Standard 55-2017 (Thermal Environmental Conditions for Human Occupancy) and ASHRAE Standard 62.1-2019 (Ventilation for Acceptable Indoor Air Quality), and all associated addenda published from time to time by ASHRAE applicable to the aforementioned standards. If at any time during the Term the American Society of Heating, Refrigerating and Air-Conditioning Engineers ceases to exist, the parties agree to substitute equivalent industry standards.
8.1.2    Landlord shall provide adequate electrical wiring and facilities for connection to Tenant’s lighting fixtures and incidental use equipment that are, as reasonably determined by Landlord, customarily furnished in Comparable Buildings for the Permitted Use of the Premises. Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises installed by Tenant following delivery of the applicable portion of the Premises.
8.1.3    Landlord shall provide hot and cold water from the regular Building outlets for drinking, lavatory and toilet purposes in the Building Common Areas.

8.1.4    Landlord shall provide janitorial services to the Premises, except for weekends and the date of observation of the Building Holidays, in and about the Premises in a manner consistent with Comparable Buildings.
8.1.5    Landlord shall provide nonexclusive, non-attended automatic passenger elevator service twenty-four (24) hours per day, seven (7) days per week, every day of the year.
8.1.6    Landlord shall provide nonexclusive freight elevator service subject to scheduling by Landlord and subject to Building rules and regulations.
8.1.7    Window washing service customary in Comparable Buildings, but at a minimum, exterior window washing once a year and internal window washing once a year.
8.2.    Energy Efficiency. Landlord may voluntarily cooperate in a reasonable manner with the efforts of governmental agencies and/or utility suppliers in reducing energy or other resource consumption within the Building and the Project or in reducing other environmental impacts. Tenant agrees at all times to cooperate fully with Landlord and to abide by all reasonable rules established by Landlord (i) in order to (A) maximize the efficient operation of the electrical, heating, ventilating and air conditioning systems and all other energy or other resource consumption systems within the Building and the Project and/or (B) comply with the requirements and recommendations of utility suppliers and governmental agencies regarding such matters, and (ii) in order to continue and comply with any Sustainable Practices of the Building and the Project. Tenant shall not be entitled to terminate this Lease or to any reduction in or abatement of rent by reason of such compliance or cooperation. In connection with the foregoing, at Landlord’s request, Tenant shall execute a written authorization and consent to disclosure of Tenant’s energy usage records in the form required by any applicable utility companies (or as otherwise reasonably requested by Landlord) to the extent that Landlord is required to disclose such information to third parties pursuant to California or other applicable law.
8.3.    Over-standard Tenant Use. Tenant shall not, without Landlord’s prior written consent, use heat-generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting that may affect the temperature otherwise maintained by the air conditioning system or increase the water normally furnished for the Premises by Landlord pursuant to the terms of Section 8.1 of this Lease. If Tenant uses water, heat or air conditioning in excess of that supplied by Landlord pursuant to Section 8.1 of this Lease, or if Tenant uses electricity in excess of that customarily used by other tenants of the Building or Project, as reasonably determined by Landlord, then Landlord may install devices to separately meter any increased use and in such event Tenant shall pay the increased cost directly to Landlord, on demand, at the rates charged by the public utility company furnishing the same, including the cost of installing, testing and maintaining of such additional metering devices. Tenant’s use of electricity shall not exceed the capacity of the feeders to the Building or the risers or wiring installation. If Tenant desires to use heat, ventilation or air conditioning during hours other than those for which Landlord is obligated to supply such utilities pursuant to the terms of Section 8.1 of this Lease, Tenant shall give Landlord such prior notice, if any, as Landlord shall from time to time establish as appropriate, of Tenant’s desired use in order to supply such utilities, and Landlord shall supply such utilities to Tenant at such hourly cost to Tenant (which shall be treated as Additional Rent) as Landlord shall from time to time establish.
8.4.    Interruption of Use. Except as expressly provided below in Section 8.5, Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord’s reasonable control; and such failures or delays or diminution shall not be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 8.
8.5.    Abatement Events Notwithstanding the provisions of Section 8.4 above or any other provision of this Lease to the contrary, if Tenant is prevented from using, and does not use, the Premises or any portion thereof, as a result of any failure by Landlord to provide elevator service or sanitary, electrical, HVAC or other essential systems serving the Premises or to provide ingress to and egress from the Building or Premises and if such failure is attributable to Landlord’s negligence or willful misconduct (or that of Landlord’s agents, employees or contractors), excepting Force Majeure (collectively referred to as an “Abatement Event”), then Tenant shall provide email notice to a designated Landlord representative of such Abatement Event (which email notice shall be followed on the same or the following day by written notice to Landlord of such Abatement Event), and if such Abatement Event continues for two (2) consecutive business days after such written notice (the “Eligibility Period”), then Base Rent and Escalation Rent payable hereunder shall be abated or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises, or the applicable portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using and does not use bears to the total rentable area of the Premises. Notwithstanding the foregoing, from and after the Delivery Date for the last Sub-Phase of Phase A, an “Abatement Event” shall include any event for which Landlord actually receives proceeds of rent loss insurance to cover loss of Base Rent or Escalation Rent under this Lease and the “Eligibility Period” shall cover the number of days after the Abatement Event covered by such proceeds.

8.6.    Provision of Additional Services. If Tenant desires services in amounts additional to or at times different from those set forth in Section 8.2 above, or any other services that are not provided for in this Lease, Landlord shall provide such services, provided Landlord reserves the right to require that (a) Tenant make a request for such services to Landlord with such advance notice as Landlord may reasonably require, and (b) Tenant pay Landlord’s reasonable charges for such services.
8.7.    Utilities and Janitorial Services. Tenant shall be separately charged for Tenant’s Proportionate Share of all Utilities and Janitorial Costs during the Term. If the Building is less than one hundred percent (100%) occupied during any part of any year during the Term, Landlord shall make an appropriate adjustment of the variable components of Utilities and Janitorial Costs, as reasonably determined by Landlord using sound commercial real estate accounting and management principles, to determine the amount of Utilities and Janitorial Costs that would have been incurred during such year if the Building had been one hundred percent (100%) occupied during the entire year. Notwithstanding the foregoing, from and after the Delivery Date for the last Sub-Phase of Phase A, Tenant shall have the right but not the obligation to perform its own janitorial and/or security functions for the Premises at Tenant’s cost and expense and, during any periods that Tenant is performing such functions, Landlord shall not charge Tenant for any amounts incurred with respect to such functions for the Premises, but security and janitorial expenses for Common Areas and other portions of the Project shall continue to be included in Operating Expenses, and Landlord and Tenant shall reasonably cooperate in determining the scope of security functions performed by Tenant.
9.Repairs and Maintenance. Tenant shall, at Tenant’s own expense, keep the Premises, including all improvements, fixtures and furnishings therein, in good order, repair and condition at all times during the Lease Term, reasonable wear and tear, damage caused by casualty or Landlord or its employees, agents or contractors excepted. Notwithstanding the foregoing, Landlord shall maintain in good condition and repair and be responsible for maintenance and repairs to the exterior walls, foundation and roof of the Building, the structural portions of the floors of the Building, the Building Systems, and other systems and equipment of the Building (excluding Tenant Systems), except to the extent that such repairs are required due to the negligence or willful misconduct of Tenant; provided, however, that if such repairs are due to the negligence or willful misconduct of Tenant, Landlord shall nevertheless make such repairs at Tenant’s expense. Subject to notice requirements in Section 19.1 of this Lease, Landlord may, but shall not be required to, enter the Premises at all reasonable times to make such repairs, alterations, improvements or additions to the Premises or to the Building or to any equipment located in the Building as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree. The provisions of this Article 9 shall in no way limit the right of Landlord to charge to Tenant, as part of Operating Expenses, the costs incurred by Landlord in performing maintenance and repairs at the Property. In addition, and notwithstanding anything to the contrary contained herein, Landlord shall repair and maintain (and, as required, replace) the Tenant Systems and Tenant shall be separately charged for all costs incurred by Landlord in performing such obligations. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and

Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect. In addition, Landlord shall use commercially reasonable efforts to cause the Parking Facility and Roof Garden to be maintained in good condition and repair during the Term of this Lease.
10.Alterations to Premises. All Alterations shall be made in accordance with the standard procedures, specifications, and details (including the standard for construction and quality of materials in the Building) as then reasonably established by Landlord, including all applicable Requirements, and the provisions of this Article 10.
10.1.    Landlord Consent; Procedure. Tenant shall not make or permit to be made any Alterations without Landlord’s prior written consent, which may be given or withheld in Landlord’s reasonable discretion; provided, however, as to any Minor Alterations, Landlord’s consent shall not be required but such Minor Alterations shall otherwise be made in compliance with the requirements of this Article 10, including, without limitation, the requirements of Section 10.7 below.
10.2.    General Requirements.
(a)    All Alterations shall be designed and performed by Tenant at Tenant’s cost and expense; provided, however, that if any Alterations require work to be performed outside the Premises, Landlord may elect to perform such work at Tenant’s expense.
(b)    Except for Minor Alterations, all Alterations shall be performed only by contractors, engineers or architects reasonably approved by Landlord, and shall be made in accordance with complete and detailed architectural, mechanical and engineering plans and specifications, to the extent applicable, reasonably approved in writing by Landlord. Landlord shall not unreasonably withhold or delay its approval of any such contractors, engineers, architects, plans or specifications; provided, however, that Landlord may specify contractors, engineers or architects to perform work affecting the structural portions of the Building or the Building Systems. Tenant shall engage only labor that is harmonious and compatible with other labor working in the Building and the Project. In the event of any labor disturbance caused by persons employed by Tenant or Tenant’s contractor, Tenant shall immediately take all actions reasonably necessary to eliminate such disturbance.
(c)    Except for Minor Alterations, prior to commencement of the Alterations, Tenant shall deliver to Landlord (i) any building or other permit required by Requirements in connection with the Alterations; and (ii) a copy of executed construction contract(s). In addition, Tenant shall require its general contractor to carry and maintain such insurance in connection with such Alterations as is reasonably required by Landlord in each instance and to provide evidence of such coverage to Landlord.
(d)    Tenant shall give Landlord at least fifteen (15) days’ prior written notice of the date of commencement of any construction on the Premises to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility.

(e)    Tenant shall promptly commence construction of Alterations, cause such Alterations to be constructed in a good and workmanlike manner and in such a manner and at such times so that any such work shall not disrupt or interfere with the use, occupancy or operations of other tenants or occupants of the Building and the Project, and complete the same with due diligence as soon as possible after commencement. All trash which may accumulate in connection with Tenant’s construction activities shall be removed by Tenant at its own expense from the Premises, the Building and the Project.
10.3.    Landlord’s Right to Inspect. Landlord or its agents shall have the right (but not the obligation) to inspect the construction of Alterations, and to require corrections of faulty construction or any material deviation from the plans for such Alterations as approved by Landlord; provided, however, that no such inspection shall (i) be deemed to create any liability on the part of Landlord, or (ii) constitute a representation by Landlord that the work so inspected conforms with such plans or complies with any applicable Requirements, or (iii) give rise to a waiver of, or estoppel with respect to, Landlord’s continuing right at any time or from time to time to require the correction of any faulty work or any material deviation from such plans. In addition, under no circumstances shall Landlord be liable to Tenant for any damage, loss, cost or expense incurred by Tenant on account of Tenant’s plans and specifications, Tenant’s contractors, mechanics or engineers, design or construction of any Alteration, or delay in completion of any Alteration.
10.4.    Tenant’s Obligations Upon Completion. Promptly following completion of any Alterations, to the extent commercially reasonable in the context of such Alterations, Tenant shall (i) furnish to Landlord “as-built” drawings and specifications in CAD format showing the Alterations as made and constructed in the Premises, (ii) cause a timely notice of completion to be recorded in the Office of the Recorder of the County of Alameda in accordance with Civil Code Section 3093 or any successor statute, and (iii) deliver to Landlord evidence of full payment and unconditional final waivers of all liens for labor, services, or materials in excess of Ten Thousand Dollars ($10,000.00) in the aggregate.
10.5.    Repairs. If any part of the Building Systems shall be damaged during the performance of Alterations, Tenant shall promptly notify Landlord, and Landlord may elect to repair such damage at Tenant’s expense. Alternatively, Landlord may require Tenant to repair such damage at Tenant’s sole expense using contractors reasonably approved by Landlord.
10.6.    Ownership and Removal of Alterations.
(a)    Ownership. All Alterations shall become a part of the Building and immediately belong to Landlord without compensation to Tenant, unless Landlord consents otherwise in writing; provided, however, that equipment and movable furniture shall remain the property of Tenant.
(b)    Removal. If required by Landlord, Tenant, prior to the expiration of the Term or termination of this Lease, shall, at Tenant’s sole cost and expense, except for Minor Alterations, (i) remove any or all Alterations, (ii) restore the Premises to the condition existing prior to the installation of such Alterations, and (iii) repair all damage to the Premises or the Building caused by the removal of such Alterations. Notwithstanding anything to the contrary in the preceding sentence, Landlord shall advise Tenant at the time of Landlord’s approval of the Alterations, as to whether Tenant will be required to remove such Alterations upon the expiration of the Term or termination of this Lease. If Tenant fails to remove, restore and repair under this Section, then Landlord may remove such Alterations and perform such restoration and repair, and Tenant shall reimburse Landlord for the cost thereof. Subject to the foregoing provisions regarding removal, all Alterations shall be Landlord’s property and at the expiration of the Term or termination of this Lease shall remain on the Premises without compensation to Tenant.
10.7.    Minor Alterations. Notwithstanding any provision in the foregoing to the contrary, Tenant may construct Minor Alterations in the Premises without Landlord’s prior written consent, but with prior notification to Landlord. Before commencing construction of Minor Alterations, Tenant shall submit to Landlord such documentation as Landlord may reasonably require to determine whether Tenant’s proposed Alterations qualify as Minor Alterations. Except to the extent inconsistent with this Section 10.7, Minor Alterations shall otherwise comply with the provisions of this Article 10. All references in this Lease to “Alterations” shall mean and include Minor Alterations, unless specified to the contrary.
10.8.    Landlord’s Fee. In connection with installing or removing Alterations, Landlord may retain third parties to review Tenant’s plans, specifications and working drawings and/or to supervise the construction, installation or removal of Alterations from the Premises, in which event Tenant shall reimburse Landlord for the actual and reasonable fees and costs charged by such third parties.
11.Liens. Tenant shall keep the Building and the Project free from any liens arising out of any work performed or obligations incurred by or for, or materials furnished to, Tenant pursuant to this Lease or otherwise. Landlord shall have the right to post and keep posted on the Premises any notices permitted or required by law or which Landlord may deem to be proper for the protection of Landlord, the Building, and the Project from such liens. If Tenant does not, within ten (10) days following the demand by Landlord, cause such lien to be released of record or bonded against, and such failure shall continue for more than ten (10) days after Tenant’s receipt of a second (2nd) written demand from Landlord, Landlord shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by any means as Landlord shall deem proper, including by payment or settlement of the claim giving rise to such lien. All reasonable sums paid by Landlord for such purpose, and all reasonable expenses incurred by it in connection therewith (including, without limitation, reasonably attorneys’ fees), shall be payable to Landlord by Tenant, as Additional Rent, within thirty (30) days of demand, together with interest at the Interest Rate from the date such expenses are incurred by Landlord to the date of the payment thereof by Tenant to Landlord. The bond permitted under this Section shall be issued by a company reasonably acceptable to Landlord.
12.Damage or Destruction.

12.1    Obligation to Repair. Except as otherwise provided in this Article 12, if the Premises, or any other portion of the Building necessary for Tenant’s ultimate use and occupancy of the ultimate Premises are damaged or destroyed by Casualty, Landlord shall, within ninety (90) days after Landlord obtains actual knowledge of such damage or destruction (“Casualty Discovery Date”) or as soon thereafter as possible, deliver to Tenant an estimate prepared by a reputable architect, contractor or engineer selected by Landlord setting forth such architect’s, contractor’s or engineer’s estimate as to the time reasonably required to repair such damage or destruction (the “Restoration Estimate Notice”). If such Restoration Estimate Notice states that the necessary repairs can be completed within two (2) years after the date of delivery to Tenant of the Restoration Estimate Notice and if Landlord receives insurance proceeds sufficient for such purpose so long as Landlord was carrying at a minimum required insurance hereunder this Lease (without considering any deductibles), then (a) Landlord shall promptly proceed to repair such damage to substantially the same condition existing immediately prior to such damage or destruction, subject to Section 12.5 below, to the extent commercially reasonable and as permitted by and subject to then applicable Requirements; (ii) this Lease shall remain in full force and effect; and (iii) to the extent such damage or destruction did not result from the negligence or willful act or omission of Tenant or any other Tenant Parties, Base Rent shall abate to the extent that the amount thereof is compensated for and recoverable from the proceeds of rental abatement or business interruption insurance maintained by Landlord, for such part of the Premises rendered unusable by Tenant in the conduct of its business during the time such part is so unusable, in the proportion that the rentable area contained in the unusable part of the Premises bears to the total rentable area of the Premises.
12.2.    Landlord’s Election. If the Restoration Estimate Notice states that the necessary repairs cannot be completed within two (2) years after the date of delivery to Tenant of the Restoration Estimate Notice or if insurance proceeds are insufficient for such purpose so long as Landlord was carrying at a minimum required insurance hereunder this Lease (without considering any deductibles), or if Landlord does not otherwise have the obligation to repair or restore the damage or destruction pursuant to Section 12.1, then in any such event Landlord may elect, within thirty (30) days after delivery to Tenant of the Restoration Estimate Notice, to (i) terminate this Lease, or (ii) repair the Premises or the portion of the Project necessary for Tenant’s use and occupancy of the ultimate Premises pursuant to the applicable provisions of Section 12.1 above. If Landlord terminates this Lease, then this Lease shall terminate as of the date specified in Landlord’s notice. Notwithstanding the foregoing, if Landlord elects to terminate this Lease but prior to the effectiveness of such termination, Tenant elects to exercise its rights under the terms of Article 31, then, upon the consummation of Tenant’s purchase of the Property, Landlord shall assign all unpaid insurance proceeds as a result of such Casualty (excluding rental interruption insurance for periods prior to the Closing Date) to Tenant, and Tenant shall receive the Casualty Credit as described in Section 31.9(c).
12.3.    Tenant’s Election. If Landlord has not terminated this Lease as provided above, or does not have the right to do so, and the Restoration Estimate Notice states that the necessary repairs can be completed within two (2) years after the date of delivery to

Tenant of the Restoration Estimate Notice, then Tenant shall not have the right to terminate this Lease; provided, however that if Landlord has not terminated this Lease as provided above, and the Restoration Estimate Notice states that the necessary repairs cannot be completed within two (2) years after the date of delivery to Tenant of the Restoration Estimate Notice, or if the insurance required to be maintained by Landlord under this Lease is insufficient to restore the Building (including by virtue of any deductible that is not included in the Casualty Credit), Tenant, by written notice to Landlord delivered within thirty (30) days after the date of delivery to Tenant of the Restoration Estimate Notice, may elect to terminate this Lease, in which event this Lease shall terminate on the date set forth in Tenant’s termination notice as if such date were the Expiration Date set forth herein.
12.4.    Cost of Repairs. Subject to the provisions of this Article 12, Landlord shall repair the Building and all improvements in the Premises, other than Alterations. Tenant shall pay the cost to repair Alterations. Tenant shall be responsible to replace or repair, at Tenant’s cost and expense, Tenant’s furniture, equipment, trade fixtures and other personal property in the Premises. Tenant shall be responsible for insuring one hundred percent (100%) of the cost of repair and replacement under this Section 12.4 and shall provide evidence of such insurance to Landlord upon request from Landlord.
12.5.    Damage at End of Term. Notwithstanding anything to the contrary contained in this Article 12, if the Premises, or any material portion thereof or of the Building, are damaged or destroyed by Casualty within the last twelve (12) months of the Term, then Landlord shall have the right, in its sole discretion, to terminate this Lease by notice to Tenant given within ninety (90) days after the Casualty Discovery Date. Such termination shall be effective on the date specified in Landlord’s notice to Tenant, but in no event later than the end of such ninety (90) day period.
12.6.    Waiver of Statutes. The respective rights and obligations of Landlord and Tenant in the event of any damage to or destruction of the Premises, or any other portion of the Building are governed exclusively by this Lease. Accordingly, Tenant hereby waives the provisions of any law to the contrary, including California Civil Code Sections 1932(2) and 1933(4), providing for the termination of a lease upon destruction of the leased property.
13.Eminent Domain.
13.1.    Effect of Taking. Except as otherwise provided in this Article 13, if all or any part of the Premises is taken as a result of the exercise of the power of eminent domain or condemned for any public or quasi-public purpose, or if any transfer is made in avoidance of such exercise of the power of eminent domain (collectively, “taken” or a “taking”), this Lease shall terminate as to the part of the Premises so taken as of the effective date of such taking. On a taking of a portion of the Premises, Tenant shall have the right to terminate this Lease by notice to Landlord given within sixty (60) days after the effective date of such taking, if the portion of the Premises taken is of such extent and nature so as to materially impair Tenant’s business use of the balance of the Premises. Such termination shall be operative as of the effective date of the taking. Upon a taking of the Premises which does not result in a termination of this Lease (other than as to the part of the Premises so taken), the Base Rent shall thereafter be reduced as of the effective date of such taking in the proportion that the rentable area of the Premises so taken bears to the total rentable area of the Premises.
13.1.1    Taking Before Closing. Notwithstanding Section 13.1, if, prior to the Closing Date (as defined in Article 31), proceedings are commenced for the taking an amount of the Building which would leave the remaining Premises (i) constituting of less than Six Hundred Thousand (600,000) rentable square feet, (ii) with less than the required parking spaces as required by applicable Requirements, or (iii) otherwise materially adversely affect access to the Building or the Premises, then Tenant shall have the right, by giving notice to Landlord within thirty (30) days after Landlord gives notice of the commencement of such proceedings to Buyer, to terminate this Lease, in which event this Lease shall terminate. If, before the Closing Date, proceedings are commenced for the taking by exercise of the power of eminent domain of less than such a material part of the Property, or if Tenant has the right to terminate this Agreement pursuant to the preceding sentence but Tenant does not exercise such right, then this Lease shall remain in full force and effect and, on the Closing Date, the condemnation award (or, if not theretofore received, the right to receive such award) payable to Landlord on account of the taking shall be credited to Tenant. Landlord shall give notice to Tenant reasonably promptly after Landlord’s receiving notice of the commencement of any proceedings for the taking by exercise of the power of eminent domain of all or any part of the Property. If necessary, the Closing Date shall be postponed until Seller has given any notice to Tenant required by this Section 13.1 and the period of thirty (30) days described in this Section 13.1.1 has expired.
13.2.    Condemnation Proceeds. Except as is provided in Section 13.1.1, all compensation awarded or received in connection with a taking shall be the property of Landlord, and Tenant hereby assigns to Landlord any and all elements of said compensation which Tenant would, in the absence of said assignment, have been entitled to receive. Specifically, and without limiting the generality of the foregoing, said assignment is intended to include: (i) the “bonus value” represented by the difference, if any, between Rent under this Lease and market rent for the unexpired Term of this Lease, (ii) the value of improvements to the Premises, whether said improvements were paid for by Landlord or by Tenant, (iii) the value of any trade fixtures, and (iv) the value of any and all other items and categories of property for which payment of compensation may be made in any such taking. Notwithstanding the foregoing, Tenant shall be entitled to receive any award of compensation for loss of or damage to the goodwill of Tenant’s business (but only to the extent the same does not constitute “bonus value”), interruption of or damage to Tenant’s business or as compensation for Tenant’s personal property, and for any moving or relocation expenses which Tenant is entitled under the law to recover directly from the public agency which acquires the Premises provided that such claim does not impair Landlord’s claim.
13.3.    Restoration of Premises. On a taking of the Premises which does not result in a termination of this Lease (other than as to the part of the Premises so taken), Landlord shall restore the Premises to substantially the condition existing immediately before such taking, to the extent commercially reasonable and as permitted by and subject to then applicable Requirements. Landlord shall perform such restoration in accordance with the applicable provisions and allocation of responsibility for repair and restoration of the Premises on damage or destruction pursuant to Article 12 above, and both parties shall use any awards received by such party attributable to the Premises for such purpose.
13.4.    Taking at End of Term. Notwithstanding anything to the contrary contained in this Article 13, if the Premises, or any portion thereof or of the Building, are taken within the last twelve (12) months of the Term, then Landlord shall have the right, in its sole discretion, to terminate this Lease by notice to Tenant given within ninety (90) days after the date of such taking. Such termination shall be effective on the date specified in Landlord’s notice to Tenant, but in no event later than the end of such 90-day period.
13.5.    Tenant Waiver. The rights and obligations of Landlord and Tenant on any taking of the Premises or any other portion of the Building are governed exclusively by this Lease. Accordingly, Tenant hereby waives the provisions of any law to the contrary, including California Code of Civil Procedure Sections 1265.120 and 1265.130, or any similar successor statute.
14.Insurance.
14.1.    Liability Insurance. Subject to Tenant’s right to self-insure set forth in Section 14.4 below, Tenant, at its cost and expense, shall procure and maintain, from the Lease Date and throughout the Term, the following insurance:
14.1.1    Commercial General Liability Insurance. Tenant shall maintain a policy(ies) of commercial general liability insurance written on an “occurrence” basis, with limits of liability, per occurrence and in the aggregate, of not less than Five Million Dollars ($5,000,000.00). Such policy(ies) shall cover bodily injury, property damage, personal injury, and advertising injury arising out of or relating (directly or indirectly) to Tenant’s business operations, conduct, assumed liabilities, or use or occupancy of the Premises, the Building, or the Project, and shall include all the coverages typically provided by the Broad Form Commercial General Liability Endorsement, including broad form property damage coverage (which shall include coverage for completed operations). Tenant’s liability coverage shall further include premises-operations coverage, products liability coverage (if applicable), products-completed operations coverage, and blanket contractual coverage. It is the parties’ intent that Tenant’s contractual liability coverage provides coverage to the maximum extent possible with respect to liability assumed by Tenant under the indemnification provision of this Lease.
14.1.2    Tenant’s Workers’ Compensation and Employer Liability Coverage. Tenant shall maintain workers’ compensation insurance as required by law and employer’s liability insurance with limits of no less than One Million Dollars ($1,000,000.00) each accident, One Million Dollars ($1,000,000.00) each employee, and One Million Dollars ($1,000,000.00) policy limit
14.1.3    Tenant’s Property Insurance. Tenant shall maintain property insurance coverage for all office furniture, trade fixtures, office equipment, merchandise, and all other items of Tenant’s property in, on, at, or about the Premises, the Building and the Project. Such policy shall (i) be written on a “all risk” (special-causes-of-loss) policy form or an equivalent form, (iii) include earthquake sprinkler leakage coverage.
14.1.4    Business Interruption, Loss of Income, and Extra Expense Coverage. Tenant shall maintain business interruption, loss of income, and extra expense insurance covering all loss of income and charges and costs incurred arising out of all perils, failures, or interruptions, including any failure or interruption of Tenant’s business equipment (including, without limitation, telecommunications equipment), and the prevention of, or denial of use of or access to, all or part of the Premises, the Building, or the Project, as a result of those perils, failures, or interruptions. The business interruption, loss of income, and extra expense coverage shall provide coverage for no less than twelve (12) months and shall be carried in amounts necessary to avoid any coinsurance penalty that could apply. The business interruption, loss of income and extra expense coverage shall be issued by the insurer that issues Tenant’s property insurance under Section 14.1.3 above.
14.1.5    Other Tenant Insurance Coverage. Landlord reserves the right, but not more often than once every three (3) years and upon not less than thirty (30) days’ prior written notice (but not in any event prior to the expiration of the Purchase Option Period), to require Tenant, at Tenant’s sole cost and expense, to procure and maintain other types of insurance coverage and/or increase the insurance limits set forth above if (i) Landlord in its reasonable discretion determines that such other types of insurance and/or increased limits are consistent with the then-current insurance requirements applicable to major tenants leasing space in Comparable Buildings, and (ii) Landlord’s lender requires that Tenant procure and maintain such other types of insurance coverage and/or increase the insurance limits.
14.2.    Form of Policies. The minimum limits of policies and Tenant’s procurement and maintenance of such policies described in Section 14.1 shall in no event limit the liability of Tenant under this Lease. All insurance required by this Article 14 (excluding any amounts self-insured pursuant to Section 14.4) shall be issued on an occurrence basis by solvent companies qualified to do business in the State of California, and with a Best & Company rating of A:VIII or better. Any insurance policy under this Article 14 (excluding any amounts self-insured pursuant to Section 14.4) may be maintained under a “blanket policy,” insuring other parties and other locations, so long as the amount and coverage required to be provided hereunder is not thereby diminished.). Tenant shall provide Landlord a certificate of each policy of insurance required hereunder or a letter of self-insurance. Tenant shall deliver such certificates or letter to Landlord within thirty (30) days after the Lease Date, but in no event later than the date that Tenant or any other Tenant Parties first enter the Premises and, upon renewal, not fewer than ten (10) days prior to the expiration of such coverage. All Tenant’s liability insurance (excluding any amounts self-insured pursuant to Section 14.4) shall provide (i) that Landlord, Landlord’s managing agent (TMG Partners R.E., LLC), any Encumbrancer, and any other person designated by Landlord which has an interest in the Building or the Project, is designated as an additional insured without limitation as to coverage afforded under such policy; (ii) for severability of interests or that acts or omissions of one of the insureds or additional insureds shall not reduce or affect coverage available to any other insured or additional insured (if available); (iii) that the aggregate liability applies solely to the Project; and (iv)

that Tenant’s insurance is primary and noncontributory with any insurance carried by Landlord. All Tenant’s insurance shall provide that the insurer agrees not to cancel the policy without at least thirty (30) days’ prior written notice to all additional insureds (except in the event of a cancellation as a result of nonpayment, in which event the insurer shall give all additional insureds at least ten (10) days’ prior notice). Tenant shall notify Landlord within ten (10) days after any material modification of any policy of insurance required under this Article.
14.3.    [Intentionally Omitted.].
14.4.    Tenant’s Self- Insurance. In lieu of third-party insurance, Tenant shall have the right to self-insure all of the insurance Tenant is required to carry pursuant to Section 14.1, subject to Applicable Laws. For the avoidance of doubt, the term “self-insure” shall mean Tenant is itself acting as though it were the insurance company providing the insurance required under the provisions of this Lease and Tenant shall pay any amounts due in lieu of insurance proceeds because of self-insurance, which amounts shall be treated as insurance proceeds for all purposes under this Lease. If an event or claim occurs for which a defense and/or coverage would have been available from the insurance company issuing insurance for which Tenant is required to maintain pursuant to Section 14.1 hereof and Tenant has self-insured with respect to such required insurance, Tenant shall, to the extent required under this Lease, (i) undertake the defense of any such claim, including a defense of Landlord at Tenant’s sole cost and expense; and (ii) use its own funds to pay any claim or replace any property or otherwise provide the funding that would have been available from insurance proceeds but for such election by Tenant to self-insure. Notwithstanding the foregoing, the right to self-insure described in this Section shall only apply so long as Tenant is the Original Tenant and wholly owned by PG&E Corporation, a company that is publicly traded on the NYSE or, subject to obtaining Landlord’s reasonable approval, Tenant is a Permitted Transferee that maintains a self-insurance program similar to the self-insurance program of Original Tenant with similar regulatory recovery treatment.
14.5.    Landlord’s Insurance. Landlord shall, at all times during the Term of this Lease, procure and continue in full force the following insurance:
14.5.1    All-Risk. Special form causes of loss (“all-risk” and also known as “special form perils”) insurance (including boiler and machinery/equipment breakdown insurance, and terrorism insurance) insuring against loss from physical damage to the Building and the Project, including all Base Building Work, Landlord’s Work and Tenant Improvements conducted pursuant to the Work Letter and all other subsequent Alterations to the Premises (as hereinafter defined), and Landlord’s equipment and machinery in the Building, as the same may exist from time to time), the Common Areas, and the Project in an amount equal to the full replacement cost thereof (including foundations, footings, and underground installations), and including inflation guard protection and coverage for debris removal and enforcement of Requirements regulating construction.
14.5.2    CGL Insurance. Commercial General Liability Insurance against claims for bodily injury, personal injury, death and property damage based upon, involving or arising out of the ownership, use, occupancy or maintenance of the Building, the Common Areas, the Project, and all

areas appurtenant thereto. Such insurance shall be on an occurrence basis, providing One Million Dollars ($1,000,00.00) per occurrence and Two Million Dollars ($2,000,000.00) in aggregate. Such insurance shall cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; and (3) Contractual Liability as defined in the CGL policy.
14.5.3    Umbrella/Excess Liability. Landlord shall maintain Excess/ Umbrella Liability insurance in the amount of, no less than Ten Million Dollars ($10,000,000.00) per occurrence and in aggregate covering claims arising out of the ownership use, occupancy or maintenance of the Building, Common Areas, the Project, and all areas appurtenant thereto.
14.5.4    Earthquake Insurance. Earthquake insurance against loss from physical damage to the Building, including Landlord’s Work and Tenant Improvements conducted pursuant to the Work Letter and Alterations to the Premises other than specialty Alterations or Alterations that are for uses other than general office use, in an amount no less than the full replacement value of the Project times the probable maximum loss for the Building, subject to a deductible or self-insured retention that does not exceed ten percent (10%) Replacement Cost per Building/Unit.
14.5.5    Ordinance and Law Insurance. Ordinance or law coverage to compensate for the cost of demolition (up to ten percent (10%) of building value) and rebuilding of the undamaged portion of the Property (full limit per building value) or Building along with any increased cost of construction (up to ten percent (10%) of Building value), in an amount no less than the full replacement value of the Project.
14.5.6    Builder’s Risk Insurance. At all times while Base Building Work, Landlord’s Work and Tenant Improvements are ongoing, Builder’s risk completed value form insurance for the full value of the construction contracts for Base Building Work, Landlord’s Work, and Tenant Improvements, plus all increased construction costs and recurring soft costs value, plus loss of income or delay in completion coverage with no time limitation and no extended period of indemnity, and extended to cover all materials, equipment, temporary structures, machinery and supplies as included in the estimated construction values, whether onsite, in transit (with a minimum sublimit of $5,000,000.00) or stored off-site (with a minimum sublimit of $5,000,000.00) and including underground property (1) on a non-reporting basis, (2) including permission to occupy the Building, (3) with an agreed amount endorsement waiving co-insurance provision, or confirmation that co-insurance does not apply; and (4) naming Landlord, the general contractor and subcontractors as named insureds.
14.5.7    Umbrella Insurance. At all times while Base Building Work, Landlord’s Work and Tenant Improvements are ongoing, General and excess/umbrella liability insurance in the amount no less than Seventy Five Million and No/100 Dollars ($75,000,000.00) per occurrence and in the aggregate covering claims related to construction operations at the Building. Such coverage can be provided by either the Landlord or applicable general contractor performing such construction activities or in any combination so long as policies do not contain any construction, or “XCU” exclusions, and includes a waiver of subrogation in favor of Tenant. If the liability coverages are provided by the general contractor, then Landlord shall also be required to carry coverage on a named insured basis for a minimum of Five Million and No/100 Dollars ($5,000,000.00) per occurrence and in the aggregate. Such coverage may be fulfilled via liability insurance as required above or an Owner Controlled Insurance Program (OCIP) or Contractor Controlled Insurance Program (CCIP) and shall be endorsed to provide products and completed operations insurance coverage for a period extending through the statute of limitations and/or repose in the State of California and shall include Tenant, its successors and/or assigns as an additional insured for on-going and completed operations on a primary and non-contributory basis with respect to any insurance or self-insurance carried by Tenant. Required limits may be fulfilled via a combination of primary and excess liability policies.
14.5.8    Pollution and Remediation Insurance. Contractor’s Pollution Liability (“CPL”) insurance covering pollution events caused by or arising from construction activities, whether occurring at or away from the Building (i.e., “non-owned disposal site” coverage). The CPL policy shall cover cleanup, whether on-site or off-site, as well as bodily injury and property damage. The CPL shall be written with a per occurrence and aggregate limit of no less than Ten Million and No/100 Dollars ($10,000,000.00). Such policy shall be in place during construction of the Base Building Work, Landlord’s Work and Tenant Improvements and for a period of at least seven (7) years post Substantial Completion of all Sub-Phases and include Tenant its successors and/or assigns as an additional insured on a primary and non-contributory basis.
14.5.9    Worker’s Compensation Insurance. At all times prior to completion and delivery of all Sub-Phases, workers’ compensation insurance for those performing construction activities on, in or about the Building (the general contractor and subcontractors of all tiers) subject to the statutory limits of the State of California, and employer’s liability insurance with a limit of at least One Million and No/100 Dollars ($1,000,000.00) per accident and per disease per employee (with such exceptions as allowed in the construction agreement).
14.5.10 Vehicle Insurance. At all times while Base Building Work, Landlord’s Work and Tenant Improvements are ongoing, Automobile liability insurance with a combined single limit of One Million and No/100 Dollars ($1,000,000.00) covering all vehicles being used with respect to any work or operations on or about the Building (such coverage may be provided by the general contractor and all applicable subcontractors) on a primary and non-contributory basis with respect to any insurance or self-insurance carried by Tenant.
14.5.11 Errors and Omissions Insurance. Professional Liability or E&O insurance coverage is required of all firms engaged in a design-build capacity in connection with the Base Building Work, the Landlord’s Work and the Tenant Improvements in the amount of at least One Million and No/100 Dollars ($1,000,000.00) per claim and in the aggregate.
14.5.12 Landlord’s Insurance. All insurance required to be carried by Landlord shall be issued by reputable insurance companies authorized to do business in the State of California having a rating of at least A-, VIII in the most current issue of “AM Best’s Insurance Guide.” Landlord shall use commercially reasonable efforts to obtain all such insurance at competitive rates. The Policies provided for or contemplated by Sections 14.5.2 and 14.5.3 shall name Landlord as the insured and Tenant (and its successors and/or assigns) as additional insured. All policies provided for in this Section 14.5 shall contain clauses or endorsements to the effect that, or otherwise provide that the policies shall not be canceled without at least thirty (30) days’ notice to Tenant, except for non-payment of premium which shall be ten (10) days. Any blanket insurance policy shall provide for the benefit of the Building the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate policy insuring only the Building in compliance with the provisions of this Section 14.5.
14.5.13 Certificates. Landlord shall cause to be delivered to Tenant, from time to time upon Tenant’s request (but not more frequently than one (1) time during any twelve (12) month period) certificates evidencing the existence and amounts of, the insurance required to be maintained by Landlord hereunder.
14.5.14 Construction-Related Insurance. The parties agree that the insurance described in Sections 14.5.5 through 14.5.11 above is exclusively related to work being performed under the Work Letters and the costs of such insurance shall be allocated among the four scopes (Landlord’s Work, Tenant Improvements, Base Building, and Seismic) on a pro rata basis based on contract amounts of each scope, with Landlord responsible for costs attributed to Landlord’s Work and Base Building, and Tenant responsible for costs attributed to Tenant Improvements and Seismic).
15.Waiver of Subrogation Rights
. Each party, for itself and, without affecting any insurance maintained by such party, on behalf of its insurer, releases and waives any right to recover against the other party, including officers, employees, agents and authorized representatives (whether in contract or tort) of such other party, that arise or result from any and all loss of or damage to any property of the waiving party located within or constituting part of the Building, including the Premises, to the extent of amounts payable under a standard ISO Commercial Property insurance policy, or such additional property coverage as the waiving party may carry (with a commercially reasonable deductible), whether or not the party suffering the loss or damage actually carries any insurance, recovers under any insurance or self-insures the loss or damage. Each party shall have their property insurance policies issued in such form as to waive any right of subrogation as might otherwise exist. This mutual waiver is in addition to any other waiver or release contained in this Lease. Nothing in this section shall waive Tenant’s rights against Landlord even if Tenant is self-insuring.
16.Tenant’s Waiver of Liability and Indemnification.
16.1    Waiver and Release. To the fullest extent permitted by Requirements, neither Landlord nor any of Landlord’s employees, agents, contractors, licensees, invitees, representatives, officers, directors, shareholders, partners, and members (together, the “Indemnitees”) shall be liable to Tenant or any other Tenant Parties for, and Tenant waives as against and releases Landlord and the other Indemnitees from, any and all Claims for loss or damage to any property or injury, illness or death of any person in, upon or about the Premises and/or any other portion of the Building or the Project, arising at any time and from any cause whatsoever; provided, however, the foregoing waiver shall not apply to the extent that a Claim is proximately caused by an Indemnitee’s fraud, gross negligence, or willful misconduct. The foregoing waiver shall not apply to the extent that a final judgment of a court of competent jurisdiction establishes that a Claim against an Indemnitee was proximately caused by such Indemnitee’s fraud, willful injury to person or property, or violation of Requirements. In that event, however, the waiver under this

Section 16.1 shall remain valid for all other Indemnitees. The provisions of this Section 16.1 shall survive the expiration or earlier termination of this Lease until all Claims within the scope of this Section 16.1 are fully, finally, and absolutely barred by the applicable statutes of limitations.
16.2    Indemnification of Landlord. To the fullest extent permitted by Requirements, Tenant shall indemnify, defend, protect and hold Landlord and the other Indemnitees harmless of and from Claims arising out of or in connection with, or related to any of the following: (i) the making of Alterations, or (ii) injury to or death of persons or damage to property occurring or resulting directly or indirectly from: (A) the use or occupancy of, or the conduct of business in, the Premises; (B) damage to the telephone distribution system of the Building caused by Tenant, (C) the use, generation, storage, handling, release, transport, or disposal by Tenant or any other Tenant Parties of any Hazardous Materials in or about the Premises or any other portion of the Building or the Project; (D) any other occurrence or condition in or on the Premises; and (E) acts, neglect or omissions of Tenant or any other Tenant Parties in or about any portion of the Building or the Project. The foregoing indemnification shall apply regardless of the active or passive negligence of Indemnitees and regardless of whether liability without fault or strict liability is imposed or sought to be imposed on Indemnitees. The foregoing indemnification shall not apply in favor of any particular Indemnitee to the extent that a final judgment of a court of competent jurisdiction establishes that a Claim was proximately caused by the willful misconduct of such Indemnitee. In that event, however, the indemnification under this Section 16.2 shall remain valid for all other Indemnitees.
16.2.1    Landlord shall have the right to reasonably approve legal counsel proposed by Tenant for defense of any Claim indemnified against hereunder or under any other provision of this Lease.
16.2.2    The provisions of this Section 16.2 shall survive the expiration or earlier termination of this Lease.
16.3    Indemnification of Tenant. To the fullest extent permitted by Requirements, Landlord shall indemnify, defend, protect and hold Tenant harmless from Claims arising out of the gross negligence or willful misconduct of Landlord or any of the Indemnitees in or about any portion of the Building or the Project.
17.Assignment and Subletting.
17.1    Compliance Required. Tenant shall have no right, directly or indirectly, voluntarily or by operation of law, to sell, assign or otherwise transfer this Lease, or any interest herein (collectively, “assign” and “assignment”), or sublet the Premises, or any part thereof, or permit the occupancy of the Premises by any person other than Tenant (collectively, “sublease” and “subletting,” the assignee or sublessee under an assignment or sublease being referred to as a “transferee”) without Landlord’s prior consent, which consent shall not be unreasonably withheld, conditioned, or delayed. Any assignment or subletting made in violation of this Article 17 shall, at Landlord’s option, be void. As used herein, an “assignment” includes any sale or other transfer (such as by consolidation, merger or reorganization) in one or more transactions of (i) a majority of the voting stock of Tenant, if Tenant is a corporation, or (ii) a majority of the beneficial interests in Tenant, if Tenant is any other form of entity. Tenant acknowledges that the limitations on assignment and subletting contained in this Article 17 are expressly authorized by California Civil Code Section 1995.010 et seq., and are fully enforceable by Landlord against Tenant. Notwithstanding the foregoing, Tenant may allow any person or company that is providing services to Tenant to occupy the Premises without prior notice to or Landlord’s consent, and without such occupancy being deemed a subletting, provided that Tenant does not construct any demising walls or realize a profit in connection with such occupancy (such occupancy being referred to herein as a “Shared Use” and any such occupants due to a Shared Use being referred to herein as “Temporary Occupants”); provided, however:
i.Such Temporary Occupants shall have no rights under this Lease other than the ability to occupy the portion of the Premises for so long as providing services to Tenant as permitted above and Landlord shall have no obligation to such Temporary Occupants under this Lease or for any reason in connection with the use or occupancy of the Premises (including no obligation to provide any notices of any kind or to respond to requests for services, it being understood that all requests for services to be provided by Landlord pursuant to this Lease shall be communicated to Landlord by Tenant and not by any Temporary Occupants); and
ii.Such Temporary Occupants shall be bound by all of the terms and conditions of this Lease and shall use the Premises only in conformity with the provisions of this Lease and any breach of this Lease by any Temporary Occupant shall constitute a breach by Tenant. Tenant shall be fully liable for any act or omission of Temporary Occupants as if it were an act or omission of an employee of Tenant and any insurance policies required to be maintained by Tenant hereunder shall insure against any injury or damage caused by any of the Temporary Occupants as if such Temporary Occupant is an employee of Tenant.
17.2.    Request by Tenant; Landlord Response. If Tenant desires to effect an assignment or sublease, Tenant shall submit to Landlord a request for consent together with the identity of the parties to the transaction, the nature of the transferee’s proposed business use for the Premises, the proposed documentation for and terms of the transaction, and all other information reasonably requested by Landlord concerning the proposed transaction and the parties involved therein, including certified financial information for the two (2) year period immediately preceding Tenant’s request, credit reports, the business background and references regarding the transferee, an opportunity to meet and interview the transferee, and Tenant’s good faith estimate of the amount of Excess Rent (as defined below), if any, payable in connection with the proposed transaction. Within twenty (20) days after the date of Tenant’s request to Landlord and Landlord’s receipt of all such information, Landlord shall have the right, by notice to Tenant, to: (i) consent to the assignment or sublease, subject to the terms of this Article 17; or (ii) decline to consent to the assignment or sublease.

17.3.    Standards and Conditions for Landlord Approval. Without limiting the grounds on which it may be reasonable for Landlord to withhold its consent to an assignment or sublease, Tenant acknowledges that Landlord may reasonably withhold its consent in the following instances: (i) if there exists an Event of Default; (ii) if the transferee is a governmental or quasi-governmental agency, foreign or domestic, and unrelated to Tenant; (iii) if Tenant has not demonstrated to Landlord’s satisfaction that the transferee is financially responsible, with sufficient Net Worth and net current assets, properly and successfully to operate its business in the Premises and meet the financial and other obligations of this Lease; and (iv) if, in Landlord’s reasonable judgment, the transferee’s business, use and/or occupancy of the Premises would (A) violate any of the terms of this Lease or the lease of any other tenant in the Building or the Project, (B) not be comparable to and compatible with the types of use by other tenants in the Building, (C) fall within any category of use for which Landlord would not then lease space in the Building under its leasing guidelines and policies then in effect, (D) require any Alterations which would reduce the value of the existing leasehold improvements in the Premises, or (E) result in a material increase in density per Floor or require increased services by Landlord. If Landlord consents to an assignment or sublease, the terms of such assignment or sublease transaction shall not be modified, and, in the case of a sublease, Tenant shall not voluntarily terminate the sublease, without Landlord’s prior written consent pursuant to this Article 17. Landlord’s consent to an assignment or subletting shall not be deemed consent to any subsequent assignment or subletting.
17.4.    Costs and Expenses. As a condition to the effectiveness of any assignment or subletting under this Article 17, Tenant shall reimburse Landlord for all reasonable costs and expenses, including attorneys’ fees and disbursements, incurred by Landlord in evaluating Tenant’s requests for consent or notifications for assignment or sublease, whether or not Landlord consents or is required to consent to an assignment or sublease up to Three Thousand Dollars ($3,000) for each request. Tenant shall also reimburse Landlord all reasonable costs and expenses incurred by Landlord due to a transferee taking possession of the Premises, including freight elevator operation, security service, janitorial service and rubbish removal.
17.5.    Payment of Excess Rent and Other Consideration.
17.5.1    At Landlord’s request, Tenant shall pay to Landlord, within five (5) days after Tenant’s receipt thereof, fifty percent (50%) of any and all rent, sums or other consideration, howsoever denominated (but excluding consideration paid for Tenant’s trade fixtures, furnishings and equipment, and goodwill to the extent of the fair market value thereof), paid to or for the benefit of Tenant in connection with any assignment or sublease in excess of the Base Rent and Escalation Rent payable hereunder (if a sublease, prorated to reflect the Rent allocable to the subleased portion of the Premises), after first deducting all Transaction Expenses (the “Excess Rent”).
17.5.2    Upon Landlord’s request, Tenant shall provide Landlord with reasonable documentation of Tenant’s calculation of Excess Rent. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to an assignment or sublease, and shall have the right to make copies thereof. If the Excess Rent respecting any assignment or sublease shall be found to be understated, Landlord must deliver such findings to Tenant in reasonable detail, and Tenant, within thirty (30) days after demand, shall pay the deficiency and Landlord’s costs of such audit.
17.6    Assumption of Obligations; Further Restrictions on Subletting. Each assignee shall, concurrently with any assignment, assume all obligations of Tenant under this Lease. Each sublease shall be made subject to this Lease and all of the terms, covenants and conditions contained herein. The surrender of this Lease by Tenant, or a mutual cancellation thereof, or the termination of this Lease in accordance with its terms, shall not work a merger and shall, at the option of Landlord, terminate all or any existing subleases or operate as an assignment to Landlord of any or all such subleases. No sublessee (other than Landlord) shall have the right further to sublet. Any assignment by a sublessee of its sublease shall be subject to Landlord’s prior consent in the same manner as an assignment by Tenant. No sublease, once consented to by Landlord, shall be modified or terminated (other than pursuant to the express terms thereof) without Landlord’s prior consent. No assignment or sublease shall be binding on Landlord unless the transferee delivers to Landlord a fully executed counterpart of the assignment or sublease which contains (i) in the case of an assignment, the assumption by the assignee as required under this Section, or (ii) in the case of a sublease, recognition by the sublessee, of the provisions of this Section 17.6, and which assignment or sublease shall otherwise be in form and substance satisfactory to Landlord, but the failure or refusal of a transferee to deliver such instrument shall not release or discharge such transferee from the provisions and obligations of this Section 17.6 and shall constitute an Event of Default.
17.7    No Release. No assignment or sublease shall release Tenant from its obligations under this Lease, whether arising before or after the assignment or sublease. The acceptance of Rent by Landlord from any other person shall not be deemed a waiver by Landlord of any provision of this Article 17. On an Event of Default by any assignee of Tenant in the performance of any of the terms, covenants or conditions of this Lease, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such assignee. No consent by Landlord to any further assignments or sublettings of this Lease, or to any modification, amendment or termination of this Lease, or to any extension, waiver or modification of payment or any other obligations under this Lease, or any other action by Landlord with respect to any assignee or sublessee, or the insolvency, bankruptcy or Event of Default of any such assignee or sublessee, shall affect the continuing liability of Tenant for its obligations under this Lease, and Tenant waives any defense arising out of or based thereon, including any suretyship defense of exoneration. Landlord shall have no obligation to notify Tenant or obtain Tenant’s consent with respect to any of the foregoing matters. As a condition to Landlord’s approval of any assignment, Landlord may require Tenant to execute Landlord’s then standard form of guaranty to reaffirm Tenant’s obligations hereunder.
17.8.    No Encumbrance; No Change in Permitted Use. Notwithstanding anything to the contrary contained in this Article 17, (i) Tenant shall have no right to encumber, pledge,

hypothecate or otherwise transfer this Lease, or any of Tenant’s interest or rights hereunder, as security for any obligation or liability of Tenant, and (ii) Tenant shall have no right to propose (and Landlord shall have no obligation to consider or approve) any assignment or subletting which entails any change in the Permitted Use. Without limiting the generality of the foregoing, Tenant expressly agrees that Tenant shall not, and Tenant has no right to, encumber, pledge, or hypothecate any leasehold improvements or Alterations, including fixtures.
17.9.    Right to Assign or Sublease Without Landlord’s Consent.
17.9.1    Notwithstanding the provisions of Section 17.1 above, the provisions of this Article 17 shall not apply to (i) the transfer of stock in Tenant so long as Tenant’s parent is a publicly traded corporation, the stock of which is listed on a national stock exchange or over the counter stock exchange, (ii) the issuance of stock in Tenant or Tenant’s parent in a public offering or pursuant to the terms of a confirmed Chapter 11 plan of reorganization, (iii) transfers of interests in Tenant, or (iv) any assignment of this Lease pursuant to the Case Resolution Contingency Process, so long as the assignee is acquiring all or substantially all of the assets of the Tenant. As used herein, “Case Resolution Contingency Process” means the case resolution contingency process set forth in Exhibit A to the Debtors’ Motion Pursuant to 11 U.S.C. §§ 105 and 363 and Fed. R. Bankr. P. 9019 for Entry of an Order (i) Approving Case Resolution Contingency Process and (ii) Granting Related Relief [Docket No. 6398] filed in the Tenant’s Chapter 11 case, as such process may be amended by any Court order approving such motion.
17.9.2    Notwithstanding anything to the contrary in this Lease, the provisions of Section 17.1, Section 17.2, Section 17.3 and Section 17.5 above shall not apply to any assignment, sublease or shared occupancy to or with: (i) an entity which controls, is controlled by, or is under common control with Tenant; (ii) an entity into or with which Tenant is merged or consolidated; (iii) an entity which acquires all or substantially all of the assets of Tenant; (iv) an entity which acquires control of Tenant, or (v) any successor entity to Tenant by way of merger, consolidation or other non-bankruptcy corporate reorganization of Tenant, including a so-called spin off; provided that the (1) provisions of Section 17.7 continue to apply; (2) the proposed transferee’s use of the Premises shall be the Permitted Use; and (3) in the case of an assignment, Tenant shall deliver to Landlord, within thirty (30) days after the effective date of the assignment, an agreement evidencing the assignment and assumption by the assignee of Tenant’s obligations under this Lease. With respect to any transfer meeting the conditions set forth in Section 17.9.1 or this Section 17.9.2 the resultant transferee shall be a “Permitted Transferee”. Notwithstanding anything to the contrary in this Section 17.9, the terms and conditions of Sections 17.4, 17.6, 17.7 and 17.8 shall apply to any transfer described in Section 17.9.1 or Section 17.9.2.
18.Rules and Regulations. Tenant shall observe and comply, and shall cause the other Tenant Parties to observe and comply, with the Rules and Regulations, and, after notice thereof, with all reasonable modifications and additions that are not materially inconsistent with rules and regulations of Comparable Buildings from time to time promulgated in writing by Landlord. A copy of the current Rules and Regulations is attached hereto as Exhibit F. Landlord shall not be responsible to Tenant, or any of the other Tenant Parties, for noncompliance with any Rules and Regulations by any other tenant, sublessee, or other occupant of the Building or the Project.
19.Entry of Premises by Landlord; Modification to Common Areas.
19.1.    Entry of Premises. Landlord and its authorized agents, employees, and contractors may enter the Premises upon 24 hours’ prior written notice, which notice, for the limited purposes of this Section 19.1, may be by email to an authorized onsite representative of Tenant, and Tenant shall provide Landlord with an email address for such person at Landlord’s request (except in the case of an emergency, in which case Landlord and its authorized agents, employees and contractors shall have the right to immediate access without notice, but Landlord shall endeavor to give as much notice as reasonably practical in light of emergency conditions, which notice may occur after any such entry) to: (i) inspect the same; (ii) determine Tenant’s compliance with its obligations hereunder; (iii) exhibit the same to prospective purchasers, Encumbrancers or tenants; (iv) supply any services to be provided by Landlord hereunder; (v) post notices of nonresponsibility or other notices permitted or required by law; (vi) make repairs, improvements or alterations, or perform maintenance in or to, the Premises or any other portion of the Building including the Building Systems, or the Project; (vii) access or perform work on any of the items, equipment and areas reserved from the leasehold estate pursuant to Section 2 above; and (viii) perform such other functions as Landlord deems reasonably necessary or desirable. Landlord may also grant access to the Premises to government or utility representatives and bring and use on or about the Premises such equipment as Landlord deems reasonably necessary to accomplish the purposes of Landlord’s entry under this Section 19.1. Landlord shall have and retain keys with which to unlock all of the doors in or to the Premises, and Landlord shall have the right to use any and all means which Landlord may deem proper in an emergency in order to obtain entry to the Premises, including secure areas.
19.2.    Renovations. Landlord plans to undertake a major renovation and redevelopment of the Building, including the Common Areas, and the Project (including, without limitation, the Parking Facility and Roof Garden) and may, from time to time, undertake further improvements, alterations or modifications of all or any part of the Project (collectively, the “Renovations”). Landlord reserves the right, in its sole discretion, in connection with the Renovations and otherwise from time to time, to: (i) make changes to the Common Areas, the Building and/or the Project, including, without limitation, changes in the location, size, shape and number of any improvements; (ii) close temporarily any portion of the Project for redevelopment and/or repair and maintenance purposes so long as reasonable access to the Premises remains available; (iii) add additional buildings and improvements to the Project or remove existing buildings or improvements therefrom; (iv) use the Common Areas and/or other areas of the Building or the Project while engaged in making additional improvements, repairs or alterations to the Building or the Project or any portion thereof; (v) remove or close the pedestrian bridge connecting the Building and the Parking Facility; and (vi) do and perform any other acts, alter or expand, or make any other changes in, to or with respect to the Common Areas and/or the Building or the

Project as Landlord may, in its sole discretion, deem to be appropriate; provided, however, any such Renovations shall not materially interfere with Tenant’s use of, or access to, the Premises or the Parking Facility, except that (x) Tenant acknowledges that until the entire Premises is delivered to Tenant, there will be ongoing construction of Tenant Improvements for Tenant in portions of the Building not yet delivered to Tenant and there may be unscheduled work performed in the Building due to Tenant-initiated change orders; and (y) Tenant’s use of, and access to, the Parking Facility shall at all times be subject to Article 29 below. Without limiting the foregoing, Landlord reserves the right from time to time to install, use, maintain, repair, relocate and replace pipes, ducts, conduits, wires, and appurtenant meters and equipment for service to the Premises or to other parts of the Building that are above the ceiling surfaces, below the floor surfaces, within the walls and in the central core areas of the Building that are located within the Premises or located elsewhere in the Building so long as such actions do not materially interfere with the use, occupancy or operations of Tenant in the Premises. As used herein, it is understood that the term “Renovations” sometimes also includes the Tenant Improvements and Landlord’s Work for the Premises and Base Building Work. Notwithstanding anything in this Lease to the contrary, from and after the date that Tenant occupies the entire Premises, Landlord shall not undertake any Renovations to the Building, except for (x) work required to address emergency situation, and (y) any actions taken to allow Landlord to perform its obligations under this Lease, and (z) any Renovations approved by Tenant, which approval shall not be unreasonably withheld.
19.3.    Waiver of Claims. Tenant acknowledges that Landlord, in connection with Landlord’s activities under this Article 19, may, among other things, erect scaffolding or other necessary structures in the Premises, the Building and/or the Project, limit or eliminate access to portions of the Building or the Project, including portions of the Common Areas, or perform work in the Premises and/or the Building or the Project, which work may create noise, dust, vibration, odors or leave debris in the Premises and/or the Building or the Project. Without limiting the generality of Section 16.1 above, Tenant hereby agrees that Landlord’s activities under this Article 19 shall in no way constitute an actual or constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall not be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from Landlord’s activities under this Article 19 or the performance of Landlord’s obligations under this Lease, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from Landlord’s activities hereunder, or for any inconvenience or annoyance occasioned by such activities.
20.Default and Remedies.
20.1.    Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” by Tenant:

20.1.1    Nonpayment of Rent. Failure to pay (i) Base Rent or any regularly scheduled payment of Rent when due and such failure continues for three (3) business days after written notice of such delinquency from Landlord to Tenant (provided, however, Tenant shall not be entitled to notice or a cure period more than two (2) times in any twelve (12) month period), or (ii) any other payment required by this Lease and such failure continues for five (5) business days after written notice of such delinquency from Landlord to Tenant (provided, however, Tenant shall not be entitled to notice or a cure period more than two (2) times in any twelve (12) month period).
20.1.2    Unpermitted Assignment. An assignment or sublease made in contravention of any of the provisions of Article 17 above.
20.1.3    Abandonment. Tenant abandons the Premises (as defined in California Civil Code Section 1951.3).
20.1.4    Bankruptcy and Insolvency. This Section 20.1.4 shall only apply following the conclusion of Tenant’s existing Chapter 11 Cases. A general assignment by Tenant for the benefit of creditors, the liquidation of Tenant, or any action or proceeding commenced by Tenant under any Bankruptcy Code or any such action commenced against Tenant and not discharged within thirty (30) days after the date of commencement.
20.1.5    Hazardous Materials, Insurance, Subordination, Estoppel, Holding Over, and Security Deposit. Failure to perform or fulfill any obligation, covenant, condition or agreement required under Section 7.5 (Compliance with Environmental Laws; Use of Hazardous Materials), Article 14 (Insurance), Article 21 (Subordination, Attornment and Nondisturbance), Article 23 (Estoppel Certificate), Article 25 (Holding Over), within the respective time periods specified therein (if any).
20.1.6    Other Obligations. Failure to perform or fulfill any other obligation, covenant, condition or agreement under this Lease (other than those described in Section 20.1(a) through Section 20.1(e) above), and such failure continues for thirty (30) days after written notice from Landlord or Landlord’s agent, or, if the failure is of a nature requiring more than thirty (30) days to cure, then an additional thirty (30) days after the expiration of such thirty (30) day period, but only if Tenant commences cure within such thirty (30) day period and thereafter diligently pursues such cure to completion within such additional thirty (30) period.
20.1.7    Tenant Cure Periods. Any cure periods provided above are in lieu of any other time periods provided by law with respect to curing Tenant’s failure to perform or comply with any covenants, agreements, terms or conditions of this Lease to be performed or observed by Tenant, and Tenant hereby waives any right under law now or hereinafter enacted to any other time or cure period, including notice and cure periods under California Code of Civil Procedure Sections 1161, et seq.
20.2.    Landlord’s Remedies Upon Occurrence of Event of Default. On the occurrence of an Event of Default, Landlord shall have the right either (i) to terminate this Lease and recover possession of the Premises, or (ii) to continue this Lease in effect and enforce all Landlord’s rights and remedies under California Civil Code Section 1951.4 (by which Landlord may recover Rent as it becomes due, subject to Tenant’s right to assign pursuant to Article 17). Landlord may, without any liability to Tenant for loss or damage thereto or loss of use thereof, store any property of Tenant located in the Premises at Tenant’s expense or otherwise dispose of such property in the manner provided by law. If Landlord does not terminate this Lease, Tenant shall in addition to continuing to pay all Rent when due, also pay Landlord’s costs of attempting to relet the Premises, any repairs and alterations necessary to prepare the Premises for such reletting, and brokerage commissions and attorneys’ fees incurred in connection therewith, less the rents, if any, actually received from such reletting. Notwithstanding Landlord’s election to continue this Lease in effect under clause (ii) above, Landlord may at any time thereafter terminate this Lease pursuant to this Section 20.3.
20.3.    Damages Upon Termination. If and when Landlord terminates this Lease pursuant to Section 20.2, Landlord may exercise all its rights and remedies available under California Civil Code Section 1951.2, including the right to recover from Tenant (i) the worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (iii) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such rent loss that the Tenant proves could have been reasonably avoided; plus (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including, but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and (v) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law. The term “rent” as used in this Section 20.3 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in clauses (i) and (ii) above, the “worth at the time of award” shall be computed by allowing interest at the Interest Rate. As used in clause (iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).
20.4.    Computation of Certain Rent for Purposes of Default. For purposes of computing unpaid Rent pursuant to Section 20.3 above, Escalation Rent for the balance of the Term shall be projected based upon the average annual rate of increase, if any, in Escalation Rent from the Commencement Date through the time of award.
20.5.    Landlord’s Right to Cure Defaults. If Tenant commits an Event of Default, then Landlord may, without waiving such Event of Default or releasing Tenant from any of its obligations hereunder, make any payment or perform any obligation on behalf of Tenant comprised in such Event of Default. All payments so made by Landlord, and all costs and expenses incurred by Landlord to perform such obligations, shall be due and payable by Tenant as Rent immediately upon receipt of Landlord’s demand therefor. Landlord may enter the Premises and remove all Tenant’s personal property and trade fixtures from the Premises. If Landlord removes Tenant’s personal property and trade fixtures from the Premises, Landlord shall store or dispose of such items as required or permitted by Applicable Laws.
20.6.    Waiver of Forfeiture. Tenant hereby waives California Code of Civil Procedure Section 1179, California Civil Code Section 3275, and all such similar laws now or hereinafter enacted which would entitle Tenant to seek relief against forfeiture in connection with any termination of this Lease.
20.7.    Remedies Cumulative. The rights and remedies of Landlord under this Lease are cumulative and in addition to, and not in lieu of, any other rights and remedies available to Landlord at law or in equity. Landlord’s pursuit of any such right or remedy shall not constitute a waiver or election of remedies with respect to any other right or remedy.
20.8.    Landlord’s Default. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall not be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease unless Landlord fails to perform such obligation within thirty (30) days after the receipt by Landlord of written notice from Tenant specifying in detail Landlord’s alleged failure to perform; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it commences such performance within such thirty (30) day period and thereafter diligently pursues the same to completion. In no event shall Tenant have the right to terminate or rescind this Lease as a result of Landlord’s failure to perform any covenant or agreement contained in this Lease. Tenant hereby waives such remedies of termination and rescission and hereby agrees that Tenant’s remedies for Landlord’s failure to perform hereunder and for breach of any promise or inducement shall be limited to a suit for damages and/or injunction.
20.9.    Tenant’s Self-Help. If Landlord shall default in the observance or performance of any material term or provision of this Lease on Landlord’s part to be observed or performed and Tenant’s ability to use and occupy the Premises is materially impaired as a result thereof, and such failure continues for thirty (30) days after written notice thereof to Landlord and any Encumbrancer (such period shall be extended if Landlord is using good faith, diligent and commercially reasonable efforts to remedy such default) or such shorter period, if any, as Tenant may reasonably determine to be appropriate in case of an emergency involving an imminent threat to life or property, then, except in the event of such an emergency, Tenant shall deliver a second notice to Landlord and any Encumbrancer (such written notice to expressly state Tenant’s intention to exercise its rights under this Section 20.9), and if Landlord does not commence required repairs or commence such other actions within five (5) business days thereafter as required to remedy such default and the rights of any Encumbrancer to cure such default pursuant to any SNDA has expired, then Tenant, without being under any obligation to do so and without thereby waiving such default, may remedy such default on behalf of Landlord. In performing any work in the Building under this Section 20.9, Tenant shall use contractors approved by Landlord in the past to perform similar work in the Building (unless such contractors are not available to perform on a timely basis, in which case Tenant may utilize the services of any other qualified contractors that typically and regularly perform similar work in Comparable Buildings and shall engage only labor that is harmonious and compatible with other labor working in the Building) and in all events such contractors must at all times maintain the insurance coverage required hereunder of contractors who perform work on behalf of Tenant in the Premises. Notwithstanding the foregoing, Tenant shall not exercise its rights under this Section 20.9 as to any equipment and systems where warranty coverage is in place to the extent Tenant has been given notice of the same. Promptly following completion of any work undertaken by Tenant pursuant to this Section, Tenant shall deliver a detailed invoice of the work completed, the materials used and the reasonable costs relating thereto, an assignment of any and all warranties relating to such work, and an unconditional final lien waiver and release regarding such work. If Landlord does not deliver a detailed written objection to Tenant within thirty (30) days after receipt of such invoice and documentation from Tenant, then Tenant shall be entitled to deduct from Base Rent payable by Tenant under this Lease (or to a credit against the Purchase Price as provided in Section 31.4(d), as applicable) or seek reimbursement from Landlord as provided in Section 3.2.6, the amount set forth in such invoice, commencing with the Base Rent first due and payable at least forty five (45) days after Tenant’s delivery of such invoice. If, however, Landlord delivers to Tenant, within thirty (30) days after delivery of Tenant’s invoice, a written objection to the payment of such invoice, setting forth with reasonable detail Landlord’s good faith reasons for its claim that such action did not have to be taken by Tenant pursuant to this Lease or that the charges are unreasonable (in which case Landlord shall pay the amount it contends would have been reasonable), then Tenant shall not then be entitled to such deduction from Base Rent (or a credit against the Purchase Price under Section 31.4(d), as applicable) or reimbursement by Landlord as provided in Section 3.2.6, but, rather, such dispute shall be resolved by arbitration in accordance with the provisions of Section 35.6 hereof. Tenant’s right to perform repair work under this Section 20.9 shall be subject to the rights of any other tenants or other occupants of the Building, and Tenant shall indemnify, defend, protect, and hold harmless Landlord from and against any and all losses, claims, costs, damages, liability and expenses (including without limitation reasonable attorneys’ fees and costs of suit) arising from the negligence or willful misconduct of Tenant or anyone performing work on Tenant’s behalf.
21.Encumbrances; Subordination, Attornment and Nondisturbance.
21.1.    Encumbrances. Subject to receipt of a commercially reasonable non-disturbance agreement from any Encumbrancer (if any Encumbrancer exists from time to time), in the form of Exhibit G attached hereto (the “SNDA”) or another form including substantially similar terms and conditions, this Lease and all of Tenant’s rights hereunder shall be automatically subordinate to any and all Encumbrances, to all renewals, modifications, consolidations, replacements and extensions thereof, and to any and all advances made or hereafter made on the security thereof or Landlord’s interest therein, unless an Encumbrancer requires in writing that this Lease be superior to its Encumbrance all in accordance with the terms of the SNDA. If the Encumbrancer or a purchaser upon the foreclosure of any Encumbrance or any successors thereto upon any foreclosure sale or deed in lieu thereof shall succeed to the interest of Landlord under the Lease, then in accordance with the terms of the SNDA (i) such Encumbrancer, purchaser or successor shall have the same remedies, by entry, action or otherwise for the non-performance of any agreement contained in the Lease, for the recovery of Rent or for any other default or Event of Default hereunder that Landlord had or would have had if any such Encumbrancer, purchaser or successor had not succeeded to the interest of Landlord, (ii) Tenant shall attorn, without any deductions or set-offs whatsoever, to the Encumbrancer, purchaser or successor except as set forth in the SNDA, (iii) Tenant shall recognize such Encumbrancer, purchaser or successor as the “Landlord” under this Lease, and (iv) Tenant’s possession and quiet enjoyment of the Premises hereunder shall not be disturbed by such Encumbrancer, purchaser or successor for so long as Tenant timely pays Rent and observes and performs the terms, covenants and conditions of this Lease to be observed and performed by Tenant. Landlord’s interest herein may be assigned as security at any time to any Encumbrancer. The provisions of this Section 21.1 shall be self-operative without execution of any further instruments other than execution of an SNDA which shall be executed by Tenant and any new Encumbrancer concurrent with the recordation of any new Encumbrance.  In order to facilitate such execution, Landlord shall provide Tenant any proposed changes to the SNDA form attached hereto as Exhibit G at least thirty (30) days prior to recordation of such new Encumbrance and Tenant shall provide any comments within ten (10) business days thereafter.
21.2.    Notice to Encumbrancer. Notwithstanding anything to the contrary contained in this Lease, including, without limitation, Article 28, upon receipt by Tenant of notice from any Encumbrancer or from Landlord, which notice sets forth the address of such Encumbrancer, no notice from Tenant to Landlord shall be effective unless and until a copy of the same is given to such Encumbrancer at the appropriate address therefor (as specified in the above-described notice or at such other places as may be designated from time to time in a notice to Tenant in accordance with Article 28), and the curing of any of Landlord’s defaults by such Encumbrancer within a reasonable period of time after such notice from Tenant (including a reasonable period of time to obtain possession of the Building if such Encumbrancer elects to do so) shall be treated as performance by Landlord.
21.3.    Rent Payment Direction. From and after Tenant’s receipt of written notice from an Encumbrancer or from a receiver appointed pursuant to the terms of an Encumbrance (a “Rent Payment Direction”), Tenant shall pay all Rent under this Lease to such Encumbrancer or as such Encumbrancer shall direct in writing. Tenant shall comply with any Rent Payment Direction notwithstanding any contrary instruction, direction or assertion from Landlord. An Encumbrancer’s delivery to Tenant of a Rent Payment Direction, or Tenant’s compliance therewith, shall not be deemed to: (i) cause such Encumbrancer to succeed to or to assume any obligations or responsibilities of Landlord under this Lease, all of which shall continue to be performed and discharged solely by Landlord unless and until such Encumbrancer or a foreclosure sale purchaser succeeds to Landlord’s interest hereunder, or (ii) relieve Landlord of any obligations under this Lease. Tenant shall be entitled to rely on any Rent Payment Direction, and Landlord irrevocably directs Tenant to comply with any Rent Payment Direction, notwithstanding any contrary direction, instruction, or assertion by Landlord.
22.Sale or Transfer by Landlord; Lease Non-Recourse.
22.1.    Transfer by Landlord. During the Purchase Option Period, Landlord shall not any time voluntarily transfer in whole its right, title and interest under this Lease and/or in the Building, the Property, or any portion thereof, except as follows: (i) to an entity in which an affiliate of TMG Partners R.E., LLC is the sole or co-managing managing member or otherwise controls the day to day actions and decisions of Landlord (the parties acknowledge that material decisions may be made by other members of Landlord), or (ii) any transfer in connection with the exercise of any lender’s rights; or (iii) a voluntary transfer directed or requested by any lender with a security interest in the Premises, this Lease or Landlord.
22.2.    Release of Landlord on Transfer. If the original Landlord hereunder, or any successor to such original Landlord, transfers (by sale, assignment or otherwise) its right, title or interest in the Building or the Project, all liabilities and obligations of the original Landlord or such successor under this Lease arising or to be performed after such transfer shall terminate as of the date of such transfer, the original Landlord or such successor shall automatically be released therefrom as of the date of such transfer, and thereupon all such liabilities and obligations from and after the date of such transfer shall be binding upon the new owner and, without further agreement, such new owner shall be deemed to have assumed and agreed to observe and perform any and all obligations of Landlord hereunder, during its ownership of the Building or the Project, as the case may be. Landlord shall provide written notice of the transfer to Tenant simultaneously with or promptly following any transfer of Landlord’s interest in the Building or the Real Property, as the case may be. Following such notification, Tenant shall attorn to each such new owner. If in connection with any transfer effected by the then Landlord hereunder, such Landlord transfers any security deposit or other security provided by Tenant to Landlord for the performance of any obligation of Tenant under this Lease, then such Landlord shall be released from any further responsibility or liability for such security deposit or other security.
22.3.    Lease Nonrecourse to Landlord; Limitation of Liability. Landlord’s liability to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount that is equal to the interest of Landlord in the Building. Except as set forth in the prior sentence and none of Landlord’s employees, agents, contractors, licensees, invitees, or representatives, nor the persons or entities comprising Landlord (whether partners, members, shareholders, officers, directors, trustees, or otherwise) shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all other Tenant Parties. The limitations of liability contained in this Section 22.3 shall inure to the benefit of Landlord, its present and future employees, agents, contractors, licensees, invitees, representatives, officers, directors, shareholders, partners, and members, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor any of Landlord’s employees, agents, contractors, licensees, invitees, representatives, officers, directors, shareholders, partners, and members shall be liable under any circumstances for any indirect or consequential damages or any injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring, except as expressly provided in this Lease.
22.4.    Limitation of Liability of Tenant. None of Tenant’s employees, agents, contractors, licensees, invitees, or representatives, nor the persons or entities comprising Tenant (whether partners, members, shareholders, officers, directors, trustees, or otherwise) shall have any personal liability therefor, and Landlord hereby expressly waives and releases such personal liability.
23.Estoppel Certificate.
23.1.    Procedure and Content. Within ten (10) days after Landlord’s request therefor, Tenant shall execute, acknowledge, and deliver to Landlord certificates as specified by Landlord certifying: (i) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect, as modified, and identifying each modification); (ii) the Commencement Date and the Delivery Date for each subsequent Sub-Phase that is then a part of the Premises, and the then-current Expiration Date; (iii) that Tenant has accepted specified Sub-Phases of the Premises and if Landlord has agreed in the Work Letter to make any alterations or improvements to the Premises, that Landlord has properly completed such alterations or improvements for specified Sub-Phases; (iv) the amount of the Base Rent, current Escalation Rent, if any, and the date to which such Rent has been paid; (v) that Tenant has no actual knowledge of any Event of Default, except as to any Events of Default specified in the certificate; (vi) that no default of Landlord under this Lease is claimed by Tenant, except as to any defaults specified in the certificate; and (vii) such other factual matters as may be requested by Landlord. In addition, at Landlord’s request, any guarantor of Tenant’s obligations hereunder shall execute, acknowledge, and deliver to Landlord certificates as specified by Landlord reaffirming such guarantor’s guaranty of Tenant’s obligations.
23.2.    Effect of Certificate. Any such certificate may be relied upon by any prospective purchaser of any part or interest in the Project or Encumbrancer and, at Landlord’s request, Tenant shall deliver such certificate to any such person or entity and shall agree to such notice and cure provisions and such other matters as such person or entity may reasonably require. If Tenant fails to execute and deliver such certificate within ten (10) days, Landlord may send Tenant a second (2nd) notice (“Estoppel Reminder Notice”) requesting the certificate. If Tenant fails to execute or deliver such certificate within a period of five (5) business days after delivery of the Estoppel Reminder Notice, Tenant shall not be liable for damages but (i) such failure shall constitute an Event of Default under this Lease without any requirement for further notice or opportunity to cure, and (ii) the information contained in such certificate completed in good faith by Landlord shall be binding on Tenant, as between Tenant and the recipient of the certificate, and (iii) Landlord shall have all other rights and remedies set forth in this Lease.
23.3.    Landlord Certificate. Any Landlord agrees that, within ten (10) business days after written request of Tenant, Landlord shall execute, acknowledge and deliver to Tenant a certificate in writing stating that: (i) the Lease is in full force and effect without modification (or, if there have been modifications, that this Lease is in full force and effect, as modified, and identifying each modification); (ii) Tenant is in possession of the Premises; (iii) to Landlord’s knowledge, there are no Event of Defaults of Tenant under the Lease; and (vi) such other matters as may be reasonably required by Tenant.
24.No Light, Air, or View Easement. Nothing contained in this Lease shall be deemed, either expressly or by implication, to create any easement for light and air or access to any view. Any diminution or shutting off of light, air or view to or from the Premises by any structure which now exists or which may hereafter be erected, whether by Landlord or any other person or entity, shall in no way affect this Lease or Tenant’s obligations hereunder, entitle Tenant to any reduction of Rent, or impose any liability on Landlord. Further, under no circumstances at any time during the Term shall any temporary darkening of any windows of the Premises or any temporary obstruction of the light or view therefrom by reason of any repairs, improvements, maintenance or cleaning in or about the Building or the Project in any way impose any liability upon Landlord or in any way reduce or diminish Tenant’s obligations under this Lease.
25.Holding Over. No holding over by Tenant shall operate to extend the Term. If Tenant remains in possession of the Premises after expiration or termination of this Lease: (i) Tenant shall become a tenant at sufferance upon all the applicable terms and conditions of this Lease, except that Base Rent shall be increased to equal one hundred fifty percent (150%) of the then current Base Rent; (ii) Tenant shall indemnify, defend, protect and hold harmless Landlord, the other Indemnitees, and any tenant to whom Landlord has leased all or part of the Premises, from Claims (including loss of rent to Landlord or Additional Rent payable by such tenant and reasonable attorneys’ fees) suffered or incurred by Landlord, such other Indemnitees, or such tenant resulting from Tenant’s failure timely to vacate the Premises; and (iii) such holding over by Tenant shall constitute an Event of Default. Landlord’s acceptance of Rent if and after Tenant holds over shall not convert Tenant’s tenancy at sufferance to any other form of tenancy or result in a renewal or extension of the Term of this Lease, unless otherwise specified by notice from Landlord to Tenant.

26.Bicycle Spaces. From the Commencement Date until the end of the Term, Tenant shall have the right to use its pro rata share of any bicycle spaces in the Building (the “Bike Spaces”) and any storage facilities in the Building at the same market rates at which such bicycle parking and facilities are made available to other tenants. The use of the Bike Spaces and any storage facilities shall be subject to such rules and regulations as Landlord may reasonably establish from time to time.
27.Waiver. Failure by Landlord to declare an Event of Default upon occurrence thereof, or delay in taking any action in connection therewith, shall not waive such Event of Default, but Landlord shall have the right to declare such Event of Default at any time after its occurrence. To be effective, a waiver of any provision of this Lease, or any default, shall be in writing and signed by the waiving party. Any waiver hereunder shall not be deemed a waiver of subsequent performance of any such provision or subsequent defaults. The subsequent acceptance of Rent hereunder, or endorsement of any check by Landlord, shall not be deemed to constitute an accord and satisfaction or a waiver of any preceding Event of Default, except as to the particular Rent so accepted, regardless of Landlord’s knowledge of the preceding Event of Default at the time of acceptance of the Rent. Similarly, acceptance by Tenant of any performance by Landlord after the time the same shall have become due shall not constitute a waiver by Tenant of the breach or default of any covenant, term or condition unless otherwise expressly agreed to by Tenant in writing. No course of conduct between Landlord and Tenant, and no acceptance of the keys to or possession of the Premises by Landlord before the Expiration Date, shall constitute a waiver of any provision of this Lease or of any Event of Default, or operate as a surrender of this Lease.
28.Notices; Tenant’s Agent for Service. All notices, approvals, consents, demands and other communications from one party to the other given pursuant to this Lease shall be in writing and shall be made by personal delivery, by use of a reputable courier service or by deposit in the United States mail, certified, registered or express, postage prepaid and return receipt requested. Notices shall be addressed if to Landlord, to Landlord’s Address for Notices, and if to Tenant, to Tenant’s Address; provided, however, if Tenant has provided for notices to be sent to multiple recipients on behalf of Tenant in the Basic Lease Information, then the first such recipient shall be deemed to be a required recipient of any notices and notices to the second and any subsequent recipients in the Basic Lease Information shall be provided as a courtesy only. Landlord and Tenant may each change their respective addresses from time to time by giving written notice to the other of such change in accordance with the terms of this Article 28, at least ten (10) days before such change is to be effected. Any notices given in accordance with this Article 28 shall be deemed to have been given (i) on the date of personal delivery, or (ii) on the earlier of the date of delivery or attempted delivery (as shown by the courier service delivery record or return receipt) if sent by courier service or mailed.
29.Parking.
29.1.    Exclusive Use Spaces. During the Term of this Lease, Tenant shall be entitled to lease, and obligated to lease, a total of 425 parking spaces (“Allocated Parking Spaces”) in the Parking Facility as reserved spaces for the exclusive use of Tenant in a location within the Parking Facility as reasonably agreed to by the parties (the “Exclusive Use

Area”). Once Exclusive Use Area is determined by the parties, the Exclusive Use Area may be relocated by Landlord, provided that: (a) such relocation, including replacing or relocating any Parking Equipment (defined below) that was previously installed by Tenant shall be at Landlord’s sole cost and expense; (b) the relocated area shall accommodate similar number of usable spaces plus the Parking Equipment, (c) the related area shall be subject to Tenant’s reasonable approval of the revised location and configuration, and (d) such relocation shall not occur more than three (3) times during the term. On a monthly basis, Tenant shall pay to Landlord as Additional Rent hereunder (or, at Landlord’s direction, to the operator or other owner of the Parking Facility) the prevailing market rate for all of the Allocated Parking Spaces (and, for the purposes of this Section 29.1, “prevailing market rates” means the prevailing market rates for reserved parking spaces in comparable structured parking facilities with comparable access in the Lake Merritt and Downtown Oakland submarkets as reasonably determined by Landlord or other operator or owner of the Parking Facility, which prevailing market rate shall be adjusted no more frequently than once each year). Within the Exclusive Use Area, and upon Tenant’s request, Landlord, at Tenant’s sole cost and expense, shall install electric vehicle charging stations for use by Tenant’s employees, bicycle storage areas, and security equipment and measures, including security cameras and access controls (“Parking Equipment”) it being understood that in the event the Parking Equipment reduces the number of parking spaces available for parking of cars, it shall not reduce the Allocated Parking Spaces on which Tenant shall pay a monthly rate. Tenant shall pay for all electricity provided to Tenant’s electric vehicle charging stations. Tenant shall be solely responsible, at its own cost and expense, for repair and maintenance of all Parking Equipment and other property installed by Tenant in the Parking Facility. Tenant shall have the right from time to time to reduce the size of the Exclusive Use Area; provided that (a) Tenant shall not exercise such right any more frequently than annually and may do so only by a written notice delivered to Landlord (or, at Landlord’s direction, to the operator or other owner of the Parking Facility) at least sixty (60) days in advance of the effective date of such reduction; (b) Tenant shall bear all costs associated with adjusting the Parking Equipment in accordance with such reduction; (c) from and after such reduction, the Allocated Parking Spaces on which Tenant is required to pay a monthly fee shall be reduced by the equivalent of parking spaces that have been removed from the Exclusive Use Area; and (d) from and after such reduction, Tenant shall have no rights to any parking spaces in excess of the reduced Allocated Parking Spaces.
29.2.    No Other Parking Spaces In no event shall Tenant be obligated to lease any parking spaces in the Parking Facility in excess of the total of the Allocated Parking Spaces. Upon the expiration or earlier termination of this Lease, Tenant’s rights with respect to all such parking spaces shall immediately terminate.
29.3.    Management of Parking Facility. The Parking Facility shall be subject to the reasonable control and management of Landlord, who may, from time to time, establish, modify and enforce reasonable rules and regulations with respect thereto. Tenant shall, if requested by Landlord, furnish to Landlord a complete list of the license plate numbers of all vehicles operated by Tenant, any transferee, or their respective officers and employees.

Landlord reserves the right to change, reconfigure, or rearrange the Parking Facility or parking facilities therein, to reconstruct or repair any portion thereof, and to restrict the use of the Parking Facility and do such other acts in and to such areas as Landlord deems necessary or desirable, without such actions being deemed an eviction of Tenant or a disturbance of Tenant’s use of the Premises, and without Landlord being deemed in default hereunder, provided that Landlord shall use commercially reasonable efforts (without any obligation to engage overtime labor or commence any litigation) to minimize the extent and duration of any resulting interference with Tenant’s parking rights; provided, Landlord may not permanently limit or otherwise unreasonably restrict access to Tenant’s rights to use the number of parking spaces allocated to Tenant hereunder or otherwise change or reconfigure the location of the Exclusive Use Area except as set forth in Section 29.1. Landlord may, in its sole discretion, convert the Parking Facility to a reserved and/or controlled parking facility, or operate the Parking Facility (or a portion thereof) as an attendant-assisted, and/or valet parking facility, and with or without stackers; provided that any material changes to the Exclusive Use Area shall be subject to Tenant’s reasonable approval. Landlord may delegate its responsibilities with respect to the Parking Facility to a parking operator, in which case such parking operator shall have all the rights of control and management granted to Landlord. In such event, Landlord may direct Tenant, in writing, to enter into a parking agreement directly on terms reasonably acceptable to Tenant and not inconsistent with the terms hereof with the operator of the Parking Facility, and to pay all parking charges directly to such operator. Notwithstanding anything to the contrary in this Article 29, Tenant shall have access to the Parking Facility and shall be permitted to utilize its rights under this Article 29 twenty-four (24) hours per day, seven (7) days per week.
29.4.    Waiver of Liability. Landlord shall not be liable for any damage of any nature to, or any theft of, vehicles, or contents thereof, in or about the Parking Facility. At Landlord’s request, Tenant shall cause its or any transferee’s officers and employees using Tenant’s parking spaces to execute a standard form usage agreement reasonably acceptable to Tenant confirming the terms and conditions of the availability of such parking.
29.5.    Third Party Owner of Parking Facility It is understood and agreed that the Parking Facility may be owned and operated by a third party so long as Tenant continues to have the rights described in this Section 29 to use the Parking Facility pursuant to the terms of the REA or other acceptable document.
30.[Intentionally Omitted.]
31.Grant of Purchase Option.
31.1.    Purchase Option. Landlord hereby grants to Tenant an option (the “Purchase Option”) to purchase the Property (defined below) upon the terms and conditions set forth in this Article 31. The Purchase Option is personal to Tenant and may only be exercised and consummated by Tenant. For purposes of this Lease, the following terms shall have the following meanings:

(1)“TI Credit”: Shall mean an amount calculated on the Closing Date equal to: (i) $160,134,280 minus (ii) the total amount of Tenant Improvement Allowance funded by Landlord as of the Closing Date.
(2)“Seismic Credit”: Shall mean an amount calculated on the Closing Date equal to: (i) thirty-eight million dollars ($38,000,000), minus (ii) the actual amount of hard and soft costs funded by Landlord as of the Closing Date for the design, engineering and construction of the “Seismic Work”, as defined in the Work Letter.
(3)“Work Credit”: Shall mean an amount calculated on the Closing Date equal to:
(a)(A) for all completed floors, fifty percent (50%) of: (x) the aggregate Maximum Landlord Work Amount, as set forth in the Landlord Budget attached as Exhibit O (the “Landlord Budget”) for all such completed floors, minus (y) the actual amount of hard and soft costs funded by Landlord for the design, engineering and construction of the Landlord’s Work for such floors; plus (B) for all incomplete portions of the Landlord Work as of the Closing Date, including incomplete floors, an amount equal to the total Maximum Landlord Work Amount remaining for all incomplete floors, minus actual amount of hard and soft costs funded by Landlord as of the Closing Date for the design, engineering and construction of the Landlord’s Work relating to any incomplete floors; plus
(b)(A) for all completed categories of Base Building Work described in the Landlord’s Budget, fifty percent (50%) of: (x) the aggregate total Maximum Base Building Work Amount indicated for all such categories as shown in the Landlord’s Budget, minus (y) the actual amount of hard and soft costs funded by Landlord for the design, engineering and construction of such categories of completed Base Building Work; plus (B) for all incomplete portions of the Base Building Work, an amount equal to the total Maximum Base Building Work Amount for all incomplete categories of Base Building Work minus the actual amount of hard and soft costs funded by Landlord the design, engineering and construction of the Base Building Work relating to any incomplete categories.
(c)    “Subdivision Completion Date”: Shall mean the date of recordation of the final subdivision map in connection to the Subdivision.
(d)    “Existing Environmental Condition”: Shall mean the environmental condition of the Property as of the Lease Date, including all Hazardous Materials existing on, in or under the Property as of the Lease Date.
31.2.    Purchase Option Period. The Purchase Option shall remain in full force and effect continuously from the Lease Date until the later of (i) three (3) months following the Subdivision Completion Date, or (ii) nine (9) months after Tenant has the ability to exercise the Purchase Option pursuant to subclause (a) below, as the same may be extended pursuant to Section 31.9 (the “Purchase Option Period”); provided, however, in no event may Tenant exercise the Purchase Option prior to the later of: (a) twenty four (24) months after the Lease Date, except in the event of a Casualty or taking (in which event Tenant may exercise the Purchase Option in certain circumstances as specified in Article 12 and Article 13 of this Lease and as set forth in Section 31.9 below), and (b) the Subdivision Completion Date. The Purchase Option and this Section 31 shall terminate upon, and shall be of no further force or effect from and after, the expiration of the Purchase Option Period or the termination of this Lease (except as expressly provided in this Lease).
31.3.    Exercise of Purchase Option. If Tenant wishes to exercise the Purchase Option, Tenant shall deliver to Landlord written notice of Tenant’s election to irrevocably exercise the Purchase Option (“Exercise Notice”) no later than the last day of the Purchase Option Period. Upon exercise of the Purchase Option in accordance with the foregoing, the Parties shall proceed as follows:
(a)    The Parties shall fill out the Purchase Agreement attached hereto as Exhibit I (the “Purchase Agreement”) by inserting the Closing Date, the Purchase Price and the other blanks in the Purchase Agreement pursuant to the drafting notes contained therein and attach the legal description as Exhibit A thereto;
(b)    Upon receipt of the Exercise Notice, Landlord shall promptly use commercially reasonable efforts to obtain and deliver to Tenant prior to the Closing executed tenant estoppel certificates (dated not earlier than 90 days prior to the date that the Closing occurs), from each tenant and other parties-in-possession at the Property in the form attached hereto as Exhibit M and it shall be a condition precedent to the obligation of Tenant to Closing that each such tenant has provided an estoppel certificate in such form or in such other reasonable form so long as such estoppel confirms, at a minimum: (i) a true, correct and complete copy of such tenant’s or other party’s lease or other occupancy agreement (including, without limitation, all amendments, modifications or supplements thereof or thereto), (ii) to the knowledge of the tenant, there are no defaults under the applicable lease or other occupancy agreement, and (iii) provide no information inconsistent with Tenant’s understanding of the condition of the Property; provided, however, that either party shall have the right to extend the Closing Date for up to sixty (60) days in order to allow additional time to satisfy this condition (the “Third Party Tenant Estoppels”). If Tenant terminates the Purchase Agreement as a result of the disapproval of any such estoppel certificates, then the terms of Section 31.9(a) shall control;
(c)    The Parties shall execute, acknowledge (where applicable) and deliver to Escrow Agent (as defined in the Purchase Agreement) the Purchase Agreement and all instruments and documents contemplated to be delivered at the Closing pursuant to the Purchase Agreement (collectively, the “Closing Documents”);
(d)    Tenant shall deposit with Escrow Agent the amount required to close the transactions contemplated by the Purchase Agreement pursuant to, and in accordance with, the terms and provisions of the Purchase Agreement; and
(e)    Subject to the terms hereof and the terms of the Purchase Agreement, the Parties shall be obligated to close the transactions contemplated by the Purchase Agreement on the date that is thirty (30) days after the delivery of the Exercise Notice, or such later date pursuant to the terms of the Purchase Agreement or Section 31.9 (the “Closing Date”), whereby Landlord shall sell the

Property to Tenant, and Tenant shall purchase the Property from Landlord, for the Purchase Price and otherwise subject to and on the terms and conditions set forth in the Purchase Agreement and the Closing Documents.
31.4.    Purchase Price. If Tenant elects to exercise the Purchase Option pursuant to Section 31.2, the purchase price for the Property (“Purchase Price”) shall be Eight Hundred Ninety Two Million Dollars ($892,000,000.00) subject to the following adjustments:
(a)    Decreased by the sum of the following: (i) the TI Credit, (ii) the Seismic Credit; and (iii) the Work Credit;
(b)    Increased for any outstanding amounts owed by Tenant under the Lease, if any;
(c)    Credits, debits and adjustments for pro-rations as provided in the Purchase Agreement;
(d)    Decreased by any reasonable out of pocket third party costs or expenses paid by Tenant due to its exercise of the self-help remedies as set forth in Section 31.8(c) or Section 20.9 of this Lease; and
(e)    Decreased by the amount of any Casualty Credit and/or any Condemnation Credit.
31.5.    Option Payment Letter of Credit. On or before the Lease Date, Tenant shall deliver to Landlord, as consideration for the Purchase Option, an irrevocable and unconditional negotiable standby Option Payment Letter of Credit (the “Option Payment Letter of Credit”) in an amount of Seventy Five Million Dollars ($75,000,000) (the “Option Payment Letter of Credit Amount”), in the form attached hereto as Exhibit P, or in such other form as may be reasonably approved by Landlord (it being acknowledged that Landlord shall not withhold its consent so long as such other form meets the conditions of Exhibit Q, and is consistent in substance with, the form attached as Exhibit P) payable upon presentation to an operating retail branch located in the San Francisco Bay Area, running in favor of Landlord and issued by a solvent, nationally recognized bank reasonably acceptable to Landlord and with a long term rating from Standard and Poor’s Professional Rating Service of A or a comparable rating from Moody’s Professional Rating Service or higher, under the supervision of the Superintendent of Banks of the State of California it being understood and agreed that JPMORGAN CHASE BANK, N.A., CREDIT SUISSE AG, AND BNP PARIBAS, are each approved as an issuer.  Landlord shall have the right to draw on the entire Option Payment Letter of Credit in the following circumstances and on the following dates: (i) one (1) day following the expiration of the Purchase Option Period if Tenant has not properly exercised the Purchase Option; or (ii) subject to the following sentence, if Tenant properly exercises the Purchase Option but fails to consummate the purchase of the Property in accordance with the terms of the Purchase Agreement unless the Purchase Option is reinstated in accordance with the terms of this Lease or (iii) on the date of termination of this Lease as a result of a default by Tenant, then Landlord may draw the entire Option Payment Letter of Credit on a date one (1) day following the termination of the Purchase Agreement. Landlord shall return the Option Payment Letter of Credit to Tenant on the consummation of Tenant’s acquisition of the Property pursuant to the terms of the Purchase Agreement. Notwithstanding the foregoing, Landlord shall not be entitled to draw on the Option Payment Letter of Credit even if the conditions above are met and shall instead return the Option Payment Letter of Credit to Tenant in accordance with the terms of Section 31.9 below.   The Option Payment Letter of Credit shall also be governed by the provisions of Exhibit Q of this Lease. Notwithstanding anything to the contrary in this Lease (including, without limitation, the exhibits hereto), if at the time that Landlord’s right to draw on the Option Payment Letter of Credit is triggered, Tenant is Investment Grade, then Landlord shall be entitled to draw only Fifty Million Dollars ($50,000,000.00) on the Option Payment Letter of Credit, and Landlord shall thereafter return the original Option Letter of Credit to Tenant and Landlord shall have no further right to draw thereon.
31.6.    Landlord Covenants
. During the Purchase Option Period, Landlord shall comply with all of the following covenants (the “Seller Covenants”); provided that, except as otherwise expressly provided below, wherever Tenant’s approval or consent is required below, such approval or consent shall not be unreasonably withheld, conditioned or delayed.
(a)    Without Tenant’s approval (which approval may be given or withheld in Tenant’s sole and absolute discretion), Landlord will not enter into, amend or modify any material agreements or material contracts, including any material agreement with any governmental authority, that will be binding on the Property or Tenant from and after the Closing; it being understood for purposes hereof that any agreement or contract that is not terminable on thirty (30) days’ notice without penalty shall be considered material; it also being understood for purposes of this Section 31.6(a) that an agreement or contract that will be fully satisfied before the Closing shall not require Tenant’s approval. This Section does not apply to any agreements entered into by Landlord as contemplated by the Work Letters and in accordance with the Work Letters.
(b)    Landlord will not list the Property with any broker or otherwise solicit or make or accept any offers to sell or lease the Property, engage in any discussions or negotiations with any third party with respect to the sale, lease or other disposition of the Property, or enter into any contracts or agreements (whether binding or not) regarding any disposition or lease of the Property.
(c)    Landlord will not amend or enter into any lease or occupancy agreement with respect to the Property without Tenant’s prior written consent except those modifications required under the terms of the existing Leases (including without limitation any amendments required in connection with a tenant’s exercise of any option to extend) and Tenant may withhold its approval in its sole and absolute discretion to any such amendment which would have the effect of extending the term of such lease (except to the extent that the amendment is required by the terms of an existing Lease), decreasing the rent payable thereunder; provided, however that Tenant shall not withhold its consent to a Developer Lease.

(d)    Without Tenant’s prior written consent, intentionally subject the Property to any lien or other Encumbrance except for the following “Permitted Exceptions”: (i) those liens and encumbrances disclosed in the option title policy obtained by Tenant on or about the Lease Date or otherwise created by Tenant, (ii) any inchoate lien right that arises as a result of any work performed by Landlord or pursuant to a contract executed by Landlord including without limitation the Landlord’s Work, the Base Building Work, Seismic Work, and the Tenant Improvement Work but not any actual filed liens, or (iii) those encumbrances permitted in accordance with Section 31.8 in connection with the Subdivision. Notwithstanding the foregoing, Landlord may enter into a new financing and execute and record such documents as may be reasonably appropriate in connection therewith, provided that the provisions of Article 21 shall apply.
(e)    Without Tenant’s prior written consent, Landlord shall not institute or affirmatively consent to any governmental legal action, legal proceeding, special assessment, land use or zoning proceeding, implementation or modification or otherwise bring or prosecute any claim or settle any claim against or otherwise encumbering the Property except in accordance with Section 31.8 and in connection with the Subdivision, and except for claims defended by Landlord with respect to leases or contracts encumbering the Property or asserted by Landlord against parties in default under any leases or contracts affecting the Property.
(f)    Landlord shall use reasonable efforts to maintain or contractually obligate its tenants to maintain in existence all material licenses, permits and approvals, if any, necessary or reasonably appropriate to the ownership or operation of the Property.
(g)    Landlord will not generate, store, handle, or otherwise use Hazardous Materials in the Premises or transport the same through the Property, except in accordance with Environmental Laws and the Rules and Regulations and will use reasonable efforts to prevent others from doing the same; provided, however, Tenant acknowledges the Existing Environmental Condition and agrees that the existence of any Hazardous Materials included in the Existing Environmental Condition shall not constitute a breach of this obligation and Landlord shall have no obligation pursuant to this provision to remediate or otherwise address the Existing Environmental Condition; provided, however that Landlord shall be use commercially reasonable efforts to follow any O&M Plan adopted pursuant to Section 7.5.2.
(h)    Landlord shall use reasonable efforts to perform all its material obligations with respect to the ownership of Property, including, without limitation, its obligations to pay taxes and its material obligations under the Permitted Exceptions.
31.7.    Landlord Certificate. During the Purchase Option Period, Tenant may, from time to time but no more frequently than semi-annually request that Landlord provide a Landlord Certificate in the form attached as Exhibit N providing the current status of the items described therein and identifying changes in circumstances from the Baseline Condition (as described therein) it being understood that in no event shall Landlord be in breach hereof merely for identifying a change in circumstances from the Baseline Condition.
31.8.    Subdivision. Subject to the terms of this Section 31.8, Landlord shall use commercially reasonable efforts to obtain any approvals required to create a legal parcel

(the “Property”) that can be sold to Tenant in compliance with the California Subdivision Map Act, including any lot line adjustment, subdivision or parcel map (the “Subdivision”). The currently contemplated approximate boundary line of the Property is shown on Exhibit H. In connection with such process:
(a)    Landlord shall provide Tenant with regular updates on progress and drafts of all formal written submittals to any governmental authority with respect to the Subdivision and provide Tenant with prior notice of completion of the Subdivision;
(b)    Tenant shall have approval rights (which approval will not be unreasonably withheld, conditioned or delayed) over any actions or documentation that would be required to implement and complete the Subdivision that will:
(i)    bind Tenant or the Property after Closing (which shall not be permitted to include any monetary or material obligation of Tenant other than as a result of Reciprocal Easement Agreement approved by Tenant and consistent with the terms set forth in Exhibit J); or
(ii)    materially adversely impact costs or obligations for which Tenant is responsible under the Lease or the Purchase Agreement; and
(c)    If Landlord has not completed the Subdivision within thirty-two (32) months after the Lease Date, Tenant shall have the right to take over the process at Landlord’s expense.
31.9.    Remedies; Return of Option Payment Letter of Credit.
(a)    If Tenant has exercised the Purchase Option and Closing fails to occur as a result of either a failure of a Buyer Condition or a Seller Condition (each as defined in the Purchase Agreement) where there has not been a breach of a Seller Obligation (as defined in the Purchase Agreement) nor a material breach by Tenant under the Purchase Agreement, the Purchase Option shall be reinstated as if no Exercise Notice had been provided and the Purchase Option Period shall be extended until one hundred eighty (180) days after Landlord delivers notice to Tenant that the Buyer Condition or the Seller Condition, as applicable, will be satisfied or waived for a maximum period of an additional one hundred eight (180) days.
(b)    In addition, if Landlord has breached any of the Seller Obligations, and such Seller Obligation has not been cured within one hundred eighty (180) days after Tenant’s delivery of written notice to Landlord of such breach, Tenant shall have the option of: (i) in the event the Exercise Notice has been delivered to Landlord, (x) reinstating the Purchase Option as if no Exercise Notice had been provided had occurred and the Purchase Option Period shall be extended until one hundred eighty (180) days after Landlord cures the breached Seller Obligation, or (y) commencing and filing such specific performance action in the appropriate court; and (ii) if Landlord has not cured such breach within such one hundred eighty (180) day period (or such additional reasonable period of time if such cure cannot reasonably be achieved within 180 days), at any time after knowledge of the breach and expiration of any extended Purchase Option Period and cure period, terminating the Purchase Option, receiving a return of the Option Payment Letter of Credit and bringing an action against Landlord and pursuing all available damages, including consequential (including lost profits) or punitive damages arising out of or in connection with such breach (subject to the provisions of Section 22.3 of this Lease).
(c)    In the event of a Casualty, the following shall apply:
(i)    if Landlord exercises its option to terminate this Lease pursuant to Section 12.2, and Tenant exercises the Purchase Option pursuant to the terms of Section 12.2; the provisions of Article 31 shall continue to apply provided that:
(A)    The limitation on early exercise as set forth in Section 31.2 shall not apply.
(B)    In the event Subdivision has not yet occurred, (x) the parties shall continue to pursue Subdivision in accordance with Section 31.8 but the date in Section 31.8(c) shall be revised to be December 31, 2021 (with such date being extended by the number of days between July 15, 2020 and the Lease Date); (y) Landlord shall ensure that the site is safe and secure and shall comply with all Requirements (and the cost of such compliance and other actions under this clause (y) shall be added to the Purchase Price except to the extent that Landlord is reimbursed for any such costs by insurance proceeds); and (z) the parties shall follow the procedures set forth in Section 31.3 upon completion of the Subdivision and the Closing Date shall be sixty (60) days after completion of the Subdivision.
(C)    Upon Closing, Landlord shall assign to Tenant any and all rights to receive any unpaid insurance proceeds with respect to such Casualty excluding rental interruption insurance for periods prior to the Closing Date, and Tenant shall also receive a Purchase Price credit in the amount of (x) any deductible paid or which will be paid by Tenant in connection with any assigned insurance proceeds, plus (y) any insurance proceeds already paid to Landlord (excluding rental interruption insurance for periods prior to the Closing Date) and not used by Landlord in connection with restoration of the Building Property, plus (z) should Landlord not have obtained insurance as is required under this Lease, the proceeds which would have been assigned to Tenant under this Section 31.9(c) if such insurance was properly obtained (the “Casualty Credit”); provided, however, in no event shall the Casualty Credit include any amount relating to the deductible under any earthquake insurance carried by Landlord.
(ii)    If Tenant exercises its option to terminate this Lease pursuant to Section 12.3, or should Tenant not exercise the Purchase Option as described in the preceding subclause (i), then this Lease shall terminate in accordance with the terms of Article 12 and Landlord shall promptly return the Option Payment Letter of Credit to Tenant.
(iii)    If Tenant exercises the Purchase Option and Landlord does not have the right to terminate this Lease pursuant to Section 12.1, then, at Closing, Landlord shall assign any remaining insurance proceeds, but excluding rental interruption insurance for periods prior to the Closing Date, to Tenant and Tenant shall be entitled to such credits as are described in Section 31.4 above.

(d)    In the event that the Subdivision has not occurred within fifty-four (54) months after the Lease Date, at any time thereafter, Tenant shall have the right to terminate the Purchase Option and thereafter, Landlord shall promptly return the Option Payment Letter of Credit to Tenant.
(e)    If proceedings are commenced for the taking of the Property as described in Section 13.1.1, then (i) if Tenant elects to terminate this Lease pursuant to the terms thereof, the Purchase Option shall also be terminated and Landlord shall return the Option Payment Letter of Credit to Tenant, or (ii) if Tenant has the right to terminate this Agreement pursuant to the terms thereof, but does not exercise such right, and Tenant exercises the Purchase Option, Tenant shall be entitled to a credit against the Purchase Price in the amount of the condemnation award (the “Condemnation Credit”) (or, if not theretofore received, the rights to receive such award) payable to Landlord on account of the taking, each as more particularly described therein. Notwithstanding anything to the contrary contained herein, Tenant shall have the right to exercise the Purchase Option in the event of a taking, subject to the Purchase Option Period.
32.Roof Garden. Subject to the terms and conditions set forth in this Article 32, Tenant shall have the non-exclusive right to use the Roof Garden. Tenant understands that the Roof Garden shall be used solely by Tenant and Tenant’s employees and guests, and other tenants of the Project and their employees and guests, but shall also be open to the public, subject to Recorded Documents. Tenant shall use the Roof Garden in a manner consistent with its intended uses. Landlord reserves the right to deny or restrict access to the Roof Garden from time to time as Landlord determines is reasonably necessary or desirable in connection with the repair, replacement, alteration, improvement, or redevelopment of the Project. Tenant agrees not to (a) cause or maintain, or permit its employees or guests to cause or maintain, any nuisance in, on, or about the Roof Garden, (b) create any safety hazard, or (c) permit music, noises, odors, lights, or other installations or activities that would unreasonably annoy or interfere with any other tenants of the Project or their employees or guests. Tenant shall comply with, and cause its employees and guests to comply with, all rules and regulations adopted by Landlord regarding the use of the Roof Garden from time to time. Tenant acknowledges and agrees that the provisions of Section 19.2 of this Lease apply to the Roof Garden, as well as other parts of the Project.
33.Tenant’s Signage.
33.1.    Tenant’s Building Sign. Tenant shall have all rights related to signage both on or within the Building, subject to the existing rights of existing tenants as of the Lease Date. Tenant’s right to install and maintain signage shall further be subject to Tenant obtaining all required permits and approvals required by Applicable Laws, provided Landlord, at no cost to Landlord, shall cooperate with Tenant to obtain such permits and approvals.
33.2.    Conditions. Tenant’s signage shall be installed and removed incompliance with applicable Requirements. Tenant shall be responsible for any structural work associated with the installation or maintenance of Tenant’s signage, if any, as well as other work reasonably required by Landlord (such as waterproofing, repainting, etc). Tenant, at its sole cost and expense, shall be responsible for the design, fabrication and installation of Tenant’s signage, and maintaining Tenant’s signage in good condition and repair during the Term. All electrical power required for Tenant’s signage, if any, shall be charged to

Tenant. Tenant shall pay all federal, state and local taxes applicable to Tenant’s signage. Tenant assumes all liability and risks relating to damage to Tenant’s signage from any cause whatsoever, except to the extent caused by the gross negligence or willful misconduct of Landlord.
33.3.    Removal. Upon the expiration or earlier termination of this Lease, Tenant shall remove Tenant’s signage and repair any damage caused thereby, and restore the surface of the Building upon which the sign was affixed, the structure (if applicable), and any other affected areas of the Building to a condition reasonably satisfactory to Landlord.
33.4.    No Representations. Tenant hereby acknowledges that Landlord has made no representations or warranties to Tenant with respect to the probability of obtaining required permits and approvals for Tenant’s signage, including, without limitation, approval of the availability or location of Tenant’s signage.
33.5.    Existing [●]Signage. Tenant acknowledges that Applicable Laws may require that the existing [●] signage on the exterior of the Building be maintained in place due to its historical status or for other reasons and Tenant’s signage rights hereunder shall be subject to such Applicable Laws.
34.Communications, Computer Lines, and Equipment.
34.1.    Lines; Identification Requirements. After the Delivery Date, as such term applies to the applicable Sub-Phase, Tenant may install, maintain, replace, remove or use any communications or computer wires and cables serving the Premises (collectively, the “Lines”), provided that (i) Tenant shall obtain Landlord’s prior written consent, use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of this Lease, (ii) an acceptable number of spare Lines and space for additional Lines shall be left as-is and unused by Tenant for existing and future occupants of the Project, as determined in Landlord’s reasonable opinion, (iii) the Lines therefor (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, shall be surrounded by a protective conduit reasonably acceptable to Landlord, and shall be identified in accordance with the “Identification Requirements,” as that term is set forth hereinbelow, (iv) any new or existing Lines servicing the Premises shall comply with all applicable governmental laws and regulations, (v) as a condition to permitting the installation of new Lines, Landlord may reasonably require that Tenant remove existing Lines located in or serving the Premises and repair any damage in connection with such removal, and (vi) Tenant shall pay all costs in connection therewith. All Lines shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Lines with wire) to show Tenant’s name, suite number, telephone number and the name of the person to contact in the case of an emergency (A) every four feet (4’) outside the Premises (specifically including, but not limited to, the electrical room risers and other Common Areas), and (B) at the Lines’ termination point(s) (collectively, the “Identification Requirements”). Upon the expiration of the Lease Term, or immediately following any earlier termination of this Lease, Tenant shall, at Tenant’s sole cost and expense, remove all Lines installed by Tenant, and repair any damage caused by such removal. In the event that Tenant fails to complete such removal and/or fails to repair any damage caused by the removal of any Lines, Landlord may do so and may charge the cost thereof to Tenant plus an administrative fee equal to ten percent (10%) of the cost thereof. In addition, Landlord reserves the right at any time to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time in violation of any laws or represent a dangerous or potentially dangerous condition. Landlord reserves the right to require that Tenant use Landlord’s riser management company.
34.2.    Interference. Tenant shall be responsible to ensure that no Lines or telecommunications or other signal or data reception or transmission equipment installed in the Premises or on the rooftop of the Building pursuant to Section 34 below (“Equipment”) cause any electrical, electromagnetic, radio frequency, or other interference with the Building Systems or any other equipment of Landlord or any third party (including any telecommunication or other signal or data reception or transmission equipment and/or system in or serving the Project, its occupants, and/or Landlord), or otherwise interfere with the use and enjoyment of the Project by Landlord, any tenant of the Project, or any person or entity that has entered or will enter into an agreement with Landlord to install telecommunications or other signal or data reception or transmission equipment in the Project (collectively, “Interference”). Upon notice of any Interference, Tenant shall immediately cooperate with Landlord to identify the source of the Interference and shall, within twenty-four (24) hours, if requested by Landlord, cease all operations of Lines and Equipment (except for intermittent testing as approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed) until the Interference has been corrected to the reasonable satisfaction of Landlord, unless Tenant reasonably establishes prior to the expiration of such twenty-four (24) hour period that the Interference is not caused by Tenant’s Lines or Equipment, in which case Tenant may operate its Lines or Equipment pursuant to the terms of this Lease. Tenant shall be responsible for all costs associated with any tests deemed reasonably necessary to resolve any and all Interference. If such Interference has not been corrected within ten (10) business days after notice to Tenant of its occurrence, Landlord may (i) require Tenant to remove the specific Line or Equipment causing such Interference, or (ii) eliminate the Interference at Tenant’s expense, provided such Interference is actually caused by Tenant’s Lines or Equipment. If the lines or equipment of any other party causes Interference with Tenant’s Lines or Equipment, Tenant shall reasonably cooperate with such other party to resolve such Interference in a mutually acceptable manner.
34.3.    Roof-Top Equipment. Subject to applicable Requirements and rights of any licensees, Landlord, and existing tenants, Tenant may, without charge, install and maintain on available space on the roof of the Building, antennas and satellite dishes and associated cabling, equipment and roof mount and base (collectively the “System”) for data communications and video used in the conduct of Tenant’s business. Tenant’s right to install and maintain any such System shall be exclusive, if and so long as Tenant leases the entire Building, but subject to the rights of any licensees that exist during such period and provided further that Tenant shall coordinate with Landlord regarding any rooftop uses required by Landlord for the continuing operation and maintenance of the Building. Prior to any such installation, Tenant shall furnish detailed plans and specifications for the installation to Landlord for approval, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant’s installation, including of the antenna or satellite dish, any associated electronic or other equipment, wiring, roof mount and base, shall at all times be subject to supervision and reasonable approval by Landlord. Tenant shall be responsible for procuring whatever consents, approvals, licenses or permits that may be required for the use and operation of the System. Provided that such access is coordinated with Landlord and pre-approved, Tenant shall at all times be permitted access to the area on the roof where any such installation may be made as necessary for the installation, maintenance, repair and replacement thereof. Tenant shall at all times, and at Tenant’s sole expense, be responsible for proper maintenance of any such installation and all governmental permits and approvals required in connection therewith (including compliance with any and all conditions attached thereto). Any such installation shall be deemed to be part of the Premises for purposes of Tenant’s insurance and indemnification obligations hereunder. Tenant may at any time, and shall at expiration or earlier termination of the Term, remove the System, restore the Building to the condition existing prior to Tenant’s installation to the extent reasonably practicable, and repair any damage caused by Tenant’s installation or removal.
35.Miscellaneous.
35.1.    No Joint Venture. This Lease does not create any partnership or joint venture or similar relationship between Landlord and Tenant.
35.2.    Successors and Assigns. Subject to the provisions of Article 17 and Article 22 regarding assignment, all of the provisions, terms, covenants and conditions contained in this Lease shall bind, and inure to the benefit of, the parties and their respective successors and assigns. Construction and Interpretation. The words “Landlord” and “Tenant” include the plural as well as the singular. If there is more than one person comprising Tenant, the obligations under this Lease imposed on Tenant are joint and several. The captions preceding the Articles, Sections and subsections of this Lease are inserted solely for convenience of reference and shall have no effect upon, and shall be disregarded in connection with, the construction and interpretation of this Lease. All provisions of this Lease have been negotiated at arm’s length between the parties and after advice by counsel and other representatives chosen by each party and the parties are fully informed with respect thereto. Therefore, this Lease shall not be construed for or against either party by reason of the authorship or alleged authorship of any provision hereof, or by reason of the status of the parties as Landlord or Tenant, and the provisions of this Lease and the Exhibits hereto shall be construed as a whole according to their common meaning in order to effectuate the intent of the parties under the terms of this Lease.
35.3.    Severability. If any provision of this Lease, or the application thereof to any person or circumstance, is determined to be illegal, invalid or unenforceable, the remainder of this Lease, or its application to persons or circumstances other than those as to which it is illegal, invalid or unenforceable, shall not be affected thereby and shall remain in full force and effect, unless enforcement of this Lease as so invalidated would be unreasonable or grossly inequitable under the circumstances, or would frustrate the purposes of this Lease.
35.4.    Entire Agreement. This Lease and the Exhibits hereto identified in the Basic Lease Information contain all the representations and the entire agreement between the parties with respect to the subject matter hereof and any prior negotiations, correspondence, memoranda, agreements, representations or warranties are replaced in total by this Lease and the Exhibits hereto. Neither Landlord nor Landlord’s employees, agents, contractors, licensees, invitees, representatives, officers, directors, shareholders, partners, and members have made any warranties or representations with respect to the Premises or any other portion of the Project, except as expressly set forth in this Lease. Tenant acknowledges that all brochures and informational materials, as well as all communications from Landlord and Landlord’s employees, agents, contractors, licensees, invitees, representatives, officers, directors, shareholders, partners, and members prior to the execution of this Lease, including without limitation, statements as to the identity or number of other tenants in the Project, the lease terms applicable to any such tenants or potential tenants, anticipated levels (or any matters which may affect anticipated levels) of expected business or foot traffic, demographic data, and the suitability of the Premises for Tenant’s intended uses, are and were made for informational purposes only, and Tenant agrees that such communications (i) are not and shall not be construed to be representations or warranties of Landlord, Landlord’s employees, agents, contractors, licensees, invitees, representatives, officers, directors, shareholders, partners, or members as to the matters communicated, (ii) have not and will not be relied upon by Tenant, and (iii) have been the subject of independent investigation by Tenant. Without limiting the generality of the foregoing, Tenant is not relying on any representation, and Landlord does not represent, that any specific retail or office tenant or occupant or number of tenants shall occupy any space or remain open for business in the Project at any time during the Term, and Landlord reserves the right to effect such other tenancies in the Project as Landlord shall determine in the exercise of its sole judgment.
35.5.    Governing Law. This Lease shall be governed by and construed pursuant to the laws of the State of California.
35.6.    Mandatory Negotiation and Mediation.
(1)Except as provided in Section 35.6(b) below, Landlord and Tenant agree to first negotiate and then mediate with respect to any claim or dispute arising out of or relating to this Lease, before resorting to court action. Either party may initiate settlement negotiations by providing written notice to the other party, setting forth the subject of the claim or dispute. Landlord and Tenant agree to cooperate in scheduling negotiations and to participate in the settlement negotiations in good faith. If Landlord and Tenant fail to settle such claim or dispute within thirty (30) days after the date of mailing of the notice initiating settlement negotiations or within such additional time period as the parties may agree in writing, the parties agree to submit the matter to JAMS for mediation. Either party may commence mediation by providing to JAMS and the other party a written request for mediation, setting forth the subject of the claim or dispute and the relief requested. Except as provided herein or by written Lease of the parties, the mediation shall be conducted in San Francisco pursuant to the JAMS rules. The parties will cooperate in selecting a mediator from the JAMS panel of neutrals, and in scheduling the mediation proceedings. The parties agree to participate in the mediation in good faith, and to share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by either of the parties, their employees, agents, experts and attorneys, and by the mediator and any other JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any litigation or other proceeding involving the parties, but evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. If JAMS should no longer exist at the time the claim or dispute arises, the matter shall be submitted to its successor entity, or if there is no such successor entity, to the American Arbitration Association or other similar organization mutually agreed upon by the parties, and except as provided herein or by mutual Lease of the parties, the mediation rules of such successor or alternate organization shall apply. Except as may be expressly set forth in any written settlement agreement, should the matter be settled by negotiation or mediation prior to commencing court action, each party shall pay its own attorneys’ fees and costs. Except as provided in Section 35.6(b), neither party may commence an action arising out of or relating to this Lease until expiration of the negotiation period and completion of the initial mediation session in accordance with this Section 35.6. If either party commences an action with respect to a claim or dispute covered by this Section 35.6 without first attempting to resolve the matter through negotiation and mediation, or refuses to negotiate or mediate after a request has been made, then that party shall not be entitled to recover attorneys’ fees and costs, even if such fees and costs would otherwise be available to that party in such action.
(2)Either party may seek equitable relief to preserve the status quo prior to participating in the negotiation and mediation proceedings required pursuant to this Section 35.6. In addition, the following matters are excluded from mandatory negotiation and mediation hereunder: (i) an unlawful detainer action based upon a monetary Event of Default; and (ii) any matter that is within the jurisdiction of probate, small claims, or bankruptcy court.
(3)The provisions of this Section 35.6 may be enforced by any court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all fees and costs, including reasonable attorneys’ fees, to be paid by the party against which enforcement is ordered. The covenants of Landlord and Tenant contained in this Section 35.6 shall survive the termination of this Lease.
(4)Nothing contained herein shall enable either party to compel the other party to submit any dispute to arbitration and neither party shall be required to submit a dispute to arbitration prior to commencing an action with respect to a claim or dispute covered by this Section 35.6 so long as such party first complies with terms and conditions of this Section 35.6.

35.7.    Standards of Performance and Approvals. Unless otherwise provided in this Lease, whenever approval, consent or satisfaction (collectively, an “approval”) is required of a party pursuant to this Lease or an Exhibit hereto, such approval shall not be unreasonably withheld, conditioned or delayed. Whenever this Lease grants Landlord or Tenant the right to take action, then such party shall act in good faith. Unless provision is made for a specific time period, approval (or disapproval) shall be given within thirty (30) days after receipt of the request for approval. The parties have set forth in this Lease their entire understanding with respect to the terms, covenants, conditions and standards pursuant to which their obligations are to be judged and their performance measured, including the provisions of Article 17 with respect to assignments and sublettings.
35.8.    Brokers. Landlord and Tenant each represent and warrant to the other that no broker, agent, or finder has procured, or was involved in the negotiation of, this Lease on behalf of the representing party and no such broker, agent or finder is or may be entitled to a fee, commission or other compensation in connection with this Lease. Landlord and Tenant shall each indemnify, defend, protect and hold the other harmless from and against Claims that may be asserted against the indemnified party in breach of the foregoing warranty and representation.
35.9.    Memorandum of Lease and Option. Landlord and Tenant shall execute, acknowledge and deliver a short form memorandum of this Lease and the Option (and any amendment hereto) in form attached hereto as Exhibit L. In no event shall this Lease or any memorandum thereof other than the foregoing memorandum (or any amendment thereto recorded in connection with any amendment of this lease) be recorded by Landlord or Tenant.
35.10.    Quiet Enjoyment. Upon paying the Rent and performing all its obligations under this Lease, Tenant may peacefully and quietly enjoy the Premises during the Term as against all persons or entities claiming by or through Landlord, subject, however, to the provisions of this Lease and any Encumbrances.
35.11    Force Majeure. If Landlord is unable to perform or delayed in performing any of its obligations under this Lease on account of natural disasters, labor disputes (provided that such labor dispute is industry-wide, and such party is not the particular target of such labor dispute), inability to obtain materials, fuels, energy or reasonable substitutes therefor, governmental action (excluding governmental action resulting from the actions of Landlord or Tenant, e.g., inadequate permit submittals), fire or other acts of God, national emergency, acts of war or terrorism, failure of a third party tenant to fully vacate and surrender its premises as and when required (or delay in doing so), or any other cause of any kind beyond the reasonable control of Landlord (except financial inability) (collectively, “Force Majeure”), Landlord shall not be in default under this Lease and such inability or delay shall in no way constitute a constructive or actual eviction of Tenant. Nothing contained in this Section 35.11 shall be deemed to affect any self-help or abatement rights expressly granted to Tenant under this Lease.

35.12.    Surrender of Premises. Upon the Expiration Date or earlier termination of this Lease, Tenant shall quietly and peacefully surrender the Premises to Landlord in the condition called for by this Lease, shall deliver to Landlord any keys to the Premises, or any other portion of the Project, and shall provide to Landlord the combination or code of locks on all safes, cabinets, vaults and security systems in the Premises. On or before the Expiration Date or earlier termination of this Lease, Tenant, at its cost and expense, shall remove all of its personal property from the Premises and repair all damage to the Project caused by such removal. In addition, Tenant, at its cost and expense, shall remove all Lines installed by or for Tenant that are located within the Premises or, in the case of Lines exclusively serving the Premises, anywhere in the Project, including, without limitation, the Building plenum, risers and all conduits, and repair all damage to the Project caused by such removal as follows: (i) in the case of the expiration of the Term, Tenant shall remove such Lines and repair such damage on or before the Expiration Date, unless Landlord notifies Tenant, at least thirty (30) days prior to the Expiration Date, that such Lines shall be surrendered with the Premises; and (ii) in the case of the earlier termination of this Lease, Tenant shall remove such Lines and repair such damage promptly after receipt of a notice from Landlord requiring such removal and repair. Any Lines not required to be removed pursuant to this Section shall become the property of Landlord (without payment by Landlord), and shall be surrendered in good condition and working order, lien free, and properly labeled with an identification system reasonably approved by Landlord. All personal property of Tenant not removed hereunder shall be deemed, at Landlord’s option, to be abandoned by Tenant and Landlord may, without any liability to Tenant for loss or damage thereto or loss of use thereof, store such property in Tenant’s name at Tenant’s expense and/or dispose of the same in any manner permitted by law.
35.13.    Intentionally Omitted.
35.14.    Exhibits. The Exhibits specified in the Basic Lease Information are by this reference made a part hereof.
35.15.    Survival of Obligations. The waivers of claims or rights, the releases and the obligations under this Lease to indemnify, protect, defend and hold harmless Landlord and other Indemnitees shall survive the expiration or earlier termination of this Lease, and so shall all other obligations or agreements hereunder which by their terms or nature survive the expiration or earlier termination of this Lease.
35.16.    Time of the Essence. Time is of the essence of this Lease and of the performance of each of the provisions contained in this Lease.
35.17.    Waiver of Trial By Jury. LANDLORD AND TENANT HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE REQUIREMENTS, TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR

OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE OR ANY EMERGENCY OR STATUTORY REMEDY.
35.18.    Consent to Venue; Waiver of Counterclaim. Tenant hereby waives any objection to venue in the County of Alameda, and agrees and consents to the personal jurisdiction of the courts of the State of California with respect to any action or proceeding (i) brought by Landlord, Tenant or any other party, relating to (A) this Lease and/or any understandings or prior dealings between the parties hereto, or (B) the Premises, the Project, or any part thereof, or (ii) to which Landlord is a party. IF LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NON-PAYMENT OF RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, AND ANY SUCH COUNTERCLAIM SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.
35.19.    Financial Statements. If Landlord desires to finance or refinance or sale, transfer or otherwise convey any interest in the Building, or any part thereof, Tenant hereby agrees to deliver to any lender or transferee designated by Landlord, with ten (10) days after request therefor, such financial statements of Tenant as may be reasonably required by such lender or transferee. Such statements shall include the past three years’ financial statements of Tenant. Notwithstanding anything to the contrary set forth above in this Section 35.19, so long as Tenant’s financial statements are available through publicly available filings with Securities & Exchange Commission or other means readily accessible to members of the public, then Tenant shall not be required to provide such financial statements to Landlord as required in this Section 35.19.
35.20.    Modification of Lease. This Lease may be modified or amended only by an agreement in writing signed by both parties.
35.21.    No Option. The submission of this Lease to Tenant for review or execution does not create an option or constitute an offer to Tenant to lease the Premises on the terms and conditions contained herein, and this Lease shall not become effective unless and until it has been executed and delivered by both Landlord and Tenant.
35.22.    Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent, and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.
35.23.    Compliance with Anti-Terrorism Law. Each party hereby represent that it is not in violation of any Anti-Terrorism Law.
35.24.    Rent Not Based on Income. No Rent or other payment in respect of the Premises shall be based in any way upon net income or profits from the Premises. Tenant may not enter into or permit any sublease or license or other agreement in connection with the Premises which provides for a rental or other payment based on net income or profit.
35.25.    Tenant’s Authority. Tenant, and each of the persons executing this Lease on behalf of Tenant, represent and warrant that (i) Tenant is a duly formed, authorized and existing corporation, limited liability company, partnership, trust, or other form of entity (as the case may be), (ii) Tenant is qualified to do business in California, (iii) Tenant has the full right and authority to enter into this Lease and to perform all of Tenant’s obligations hereunder, and (iv) each person signing on behalf of Tenant is authorized to do so. Tenant shall deliver to Landlord, within ten (10) days after Landlord’s request, such certificates, resolutions, or other written assurances authorizing Tenant’s execution and delivery of this Lease, as requested by Landlord from time to time or at any time, in order for Landlord to assess Tenant’s then authority under this Lease.
35.26.    Hazardous Materials Disclosure. Landlord has delivered to Tenant a copy of the most recent Phase I Environmental Site Assessment regarding the Project. Exhibit K attached hereto and incorporated by reference herein includes (i) a notice to Tenant regarding Hazardous Materials that Tenant acknowledges that such notice complies with the requirements of Section 25915 et seq. and Section 25359.7 of the California Health and Safety Code; and (ii) a list of all documents regarding the presence of Hazardous Materials provided to Tenant by Landlord; Tenant hereby acknowledges receipt of, and an opportunity to review, all such documents. As part of Tenant’s obligations under this Lease, Tenant agrees to comply with the California “Connelly Act” and other applicable laws, including providing copies of Landlord’s notification letter to all of Tenant’s “employees” and “owners”, as those terms are defined in the Connelly Act and other applicable laws. Tenant is familiar with the Existing Environmental Conditions of the Project. Tenant acknowledges that Landlord’s duty to remove, remediate, encapsulate or otherwise address Hazardous Materials shall be satisfied in full by Landlord’s compliance with any O&M plans regarding such Hazardous Materials provided that Landlord shall be responsible to take any action required to correct any violation of Requirements necessary to comply with the terms of any final order or judgment of any court or regulatory agency with jurisdiction over the matter provided that Landlord shall have the right to contest any such order or directive in good faith to the extent permitted by law.
35.27.    Accessibility Disclosure. To Landlord’s actual knowledge, the Premises have not undergone inspection by a Certified Access Specialist (CASp), as defined in Section 55.52 of the California Civil Code. The following statements are included in this Lease solely for the purpose of complying with California Civil Code Section 1938:
A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.
In connection with the foregoing, and notwithstanding anything to the contrary elsewhere in this Lease, Landlord hereby advises Tenant that if Tenant elects to request such an inspection, Tenant shall be responsible to pay the fee for such inspection and the cost of any repairs necessary to correct violations of construction-related accessibility standards within the Premises.
35.28.    24/7 Access. Following the Commencement Date, subject to Landlord’s reasonable access control measures, except when and where Tenant’s right of access is specifically prevented as a result of (i) an emergency, (ii) a Requirement, or (iii) a specific provision set forth in this Lease, Tenant shall have the right of ingress and egress: (a) to the Premises and the roof of the Building, twenty-four (24) hours per day, seven (7) days per week, (except that with respect to access to the roof of the Building, any such access shall be coordinated with Landlord and pre-approved (except in the cases of emergency), which pre-approval shall not be unreasonably withheld, conditioned or delayed; and (b) to the Parking Facility, between 6am and midnight, seven (7) days per week (except that if Tenant requires access to the Parking Facility after midnight or before 6am, Landlord shall arrange for such access, at Tenant’s cost).
35.29.    Counterparts. This Lease may be executed in counterpart. All such executed counterparts shall constitute the same agreement, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.
36.Security Deposit Letter of Credit.
36.1.    Delivery of Security Deposit Letter of Credit. Concurrently with the execution and delivery of this Lease, Tenant shall deliver to Landlord, as protection for the full and faithful performance by Tenant of all of its obligations under this Lease and for all losses and damages that Landlord is entitled to under Sections 20.2 and 20.3 of the Lease as a result of any Event of Default by Tenant, an irrevocable and unconditional negotiable standby letter of credit (the "Security Deposit Letter of Credit") in the amount of Seventy Five Million Dollars ($75,000,000.00) (the “Security Deposit Letter of Credit Amount"), in the form attached hereto as Exhibit R or in such other form as may be reasonably approved by Landlord (it being acknowledged that Landlord shall not withhold its consent so long as such other form meets the conditions of Exhibit Q, and is consistent in substance with, the form attached as Exhibit R),payable upon presentation to an operating retail branch located in the San Francisco Bay Area, running in favor of Landlord and issued by a solvent, nationally recognized bank reasonably acceptable to Landlord and with a long term rating from Standard and Poor's Professional Rating Service of A or a comparable rating from Moody's Professional Rating Service or higher, under the supervision of the Superintendent of Banks of the State of California, it being understood and agreed that JPMORGAN CHASE BANK, N.A., CREDIT SUISSE AG, AND BNP

PARIBAS, are each approved as an issuer. The Security Deposit Letter of Credit shall also be governed by the provisions of Exhibit Q of this Lease.
36.2.    Application of Letter of Credit. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the Security Deposit Letter of Credit upon the occurrence of any Event of Default on the part of Tenant under this Lease. If an Event of Default by Tenant occurs, Landlord may, but without obligation to do so, and without notice to Tenant, draw upon the Letter of Credit, in part or in whole, to cure such Event of Default and/or to compensate Landlord for any and all damages that Landlord is entitled to as a result of such Event of Default under Sections 20.2 and 20.3 of this Lease. The use, application or retention of the Security Deposit Letter of Credit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any Applicable Laws, it being intended that Landlord shall not first be required to proceed against the Security Deposit Letter of Credit, and the use, application or retention of the Security Deposit Letter of Credit shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees, after an Event of Default or any other time that Landlord is entitled to draw on the Security Deposit Letter of Credit, not to interfere in any way with payment to Landlord of the proceeds of the Security Deposit Letter of Credit, either prior to or following a "draw" by Landlord of any portion of the Security Deposit Letter of Credit. No condition or term of this Lease shall be deemed to render the Security Deposit Letter of Credit conditional to justify the issuer of the Security Deposit Letter of Credit in failing to honor a drawing upon such Security Deposit Letter of Credit in a timely manner. Tenant agrees and acknowledges that (a) the Security Deposit Letter of Credit constitutes a separate and independent contract between Landlord and the Bank, (b) Tenant is not a third party beneficiary of such contract, and (c) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, neither Tenant, any trustee, nor Tenant's bankruptcy estate shall have any right to restrict or limit Landlord's claim and/or rights to the Security Deposit Letter of Credit and/or the proceeds thereof by application of Section 502(b)(6) of the U.S. Bankruptcy Code or otherwise.
If, for any reason, the amount of the Security Deposit Letter of Credit becomes less than the Security Deposit Letter of Credit Amount, Tenant shall, within ten (10) business days of demand, either provide Landlord with a cash security deposit equal to such difference or provide Landlord with additional letter(s) of credit in an amount equal to the deficiency (or a replacement letter of credit in the total Security Deposit Letter of Credit Amount or an amendment to the existing Security Deposit Letter of Credit to increase the Security Deposit Letter of Credit Amount by the deficiency), and any such additional (or replacement) letter of credit or letter of credit amendments shall comply with all of the provisions of this Article and Exhibit Q, and if Tenant fails to comply with the foregoing, then, notwithstanding anything to the contrary contained in this Article or Exhibit Q, then at Landlord’s option, such failure shall be an Event of Default under the Lease. If Tenant furnishes cash for the deficiency amount in accordance with the preceding sentence, Tenant may thereafter deposit an additional letter of credit(s) or replacement letter of credit in accordance with this Section, in which case, Landlord shall return such cash proceeds to Tenant within ten (10) days after receipt of such letter of credit. Without limiting the generality of the foregoing, if the Security Deposit Letter of Credit expires earlier than the LC Expiration Date applicable to the Security Deposit Letter of Credit, Landlord shall accept a renewal thereof (such renewal letter of credit to be in effect and delivered to Landlord, as applicable, not later than thirty (30) days prior to the expiration of the Security Deposit Letter of Credit), which shall be irrevocable and automatically renewable (or renewable through amendment) through the LC Expiration Date applicable to the Security Deposit Letter of Credit upon the same terms as the expiring Security Deposit Letter of Credit or such other terms as may be acceptable to Landlord in its reasonable discretion. However, if the Security Deposit Letter of Credit is not timely renewed, or if Tenant fails to maintain the Letter of Credit in the amount and in accordance with the terms set forth in this Article and Exhibit Q, such shall constitute an Event of Default under the Lease and Landlord shall have the right to present the Security Deposit Letter of Credit to the Bank in accordance with the terms of this Article and Exhibit Q, and draw upon the Letter of Credit, in part or in whole, to cure such Event of Default and/or to compensate Landlord for any and all damages that Landlord is entitled to as a result of such Event of Default under Sections 20.2 and 20.3 of the Lease. Any unused proceeds shall constitute the property of Landlord and need not be segregated from Landlord's other assets.
36.3.    Security Deposit. Any proceeds drawn under the Security Deposit Letter of Credit and not applied as set forth above shall be held by Landlord as a security deposit (the "Security Deposit"). No trust relationship is created herein between Landlord and Tenant with respect to the Security Deposit, and Landlord shall not be required to keep the Security Deposit separate from its general accounts. The Security Deposit shall be held by Landlord as security for the faithful performance by Tenant of all of the provisions of this Lease to be performed or observed by Tenant. If there is an Event of Default Landlord may (but shall not be obligated to), and without prejudice to any other remedy available to Landlord, use, apply or retain all or any portion of the Security Deposit to cure such Event of Default and/or to compensate Landlord for any and all damages that Landlord is entitled to as a result of such Event of Default under Sections 20.2 and 20.3 of the Lease. Tenant hereby waives the provisions of California Civil Code Section 1950.7, or any similar or successor laws now or hereinafter in effect, that restrict Landlord's use or application of the Security Deposit, or that provide specific time periods for return of the Security Deposit. Without limiting the generality of the foregoing, Tenant expressly agrees that if Landlord terminates this Lease due to an Event of Default or if Tenant terminates this Lease in a bankruptcy proceeding, Landlord shall be entitled to hold the Security Deposit until the amount of damages recoverable pursuant to California Civil Code Section 1951.2 is finally determined. If Landlord uses or applies all or any portion of the Security Deposit as provided above, Tenant shall within ten (10) business days after demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to the then-applicable Security Deposit Letter of Credit Amount or provide a replacement letter of credit meeting the requirements of this Article 36, and Tenant's failure to do so shall, at Landlord's option, be an Event of Default under this Lease. At any time that Landlord is holding proceeds of the Security Deposit Letter of Credit pursuant to this Article 36, Tenant may deposit a Security Deposit Letter of Credit that complies with all requirements of this Article 36, in which event Landlord shall return the Security Deposit to Tenant within ten (10) days after receipt of the Security Deposit Letter of Credit. If Tenant performs all of Tenant's obligations hereunder, the Security Deposit, or so much thereof as has not previously been applied by Landlord, shall be returned, without payment of interest or other increment for its use, to Tenant (or, at Landlord's option, to the last assignee, if any, of Tenant's interest hereunder) within ninety (90) days following the later of the expiration of the Lease Term or Tenant's vacation and surrender of the Premises in accordance with the requirements of this Lease. Landlord's return of the Security Deposit or any part thereof shall not be construed as an admission that Tenant has performed all of its obligations under this

Lease. Upon termination of Landlord's interest in this Lease, if Landlord transfers the Security Deposit (or the amount of the Security Deposit remaining after any permitted deductions) to Landlord's successor in interest, and thereafter notifies Tenant of such transfer and the name and address of the transferee, then Landlord shall be relieved of any further liability with respect to the Security Deposit. This Section 36.3 is subject to the terms and conditions of Section 36.4 below.
36.4.    If Tenant does not exercise Purchase Option or Closing Does Not Occur.
a.If, as of the last day of the Purchase Option Period, (i) Tenant is Investment Grade, (ii) there is no Event of Default that has not been cured, and (iii) Landlord does not otherwise have a right to draw on the Security Deposit Letter of Credit (or if Landlord does have the right to draw on the Security Deposit Letter of Credit then Landlord may draw on the Security Deposit Letter of Credit and shall return any undrawn amount to Tenant), and the Closing does not occur for any reason, including, without limitation, because Tenant did not exercise the Purchase Option or default on Tenant’s obligations with respect to the Purchase Option, then the Security Deposit Letter of Credit shall be returned to Tenant within ninety (90) days and, thereafter, there shall be no requirement for a Security Deposit (or Security Deposit Letter of Credit) under this Lease.

b.If, as of the last day of the Purchase Option Period, Tenant is not Investment Grade, and the Closing does not occur for any reason, including, without limitation, because Tenant did not exercise the Purchase Option or default on Tenant’s obligations with respect to the Purchase Option, then (i) if the Closing did not occur in accordance with Sections 31.9(b), 31.9(c)(ii), 31.9(d), or 31.9(e)(i), but this Lease continues in effect thereafter, Landlord shall continue to hold the Security Deposit Letter of Credit in accordance with the terms of this Lease for the balance of the Term; however, the Security Deposit Letter of Credit Amount may be reduced from time to time upon satisfaction of the conditions set forth in Section 36.5 below; and (ii) if the Closing does not occur for any other reason, then Landlord shall have the right to immediately draw on the full amount of the Security Deposit Letter of Credit on or after the earlier of (x) the day after the last day of the Purchase Option Period if Tenant has not exercised the Purchase Option as of such date in accordance with this Lease, or (y) the day after the Closing was scheduled to occur, but did not occur, if Tenant had exercised the Purchase Option in accordance with this Lease but Closing does not occur in accordance with the Purchase Agreement (unless the Purchase Option Period is reinstated in accordance with Section 31.9(a) or Closing does not occur due to Landlord breach under Section 31.9(b)), and Landlord shall have the right to retain all such drawn funds as additional Rent (without reduction or offset of any of Tenant’s obligations under the Lease) and Landlord shall have no obligation to hold such drawn sums as security, notwithstanding any contrary terms in Section 36.3 above. In such event, Tenant shall have no further obligations to provide the Security Deposit Letter of Credit.

36.5    Reduction in Security Deposit Letter of Credit Amount. If the provisions of Section 36.4(b)(i) apply, then upon the following dates, provided that as of such dates, (i) Tenant is Investment Grade, and (ii) there is no uncured Event of Default and Landlord does not then otherwise have a right to draw on the Security Deposit Letter of Credit, the Security Deposit Letter of Credit Amount shall be eligible for reductions of twenty percent (20%) of the original Security Deposit Letter of Credit Amount:
(i) on the fifth (5th) anniversary of the Commencement Date;
(ii) on the tenth (10th) anniversary of the Commencement Date;
(iii) on the fifteenth (15th) anniversary of the Commencement Date; and
(iv) on the twentieth (20th) anniversary of the Commencement Date.

[Signatures follow on next page]

IN WITNESS WHEREOF, the parties have executed this Lease as of the Lease Date.
LANDLORD:
BA2 300 LAKESIDE LLC,
a Delaware limited liability company

By:    /s/ Lynn Tolin
Name:    Lynn Tolin
Title:    Authorized Signatory

[Tenant Signature to Follow]

[Signature Page to Office Lease]

TENANT:
PACIFIC GAS AND ELECTRIC COMPANY,
a California corporation

By:     /s/ William L. Smith
Name:    William L. Smith
Title:    Interim Chief Executive Officer

[Signature Page to Office Lease]

EXHIBIT A
SITE PLAN
[Intentionally Omitted]

Exhibit A-1

EXHIBIT B
DESCRIPTION OF PREMISES
[Intentionally Omitted]

Exhibit B-1

EXHIBIT C
CONFIRMATION OF
[COMMENCEMENT DATE AND] DELIVERY DATE
[Intentionally Omitted]

Exhibit C-1

EXHIBIT D-1
WORK LETTER
FOR LANDLORD’S WORK AND TENANT IMPROVEMENTS

This Work Letter for Landlord’s Work and Tenant Improvements (this “Work Letter”) is attached to and forms a part of the Office Lease (the “Lease”), by and between BA2 300 LAKESIDE LLC, a Delaware limited liability company (“Landlord”), and Pacific Gas and Electric Company, a California corporation (“Tenant”), pertaining to certain premises comprised of approximately 902,098 square feet of rentable area located in the building commonly known as 300 Lakeside, Oakland, California (the “Building”). Capitalized terms used herein and not otherwise defined herein have the meanings set forth in the Lease, including, without limitation, the other exhibits thereto.
As described in in the Lease, Landlord shall generally deliver the Premises to Tenant in Phases, referred to as “Phase A” and “Phase B”. However, each Phase shall be divided into multiple Sub-Phases, each as set forth in Schedule 1 to the Lease, as Schedule 1 may be modified as described in Section 3.2 of the Lease The actual date on which Landlord delivers possession of any Sub-Phase of the Premises to Tenant with Landlord’s Work and the Tenant Improvements for such Sub-Phase Substantially Completed (as defined in Section 6.1 below, and subject to adjustment as described in Section 6.2 below) is referred to in the Lease as a “Delivery Date” for such Sub-Phase. As the processes described in this Work Letter are not anticipated to be completed at one time for an entire Phase, but are intended to be completed, sequentially, for each Sub-Phase of the Premises, this Work Letter is intended to apply to each Sub-Phase of the Premises.
The purpose of this Work Letter is to set forth (i) Landlord’s obligation to perform improvements to the Building and Premises, at Landlord’s sole cost and expense, Landlord’s Work (as defined below), and (ii) the respective responsibilities of Landlord and Tenant regarding the design and construction of the initial alterations, additions and improvements to prepare the Premises for occupancy by Tenant (the “Tenant Improvements” and the work of constructing the Tenant Improvements being referred to as the “Tenant Improvement Work”). The total of all hard and soft costs of the Tenant Improvements is sometimes referred to herein as the “Tenant Improvement Costs”. Tenant shall be responsible for all Tenant Improvement Costs, subject to Landlord’s obligation to contribute the Tenant Improvement Allowance (as defined below), all on terms and conditions set forth in this Work Letter.
Exhibit D-1

Landlord and Tenant agree as follows:
1.Landlord’s Work.
1.1.    Landlord’s Work. Landlord, at its sole cost and expense, shall perform or cause to be performed certain alterations and improvements to the Building and the Premises to ready the space for the Tenant Improvements, which alterations and improvements are described in Exhibit A attached hereto (“Landlord’s Work”) in a good and workmanlike manner and in compliance with Requirements and in accordance with the provisions of this Work Letter.
1.2.    Design of Landlord’s Work. Landlord shall retain licensed architect(s) and engineer(s) from the list of pre-approved architect(s) and engineer(s) listed on Exhibit B attached hereto (collectively, the “Landlord’s Work Design Team”) for the Landlord’s Work, with input from Tenant that Landlord shall reasonably consider; however the final selection of Landlord’s Work Design Team shall be made by Landlord. Landlord shall enter into an agreement(s) with the Landlord’s Work Design Team on such terms and conditions as determined by Landlord, but with input from Tenant that Landlord shall reasonably consider, which agreement(s) shall be assignable to Tenant on the Closing Date if Tenant exercises the Purchase Option pursuant to Article 31 of the Lease or otherwise exercises its self-help rights with respect to completing the Landlord’s Work pursuant to Section 3.2 of the Lease and assumes the obligations to perform the Landlord’s Work. Landlord shall submit a copy of such agreement(s) for the Landlord’s Work to Tenant for its records. Landlord, working with the Landlord’s Work Design Team, shall be solely responsible for managing the design process of Landlord’s Work provided that the requirements of Schedule 1 attached hereto are satisfied. The process for designing the Landlord’s Work shall be completed in conjunction with the design process of the Seismic Work and Tenant Improvements and Landlord shall be responsible for causing the Landlord’s Work to be coordinated with that of the Seismic Work and Tenant Improvement Work.
1.3.    Construction of Landlord’s Work.
1.3.1.    Unless otherwise approved by Tenant, there shall be a single general contractor for the construction of the Landlord’s Work, Seismic Work and Tenant Improvements. The contractor shall be selected as follows: in consultation with Tenant, Landlord shall develop a request for proposals and solicit competitive bids from licensed contractors who are pre-approved for the applicable work as set forth on Exhibit B attached hereto for the construction of and/or design-build of the Landlord’s Work. Following receipt of the bids, and following Tenant’s input, which Landlord shall reasonably consider, Landlord shall retain one of the pre-approved contractors on Exhibit B or such other licensed general contractor, which shall be subject to Tenant’s approval, not to be unreasonably withheld, conditioned or delayed (“Contractor”). Landlord shall enter into a separate construction contract(s) with the Contractor for the Landlord’s Work(the “Landlord’s Work Contracts”) on such terms and conditions as determined by Landlord, but with input from Tenant which Landlord shall reasonably consider, and Landlord shall be solely responsible for the administration thereof; provided, however, and notwithstanding the foregoing, Tenant shall have reasonable approval over such terms and conditions of the Landlord’s Work Contract to the extent that such terms and conditions pertain to the allocation of costs as between the Base Building Work and Landlord’s Work on the one hand, and the Tenant Improvement Work and the Seismic Work on the other.
Exhibit D-1

1.3.2.    The Landlord’s Work Contracts shall be assignable to Tenant on the Closing Date if Tenant exercises the Purchase Option pursuant to Article 31 of the Lease or otherwise exercises its self-help rights to complete the Landlord’s Work pursuant to Section 3.2 of the Lease and assumes the obligations to perform the Landlord’s Work. The Landlord’s Work Contracts shall be separate from the Base Building construction contract(s), the Seismic Work construction contract(s) and the Tenant Improvement Contract (as defined below), unless otherwise reasonably approved by Tenant. Except as otherwise expressly provided herein, all costs incurred in performing Landlord’s Work shall be the obligation of Landlord. Landlord shall submit a copy of the Landlord’s Work Contract(s) to Tenant as well as copies of all change orders affecting the Landlord’s Work as such may be entered into from time to time in accordance with this Work Letter, to Tenant for its records.
1.3.3.    As part of the construction of the Landlord’s Work, Landlord shall cause the Contractor(s) to solicit competitive bids for the Landlord’s Work from at least three (3) qualified subcontractors for each of the major subtrades (excluding the mechanical, electrical, plumbing, fire protection, and life safety trades, which shall be on a design/build basis, unless Landlord elects to competitively bid these trades) and to submit the same to Landlord and Tenant for their review. Following receipt of the bids, and following consultation with Tenant, Landlord shall, with Tenant’s input that Landlord shall reasonably consider, make the final selections of subcontractors for Landlord’s Work.
1.4.    Changes to Landlord’s Work. Landlord may make changes, additions or alterations to the Landlord’s Work provided that the requirements of Exhibit A attached hereto are satisfied and Landlord shall notify Tenant of any material changes. In addition, Tenant may request changes, additions or alterations to the Landlord’s Work in accordance with this Section 1.4, which changes shall be subject to Landlord’s reasonable approval, not to be unreasonably withheld or delayed. If Tenant requests any changes to the Landlord’s Work (each, a “Tenant Requested Change”), Tenant shall notify Landlord in writing, with the date of such request being referred to herein as the “Tenant Requested Change Date”). Landlord shall have ten (10) days to provide Tenant notice of Landlord’s approval (and if Landlord so disapproves the requested change, it shall provide the reasons why it so disapproves the requested change) together with: (i) the length of time Landlord estimates it will take to make such change, addition or alteration, (ii) the costs of such change, addition or alteration, and (ii) whether any delay in delivery of the Sub-Phase or Phase is anticipated as a result thereof and the estimated length of time of such delay. Tenant shall thereafter have five (5) days to approve or withdraw its request for such change. If Tenant fails to respond within such five (5) day period, Tenant will be deemed to have withdrawn its request. If Tenant does not withdraw its request, then Landlord shall, subject to its reasonable approval as provided above, cause a change order to be issued to the Landlord’s Work Contract(s) implementing Tenant’s requested change to the Landlord’s Work (“Tenant Requested Change Order”). The date of Landlord’s final approval of any Tenant Requested Change or Tenant’s withdrawal or deemed withdrawal of such request is referred to herein as “Tenant Requested Change Determination Date”. The time period between a Tenant Requested Change Date and the Tenant Requested Change Determination Date for such request may constitute a “Tenant Delay” hereunder, provided that Landlord provides Tenant with notice via email to Tenant’s Representative that such requested change may cause an actual delay in the delivery of the applicable Sub-Phase. Tenant shall pay all costs attributable to a Tenant Requested Change within thirty (30) days after Landlord’s request therefor, including out-of-pocket costs incurred by Landlord or Contractor in reviewing
Exhibit D-1

proposed Tenant Requested Changes, whether or not such Tenant Requested Change is implemented as a Tenant Requested Change Order. In addition, the Construction Supervision Fee payable hereunder shall include all hard and soft costs of work performed pursuant to a Tenant Requested Change Order.
1.5.    Permits. Landlord shall obtain, or shall cause to be obtained, all necessary building permits and approvals and other authorizations from governmental agencies required in connection with the Landlord’s Work. The cost of all such permits and approvals, including inspection and other building fees required to obtain the permits for the Landlord’s Work shall be included as part of the costs to perform the Landlord’s Work, as applicable and shall be at Landlord’s sole cost and expense.
2.Tenant Master Program Requirements; Vacant Dates; Schedules.
2.1.    Tenant Master Program Requirements. Promptly following Lease execution and prior to starting the design process on Tenant Improvements, except as expressly stated otherwise in this Section 2.1 below, Landlord shall retain a licensed architect (the “TI Architect”) for the Tenant Improvements from the list of architects who are pre-approved for the applicable work as set forth on Exhibit B attached hereto or such other architect, which shall be subject to Tenant’s approval, not to be unreasonably withheld, conditioned or delayed. Landlord shall enter into an agreement with the TI Architect for the Tenant Improvements on terms and conditions acceptable to Landlord and reasonably approved by Tenant, which agreement (the “Architect’s Agreement”) shall be assignable to Tenant on the Closing Date if Tenant exercises the Purchase Option pursuant to Article 31 of the Lease or otherwise exercise its self-help rights to complete the Tenant Improvements pursuant to Section 3.2 of the Lease and assumes the obligations to perform the Tenant Improvements. Landlord shall submit a copy of the Architect’s Agreement to Tenant for its records together with any changes thereto that may be entered into in accordance with this Work Letter. No later than the later of (i) April 15, 2020, or (ii) the date on which the Lease becomes effective, Tenant shall deliver to Landlord Tenant’s standards for work-place development as necessary for the TI Architect to perform its work and, promptly thereafter, Landlord, Tenant and TI Architect shall work collaboratively to develop “Tenant Master Program Requirements”, which shall be consistent with Tenant’s standards for work-place development as provided by Tenant to Landlord, and which will then serve as the starting point for design for the Tenant Improvements for all of the Sub-Phases. Landlord and Tenant shall confirm the extent of the design team to be retained by the TI Architect and/or Landlord, including, but not limited to, consultants for IT, AV, workstation selection and design, etc. Development of Tenant Master Program Requirements is part of the design work for the Tenant Improvements and all costs thereof shall be the obligation of Tenant, subject to Landlord’s obligation to fund the Tenant Improvement Allowance, to the extent available, as further described herein. The Tenant Master Program Requirements for any Sub-Phase shall be approved by Tenant prior to proceeding with development of the Preliminary Plans for such Sub-Phase; provided, however, it is understood that the design work for the Tenant Improvements for some Sub-Phases may be started prior to final approval of all Tenant Master Program Requirements.
2.2.    Schedules. On or before the date that is approximately one hundred sixty five (165) days after the Lease Date (or such later or earlier date as Landlord deems reasonably necessary or appropriate given Tenant’s then-current program requirements for such space), (a) Landlord shall deliver written notice to Tenant setting forth a proposed schedule for Landlord and Tenant to work together in
Exhibit D-1

developing and completing design documents for the Tenant Improvements for such Sub-Phase; (b) Landlord and Tenant shall promptly meet and confer to determine the estimated schedule for design and construction of Landlord’s Work and the Tenant Improvements for such Sub-Phase; and (c) once the projected Delivery Date for such Sub-Phase is established pursuant to Final Schedule is determined, Landlord shall prepare and deliver to Tenant (i) a final schedule for design and construction of Landlord’s Work and the Tenant Improvements for such Sub-Phase consistent with such projected Delivery Date for such Sub-Phase established pursuant to Final Schedule 1 (each, a “Sub-Phase Final Schedule”), and (ii) a copy of Exhibit C for the applicable Sub-Phase with the Required Milestones shown thereon appropriately completed to correspond to the Sub-Phase Final Schedule for such Sub-Phase (“Time Deadlines”). Thereafter, Landlord shall use reasonable and diligent efforts to comply with Landlord’s obligations set forth in the Sub-Phase Final Schedule for such Sub-Phase.
2.3.    Development of Tenant Improvement Plans.
2.3.1.    Preliminary Plans. Landlord shall cause TI Architect to prepare preliminary plans (the “Preliminary Plans”) for each Sub-Phase of the Tenant Improvements consistent with Tenant Master Program Requirements, which Preliminary Plans shall be delivered to Tenant consistent with the Sub-Phase Final Schedule for the applicable Sub-Phase. At Tenant’s option, Tenant may request that Landlord cause Preliminary Plans for one or multiple Sub-Phases and at such earlier dates as Tenant may request; any such request shall be subject to Landlord’s approval. Within ten (10) business days after Tenant’s receipt of the Preliminary Plans for each Sub-Phase, Tenant shall either approve or disapprove the Preliminary Plans, which approval shall not be unreasonably withheld. If Tenant disapproves the Preliminary Plans, then Tenant shall state in reasonable detail the changes which Tenant requires to be made thereto. Landlord shall submit to Tenant revised Preliminary Plans within twenty (20) business days after Landlord’s receipt of Tenant’s disapproval notice. Following Tenant's receipt of the revised Preliminary Plans, Tenant shall have the right to review and approve the revised Preliminary Plans pursuant to this Section. Tenant shall give Landlord written notice of its approval or disapproval of the revised Preliminary Plans within five (5) business days after the date of Tenant’s receipt thereof. If Tenant reasonably disapproves the revised Preliminary Plans, then Landlord and Tenant shall continue to follow the procedures set forth in this Section 2.3.1 until Landlord and Tenant reasonably approve the Preliminary Plans for such Sub-Phase in accordance with this Section 2.3.1. The period between the date of Tenant’s reasonable disapproval and the eventual mutual approval of such Preliminary Plans shall constitute a Tenant Delay (as defined below) with respect to such Sub-Phase.
2.3.2.    Certain Revisions to Preliminary Plans. Tenant acknowledges that Tenant shall not propose, and Landlord shall not be required to approve, any revisions to the Preliminary Plans that do not comply with applicable Requirements or that, in Landlord’ sole but reasonable judgment:; (a) are not consistent with the quality and character of the Project; (b) are likely to materially adversely affect Building Systems, the structure of the Building or the safety of the Building; (c) may impair Landlord’s ability to furnish required services to Tenant; (d) may increase the cost of operating the Building; (e) contain or use or expose Hazardous Materials; (f) may adversely affect the appearance of the Building; (g) are prohibited by any Recorded Documents, or any mortgage, trust deed or other instrument encumbering the Property; (h) are likely to be substantially delayed because of availability or shortage of labor or materials necessary to perform such work or the difficulties or unusual nature of
Exhibit D-1

such work; or (i) are not, at a minimum, in accordance with Landlord’s building standards and construction rules and regulations, and the Sustainable Practices.
2.3.3.    Tenant Improvements Contract. Unless otherwise approved by Tenant, the Contractor retained by Landlord to perform the Landlord’s Work shall also be the general contractor for the construction of the Tenant Improvements. Landlord shall enter into a construction contract(s) with the Contractor (the “Tenant Improvements Contract”) on such terms and conditions as determined by Landlord, but with Tenant’s reasonable approval, and Landlord shall be solely responsible for the administration thereof. The Tenant Improvements Contract shall not cover any of Landlord’s Work or the Base Building Work. The Tenant Improvements Contract shall be assignable to Tenant on the Closing Date if Tenant exercises the Purchase Option pursuant to Article 31 of the Lease or Tenant otherwise exercises its self-help rights pursuant to Section 3.2 of the Lease and assumes the obligations to perform the Tenant Improvements. Landlord shall submit a copy of such agreement(s) for the Tenant Improvements to Tenant for its records. Except as otherwise expressly provided herein, all costs incurred pursuant to the Tenant Improvements Contract shall be the obligation of Tenant, subject to Landlord’s obligation to fund the Tenant Improvement Allowance, to the extent available, as further described herein. Landlord shall submit a copy of the Tenant Improvements Contract as well as copies of all change orders affecting the Tenant Improvements as such may be entered into from time to time in accordance with this Work Letter, to Tenant for its records.
2.3.4.    Preliminary Budget. Within the time period specified in the Sub-Phase Final Schedule for the applicable Sub-Phase for approval by Landlord and Tenant of the Preliminary Plans for each Sub-Phase, Landlord shall cause the Contractor to prepare and submit to Landlord and Tenant a preliminary budget for the Tenant Improvements for each Sub-Phase based upon the approved Preliminary Plans, which Landlord shall review and revise as Landlord determines is appropriate to reduce the cost of Tenant Improvements, and then submit to Tenant for its review and approval. Within five (5) business days after Tenant's receipt of the preliminary budget for each Sub-Phase, Tenant shall either approve or disapprove the preliminary budget. If Tenant disapproves the preliminary budget for each Sub-Phase, Tenant shall provide Landlord with comments to the preliminary budget, following which, Landlord shall work with the Architect to revise the Preliminary Plans to reduce the cost of the Tenant Improvements and cause to be submitted a revised preliminary budget to Tenant within twenty (20) business days after receipt of Tenant’s comments. Tenant will notify Landlord of Tenant’s approval or disapproval of the revised preliminary budget within five (5) business days. Landlord and Tenant (i) shall again follow the procedures set forth in Section 2.2.1 above with respect to the Preliminary Plans for such Sub-Phase and to the submission and approval of the preliminary budget from Contractor and (ii) the period between the date of Tenant’s reasonable disapproval and the eventual mutual approval of such Preliminary Plans shall constitute a Tenant Delay (as defined below) with respect to such Sub-Phase provided that Landlord provides Tenant with notice via email to Tenant’s Representative that delay in approval of the Preliminary Plans may cause an actual delay in the delivery of the applicable Sub-Phase.
2.3.5.    Final Plans. Within three (3) business days after approval by Landlord and Tenant of the preliminary budget for the Tenant Improvements for each Sub-Phase, Landlord shall cause Architect to commence preparing complete plans and specifications that incorporate and are consistent with the approved Preliminary Plans for such Sub-Phase and preliminary budget, and which show in
Exhibit D-1

detail the intended design, construction and finishing of all portions of the Tenant Improvements described in the Preliminary Plans (collectively, the “Final Plans” and as approved pursuant to this Section 2.3.5, the “Approved Final Plans”). Landlord shall cause Architect to deliver the Final Plans to Tenant, for Tenant’s review and approval. Within five (5) business days after Tenant’s receipt of the Final Plans, Tenant shall either approve or disapprove the Final Plans, which approval shall not be unreasonably withheld. Any changes proposed by Tenant shall be subject to Landlord’s review and approval, not to be unreasonably withheld; however, Landlord shall be entitled to withhold its approval of the Final Plans for any of the reasons set forth in Section 2.3.2 above and such reasons shall not be the only reasons for which Landlord may withhold its approval. Landlord shall then instruct Architect to incorporate approved revisions and submit to Tenant revised Final Plans for the applicable Sub-Phase within five (5) business days. Following Tenant's receipt of the revised Final Plans, Tenant shall have the right to review and approve the revised Final Plans pursuant to this Section 2.3.5. Tenant shall give Landlord written notice of its approval or disapproval of the revised Final Plans for such Sub-Phase within five (5) business days after the date of Tenant's receipt thereof. If Tenant reasonably disapproves the revised Final Plans for such Sub-Phase, then the following shall occur: (i) Landlord and Tenant shall continue to follow the procedures set forth in this Section 2.3.5 until Landlord and Tenant reasonably approve such Final Plans in accordance with this Section 2.3.5; and (ii) the period between the date of Tenant’s reasonable disapproval and the eventual mutual approval of such Final Plans shall constitute a Tenant Delay (as defined below) for such Sub-Phase provided that Landlord provides Tenant with notice via email to Tenant’s Representative that delay in approval of the Final Plans may cause an actual delay in the delivery of the applicable Sub-Phase.
2.4.    Time Deadlines. Tenant shall use its commercially reasonable efforts, in good faith and with all due diligence to cooperate with the Architect, the Contractor, and Landlord to complete all phases of the Preliminary Plans and Final Plans (collectively, the “Construction Drawings”) and the permitting process and to receive the permits for such Sub-Phase, as soon as possible consistent with the applicable Time Deadlines for such Sub-Phase (completed by Landlord as described in Section 2.3 above) and, in that regard, Tenant shall meet with Landlord on a scheduled basis to be determined by Landlord, to discuss the progress in connection with the same. Tenant shall use reasonable and diligent efforts to comply with Tenant’s obligations set forth in the Time Deadlines for such Sub-Phase.
2.5.    Permits. Landlord shall obtain, or cause Architect, Contractor or another consultant retained by Landlord for this purpose, to obtain all necessary building permits and approvals and other authorizations from governmental agencies required in connection with the Tenant Improvements for each Sub-Phase. The cost of all such permits and approvals, including inspection and other building fees required to obtain the permits for the Tenant Improvements for each Sub-Phase, shall be included as part of the Tenant Improvement Costs.
2.6.    Allocation of Certain Costs. The parties acknowledge that some shared labor, material, and equipment costs included in the General Conditions and General Requirements may benefit and apply to Landlord’s Work, Tenant Improvement Work and/or the Seismic Work. Landlord shall reasonably and equitably allocate such costs among the applicable scopes of work, subject to Tenant’s reasonable approval of such allocation.
Exhibit D-1

2.7.    Time Periods. To the extent that this Work Letter specifies certain time periods that apply to any approval, disapproval, delivery, time for comment, or other action to be taken by Tenant hereunder (each, a “Tenant Action”), those same time periods shall be utilized by Landlord for those same Tenant Actions whenever Landlord establishes any schedules or sets any deadlines that apply to Tenant hereunder, unless otherwise reasonably approved by Tenant. To the extent that this Work Letter does not specify a certain time period for any Tenant Action, then Landlord shall determine a reasonable time period for such Tenant Action.
3.Construction Budget.
3.1.    Approved Cost Estimate. Landlord shall instruct Contractor to solicit competitive bids for the Tenant Improvements for each Sub-Phase from at least three (3) qualified subcontractors for each of the major subtrades (excluding the mechanical, electrical, plumbing, fire protection, and life safety trades, which shall be on a design/build basis, unless Landlord elects to competitively bid these trades) and to submit the same to Landlord and Tenant for their review and approval. Upon selection of the subcontractors and approval of the bids, Contractor shall prepare a cost estimate for the Tenant Improvements for such Sub-Phase described in such Final Plans, based upon the bids submitted by the subcontractors selected. Contractor shall submit such cost estimate to Landlord and Tenant for their review and approval. Within five (5) business days after their receipt of the cost estimate, Landlord and Tenant shall each either approve or disapprove the cost estimate, which approval shall not be unreasonably withheld. Tenant’s failure to approve or disapprove the cost estimate within such five (5) business day period shall constitute a Tenant Delay. Landlord or Tenant may each approve or reject such cost estimate in their reasonable sole discretion. If either Landlord or Tenant rejects such cost estimate, Landlord shall resolicit bids based on such Final Plans, in accordance with the procedures specified above. Following any resolicitation of bids by Landlord pursuant to this Section 4, Landlord and Tenant shall again follow the procedures set forth in this Section 4 with respect to the submission and reasonable approval of the cost estimate from Contractor; provided, however that the period between Tenant's disapproval of the first revised cost estimate and the eventual mutual approval of a cost estimate for any Sub-Phase (the “Approved Cost Estimate”) shall constitute a Tenant Delay with respect to such Sub-Phase provided that Landlord provides Tenant with notice via email to Tenant’s Representative that such delay may cause an actual delay in the delivery of the applicable Sub-Phase.
3.2.    Cost Proposal; Over Allowance. Within ten (10) business days after the parties’ approval of the Approved Cost Estimate for each Sub-Phase, Tenant shall deliver to Landlord cash in an amount (the “Initial Over-Allowance Amount”) equal to the difference between (i) one hundred percent (100%) of the amount of the Approved Cost Estimate for such Sub-Phase, and (ii) the amount of the Tenant Improvement Allowance for such Sub-Phase. After the Final Plans for such Sub-Phase are approved by Landlord and Tenant, Landlord shall provide Tenant with a revised cost proposal in accordance with the Final Plans for such Sub-Phase, which cost proposal shall include, as nearly as possible, the cost of all Tenant Improvements for such Sub-Phase to be incurred by Tenant in connection with the design and construction of the Tenant Improvements for such Sub-Phase (the “Additional Over Allowance Amount”). To the extent the Additional Over-Allowance Amount for each Sub-Phase exceeds the Initial Over-Allowance Amount for such Sub-Phase, Tenant shall deliver one hundred percent (100%) of such excess to Landlord. The amounts delivered by Tenant to Landlord under this Section 3.2 for any Sub-Phase shall be referred to herein as the “Over Allowance Amount.” The Over-
Exhibit D-1

Allowance Amount for each Sub-Phase shall be disbursed by Landlord prior to the disbursement of any portion of the Tenant Improvement Allowance for such Sub-Phase. In the event that any revisions, changes, or substitutions shall be made to the Approved Final Plans or the Tenant Improvements for any Sub-Phase, any additional costs which arise in connection with such revisions, changes or substitutions or any other additional costs shall be paid by Tenant to Landlord within ten (10) business days after Landlord’s request as an addition to the Over-Allowance Amount for such Sub-Phase. Tenant hereby acknowledges and agrees that Tenant shall be responsible for all hard and soft costs associated with the Tenant Improvements for each Sub-Phase to the extent the same exceed the Tenant Improvement Allowance for such Sub-Phase, notwithstanding the content of any costs estimates or proposals submitted to Tenant.
4.Tenant Improvement Allowance.
4.1.    Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount of Sixty-Two Million, Six Hundred, Sixty-One Thousand, Two Hundred and Forty Dollars ($62,661,240), which is comprised of (a) a “PRSF Allowance” in the amount of $ 57,661,240 (or $82.82 per rentable square foot of the Office Space (as defined in the Lease)) for each Sub-Phase of the Premises for Tenant Improvement Costs for such Sub-Phase, plus (b) a “Master Planning Sub-Allowance” in the amount of Five Million Dollars ($5,000,000.00) for costs incurred by Tenant for master planning and tenant improvement infrastructure costs, such as security and IT infrastructure costs (collectively, “Master Planning Costs”). Subject to the provisions of this Section 4.1 and as otherwise provided in Section 4.2 below, in no event shall Landlord be obligated to make disbursements for Tenant Improvement Costs for any Sub-Phase, whether pursuant to this Work Letter or otherwise, in a total amount that exceeds the PRSF Allowance for such Sub-Phase; provided, however, to the extent there are savings in the PRSF Allowance in a Sub-Phase, such savings may be rolled-over and credited to the PRSF Allowance for subsequent Sub-Phases. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the sufficiency of the PRSF Allowance for any Sub-Phase to cover completion of the Tenant Improvements for such Sub-Phase.
4.2.    Additional Tenant Improvement Allowance. At least sixty (60) days prior to the then-current scheduled start of construction of the first Sub-Phase of Phase A as shown on the Sub-Phase Final Schedules completed to date, Landlord shall deliver written notice of the scheduled start of construction to Tenant and, no later than thirty (30) days after delivery of such notice (or at any earlier date), Tenant, at its option (which option shall be exercised, if at all, by written notice delivered to Landlord no later than the end of such thirty (30) day period), may elect to increase the Tenant Improvement Allowance described in Section 4.1 above by an amount up to Ninety-Seven Million, Four Hundred, Seventy-Three Thousand, and Forty Dollars ($97,473,040) (the “Additional Tenant Improvement Allowance”), which amount is comprised of (a) an increase to the total PRSF Allowance described in Section 4.1 above in an additional amount up to $ 90,973,040 (or an additional amount up to $130.66 per rentable square foot of the Office Space for each Sub-Phase of the Premises, for a total RSF Allowance of an amount up to $213.48 per rentable square foot of the Office Space for each Sub-Phase of the Premises for Tenant Improvement Costs for such Sub-Phase), plus (b) an increase to the amount of the Master Planning Sub-Allowance in an amount up to Six Million, Five Hundred Thousand Dollars ($6,500,000), for a total Master Planning Sub-Allowance in an amount up to Eleven Million
Exhibit D-1

Five Hundred Thousand Dollars ($11,500,000.00)) for Master Planning Costs. Tenant’s option is referred to herein as the “Additional Tenant Improvements Option”.
4.3.    Additional Tenant Improvement Allowance Amortization. If Tenant exercises the Additional Tenant Improvements Option, the amount of Base Monthly Rent for the Premises shall be increased throughout the Term by an amount per rentable square foot of Office Space of the Premises that will be computed by amortizing the Additional Tenant Improvement Allowance over twenty (20) years at a per annum interest rate of seven percent (7%) and references herein to the Tenant Improvement Allowance shall thereafter be deemed to refer to the Tenant Improvement Allowance described in Section 4.1 above as increased by the amount of the Additional Tenant Improvement Allowance (and references herein to the Total Tenant Improvement Allowance shall likewise be increased accordingly). An example of this amortization is set forth on Exhibit D attached hereto. If Tenant exercises the Additional Tenant Improvements Option, Landlord shall promptly prepare and deliver to Tenant an amendment to the Lease (the “Additional Tenant Improvement Allowance Amendment”), reflecting the resulting increase in Base Monthly Rent and the increased amount of the Tenant Improvement Allowance for each Sub-Phase and the increased amount of the Total Tenant Improvement Allowance, and Tenant shall execute such amendment within ten (10) business days thereafter; however, the Base Monthly Rent increase and increased Tenant Improvement Allowance shall be effective whether or not Tenant executes such amendment. Exhibit E attached hereto shows the initial calculation of the overall Tenant Improvement Allowance as allocated by Sub-Phase if Tenant elects the full Additional Tenant Improvement Allowance, as well as how the overall Tenant Improvement Allowance will be allocated by Sub-Phase in the event Tenant elects none of the Additional Tenant Improvements Allowance1. The final re-calculation will be included in the Additional Tenant Improvement Allowance Amendment.
4.4.    Master Planning Sub-Allowance May Be Reallocated. Any portion of the Master Planning Sub-Allowance not used for Master Planning Costs shall be available for Tenant Improvement Costs and the amount of the otherwise available PRSF Allowance for Tenant Improvement Costs for each Sub-Phase of the Premises shall be re-calculated accordingly. If Landlord so elects, Landlord shall promptly prepare and deliver to Tenant an amendment to the Lease (the “Master Planning Sub-Allowance Amendment”), reflecting the total recalculated amount of the PRSF Allowance, and Tenant shall execute such amendment within ten (10) business days thereafter; however, such changes shall be effective whether or not Tenant executes such amendment.. Sub-Phase Reconciliation Statement. Within one hundred twenty (120) days following final completion of each Sub-Phase (including any Punchlist Items (as defined below) or as soon thereafter as is reasonably practicable, Landlord shall prepare for Tenant's review and approval a final reconciliation of the total costs of the Tenant Improvements for each Sub-Phase, setting forth the application of (i) the Tenant Improvement Allowance for such Sub-Phase (after deducting the Master Planning Sub Allowance therefrom, if applicable), and (ii) amounts paid by Tenant for such Sub-Phase (the "Sub-Phase Reconciliation Statement"). The Sub-Phase Reconciliation Statement shall also set forth the remaining unpaid amount owing by Tenant (if any) or any overpayment by Tenant in connection with construction of the Tenant Improvements for such Sub-Phase. If Tenant has overpaid, then within thirty (30) days
1 The Sub-Phases used in Exhibit E are the same as those described in the original Schedule 1 attached to the Lease; the parties acknowledge that the description of Sub-Phases may be changed by Landlord as otherwise permitted by the Lease.
Exhibit D-1

after delivery of the Sub-Phase Reconciliation Statement and provided that an Event of Default does not exist, Landlord shall credit any overpayment to the then-remaining balance of the total Tenant Improvement Allowance for the Premises) or otherwise reimburse Tenant for such overage as Tenant may elect. If Tenant has underpaid, then within thirty (30) days following delivery of the Sub-Phase Reconciliation Statement, Tenant shall repay to Landlord the remaining unpaid amount of Tenant's obligation for Tenant Improvement Costs as to such Sub-Phase set forth in the Sub-Phase Reconciliation Statement.
5.Construction of Tenant Improvements.
5.1.    Construction. Landlord shall cause Contractor to construct the Tenant Improvements in a good and workmanlike manner, in accordance with the Approved Final Plans and in compliance with Requirements, using commercially reasonable efforts to cause the Tenant Improvements to be performed in a manner so as to cause the Sub-Phases to be delivered in accordance with the Sub-Phase Final Schedule (as defined below). As consideration for Landlord’s supervision of the Contractor’s construction of the Tenant Improvements, Tenant shall pay to Landlord a construction supervision fee in the amount of three percent (3%) of the total of all hard and soft costs of the Tenant Improvements (the “Construction Supervision Fee”); if the Tenant Improvement Allowance is sufficient for such purpose, the Tenant Improvement Allowance may be applied by Landlord to pay all or part of the Construction Supervision Fee.
5.2.    Governmental Requirements. If any governmental or quasi-governmental authority with jurisdictions requires changes to the design or construction of the Tenant Improvements for compliance with Applicable Laws and/or if any such changes to the Tenant Improvement Work result in required changes or modifications to Landlord’s Work (“Compliance Work”), Landlord agrees to perform such Compliance Work and Tenant shall, within thirty (30) business days following receipt of invoices therefor, reimburse Landlord for the costs and expenses incurred by Landlord in performing the Legal Compliance Work (provided that, to the extent funds are available from the Tenant Improvement Allowance for such Sub-Phase, such costs may be paid or reimbursed from such Tenant Improvement Allowance) and any delay in Substantial Completion in any portion of the Premises resulting from such Legal Compliance Work shall constitute a Tenant Delay.
5.3.    Change Orders. No material changes or modifications to the Approved Final Plans shall be made unless by written Change Order signed by Landlord and Tenant. Landlord may make material changes, additions or alterations to the Approved Final Plans only with Tenant’s approval. In addition, Tenant may request changes, additions or alterations to the Approved Final Plans or the Tenant Improvements in accordance with this Section 5.3. If Tenant notifies Landlord of a Tenant Requested Change to the Tenant Improvements or the Approved Final Plans, Landlord shall have ten (10) days to provide Tenant notice of: (i) the length of time Landlord estimates it will take to make such change, addition or alteration, (ii) the costs of such change, addition or alteration, and (ii) whether any delay in delivery of the Sub-Phase or Phase is anticipated as a result thereof and the estimated length of time of such delay. Tenant shall thereafter have five (5) days to approve or withdraw its request for such change. If Tenant fails to respond within such five (5) day period, Tenant will be deemed to have withdrawn its request. If Tenant does not withdraw its request, then Landlord shall cause a change order to be issued to the Tenant Improvement Construction Contract, implementing the Tenant Requested
Exhibit D-1

Change Order. The date of Landlord’s final approval of any Tenant Requested Change or Tenant’s withdrawal or deemed withdrawal of such request is referred to herein as “Tenant Requested Change Determination Date”. The time period between a Tenant Requested Change Date and the Tenant Requested Change Determination Date for such request may constitute a “Tenant Delay” hereunder. Tenant shall pay all costs attributable to a Tenant Requested Change within thirty (30) days after Landlord’s request therefor, including out-of-pocket costs incurred by Landlord or Contractor in reviewing proposed Tenant Requested Changes, whether or not such Tenant Requested Change is implemented as a Tenant Requested Change Order, provided that, to the extent funds are available from the Tenant Improvement Allowance for such Sub-Phase, such costs may be paid or reimbursed from such Tenant Improvement Allowance. Neither Landlord nor Tenant shall unreasonably withhold approval of any change to the Final Plans that may be necessary to obtain any Permits, or that may be required by city officials or inspectors to comply with code rulings or interpretations. Tenant shall not instruct or direct Contractor, subcontractors, or any other contractors, materialmen, or suppliers, or others performing the Tenant Improvements.
5.4.    Tenant’s Exercise of Purchase Option. Notwithstanding anything to the contrary in the Lease (including, without limitation, this Work Letter), if Tenant exercises the Purchase Option pursuant to Article 31 of the Lease, then, on and as of the Closing Date, Landlord shall have no further obligation to pay for or perform any then-uncomplete portions of Landlord’s Work associated with Phase A or Phase B of the Premises or then-uncomplete portions of the Tenant Improvements associated with Phase A or Phase B of the Premises, and no obligation to fund any portion of the Tenant Improvement Allowance associated with then-uncomplete portions of Phase A or Phase B of the Premises.
6.Substantial Completion of Tenant Improvements.
6.1.    Substantial Completion. “Substantial Completion” of each Sub-Phase shall be deemed to have occurred upon the completion of construction of the relevant Landlord’s Work and Seismic Work related to such Sub-Phase and the Tenant Improvements for such Sub-Phase, as evidenced by a Certificate of Substantial Completion executed by Architect, and receipt of final signed-off “job cards” or “inspection cards” from the City of Oakland covering such Sub-Phase subject only to correction or completion of any punch list items (“Punchlist Items”), which items may include items of missing, incomplete or defective work or materials or mechanical maladjustments that are of such a nature that they do not material interfere with Tenant’s occupancy of the Premises. Prior to Substantial Completion, Landlord and Tenant shall mutually inspect the Premises included in each Sub-Phase and perform a walk-through of the applicable Sub-Phase to draw up a list of the Punchlist Items (which Punchlist Items shall be accepted in writing by Landlord and Tenant). Landlord shall use commercially reasonable efforts to complete the Punchlist Items within thirty (30) days thereafter; provided, however, such time period may be extended to a period of ninety (90) days for Punchlist Items that cannot be commercially reasonably completed with diligence within thirty (30) days. Landlord shall cooperate with Tenant to allow Tenant access to the Sub-Phase so being delivered immediately prior to Substantial Completion to enable Tenant to commence certain operational readiness activities, such as lighting network, testing connections, installing furniture, fixtures, equipment, when reasonably practicable; so long as such entry does not interfere with Landlord’s work in the Premises or in the Building; provided, however, (a) the provisions of the Lease, other than with respect to the payment of Base Rent or
Exhibit D-1

Additional Rent, shall apply during such early entry, including, but not limited to, the provisions relating to Tenant’s indemnification of Landlord, (b) prior to any such entry, Tenant shall provide evidence of the insurance to be provided by Tenant pursuant to the Lease, and (c) Tenant’s early access and activities shall not be permitted to interfere with the schedule for, or undertaking of, any work being performed by Landlord in the Premises and in the Building and Tenant shall coordinate with Landlord and Landlord’s contractor(s) to ensure that no such interference occurs.
6.2.    Delay of the Substantial Completion of the Premises. Except as provided in this Section 6.2, the Commencement Date shall occur upon Substantial Completion of the first Sub-Phase of Phase A and a Delivery Date shall occur upon Substantial Completion of each subsequent Sub-Phase of the Premises. If there shall be any actual delays in the Substantial Completion of any Sub-Phase as a direct, indirect, partial, or total result of the following (each a “Tenant Delay”):
6.2.1.    Any request or other matter expressly identified as a “Tenant Delay” in this Work Letter or elsewhere in the Lease;
6.2.2.    Tenant’s failure to comply with specified deadlines in the Time Deadlines or Tenant’s failure to timely approve any matter requiring Tenant’s approval;
6.2.3.    A breach by Tenant of the terms of this Work Letter or the Lease;
6.2.4.    Any delays due to suspension of work in order to review pricing, schedule and other impacts of Tenant- requested changes, whether or not such changes are approved or implanted as a final change order;
6.2.5.    Tenant’s requirement for materials, components, finishes or improvements that are not available in a commercially reasonable time given the anticipated date of Substantial Completion of any Sub-Phase of the Premises;
6.2.6.    Tenant’s failure to approve or Tenant’s rejection of anything otherwise consistent with Tenant’s Master Program Requirements; or
6.2.7.    Any other acts or omissions of Tenant, or its agents, or employees;
then, notwithstanding anything to the contrary set forth in the Lease or this Work Letter and regardless of the actual date of the Substantial Completion of any portion of the Premises, the date of the Substantial Completion of such Sub-Phase of the Premises shall be deemed to be the date the Substantial Completion of such Sub-Phase of the Premises would have occurred if no such Tenant Delay, as set forth above, had occurred; provided, however, with respect to any Tenant Delay hereunder, Landlord shall be required to provide email notice to Tenant’s Representative of any such item Landlord believes may cause an actual delay in the delivery of any Sub-Phase.
7.Tenant’s Representative. Tenant has designated Tom Crowley (“Tenant’s Representative”) as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on
Exhibit D-1

behalf of the Tenant as required in this Work Letter. Tenant may change Tenant’s Representative at any time upon not less than five (5) business days advance written notice to Landlord.
8.Landlord’s Representative. Landlord has designated Matt Concannon (“Landlord’s Representative”) as its primary representative with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord regarding this Work Letter. Landlord may change Landlord’s Representative at any time upon not less than five (5) business days advance written notice to Tenant.
9.Meetings. Landlord shall schedule and direct weekly construction meetings with the Contractor and, as appropriate, subcontractors and the Architect for the Landlord’s Work and Tenant Improvements. Tenant's Representatives shall be entitled to attend all such construction meetings, and Landlord shall provide Tenant’s Representative with at least seventy-two (72) hours' notice of the time and place of such weekly construction meetings. In addition, Landlord shall provide Tenant with copies of all material written communications with the Architect and Contractor and subcontractors (including copies of all shop drawings) in connection with the Landlord’s Work and Tenant Improvements.
10.Inspections. Landlord shall permit Tenant and Tenant’s authorized agents and authorized representatives (identified in advance in writing to Landlord) to have reasonable access to Landlord’s Work and the Tenant Improvements in each Sub-Phase throughout the permitting and construction of such Landlord’s Work and Tenant Improvements, to inspect and observe work in progress, upon reasonable advance written notice from Tenant and provided that no such inspections shall have a material adverse effect on the construction of the Landlord’s Work and Tenant Improvements or the progress thereof.
11.Accounting Records. All accounting regarding the costs of the Landlord’s Work and Tenant Improvement Costs shall be on an "open book" basis. Tenant shall have the right to inspect all relevant books and records, receipts, vouchers and other similar data ("Accounting Records") of Landlord relating to such work. Landlord shall maintain all Accounting Records in their respective custody or control for a period of three (3) years following the Substantial Completion Date for any Sub-Phase; provided that with respect to work that cover’s multiple Sub-Phases, such Accounting Records shall be kept for a minimum of three (3) years following completion of such work. During the course of construction and for such period after the Substantial Completion Date or completion date, as applicable, Landlord will promptly provide copies of the Accounting Records requested by Tenant, and Tenant shall also have the right to inspect the Accounting Records at Landlord’s office or at such location within the San Francisco Bay Area as Landlord may so designate. Landlord shall use reasonable efforts to require substantially similar review rights for Tenant to inspect Contractor and Architect’s records in the relevant agreements.
12.Contracting Options. It is understood that Landlord may, but shall not be required to, enter into a separate contract for each design professional or construction professional for Landlord’s Work or the Tenant Improvements for each Sub-Phase and Landlord shall also have the right to enter into a single prime agreement with any design professional or construction
Exhibit D-1

professional, which prime agreement is subsequently modified via “add service or change order” for subsequent Sub-Phases rather than having to execute new prime agreements for each Sub-Phase. Notwithstanding the foregoing, it is understood that no contract for Landlord’s Work shall also cover any part of the Tenant Improvements (and vice-versa) and Landlord’s accounting obligations under this Work Letter shall not be affected by the contracting options selected by Landlord.
13.Contractor’s Warranties and Guaranties. Landlord shall diligently pursue any claims under covered by any warranties and guaranties provided by Contractor relating to, or arising out of the construction of, the Tenant Improvements, Tenant hereby waives the right to pursue any such claims directly against Landlord. Landlord and Tenant shall cooperate with each other in pursuing any such claims. Landlord shall use reasonable efforts, subject to Contractor’s approval, to have Tenant named as a third-party beneficiary of any such warranties and guaranties. If Tenant exercises the Purchase Option and purchases the Premises, then Landlord shall assign any warranties and guaranties covering the Tenant Improvements to Tenant at the closing of such purchase.
14.Time of the Essence in this Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord’s sole option, at the end of such period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.
15.Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in this Lease, if an Event of Default as described in the Lease has occurred or if Tenant has failed to make timely payment of any amounts then due under this Work Letter at any time on or before the Substantial Completion of the Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Premises (in which case, Tenant shall be responsible for any delay in the Substantial Completion of any portion of the Premises caused by such work stoppage), and (ii) all other obligations of Landlord under the terms of this Work Letter shall be excused until, as applicable, such Event of Default under the Lease has been cured or Tenant has fully paid any amounts then due under this Work Letter.

Exhibit D-1

EXHIBIT A
LANDLORD’S WORK
[Intentionally Omitted]

Exhibit D-1

EXHIBIT B
PRE-APPROVED DESIGN AND CONSTRUCTION PROFESSIONALS

[Intentionally Omitted]

Exhibit D-1

EXHIBIT C
TIME DEADLINES
[Intentionally Omitted]
Exhibit D-1

EXHIBIT D
EXAMPLES OF AMORTIZATION
[Intentionally Omitted]

Exhibit D-1

EXHIBIT E
CALCULATION OF TENANT IMPROVEMENT ALLOWANCE
[Intentionally Omitted]

Exhibit D-1

EXHIBIT D-2
BASE BUILDING WORK LETTER

This Base Building Work Letter (this “Work Letter”) is attached to and forms a part of the Office Lease (the “Lease”), by and between BA2 300 LAKESIDE LLC, a Delaware limited liability company (“Landlord”), and Pacific Gas and Electric Company, a California corporation (“Tenant”), pertaining to certain premises comprised of approximately 902,098 square feet of rentable area located in the building commonly known as 300 Lakeside, Oakland, California (the “Building”). Capitalized terms used herein and not otherwise defined herein have the meanings set forth in the Lease, including, without limitation, the other exhibits thereto.
The purpose of this Work Letter is to set forth Landlord’s obligation to perform the work described in Schedule 1 attached hereto (the “Base Building Work”).
Landlord and Tenant agree as follows:
1.Base Building Work.
1.1.    Base Building Work. Landlord, at its sole cost and expense, shall perform or cause to be performed the Base Building Work in a good and workmanlike manner and in compliance with Requirements and in accordance with the provisions of this Work Letter.
1.2.    Scope of Base Building Work. Landlord shall retain licensed architect(s) and engineer(s) (collectively, the “Base Building Work Design Team”) for the Base Building Work, with input from Tenant that Landlord shall reasonably consider; however the final selection of the Base Building Work Design Team shall be made by Landlord. Landlord shall enter into agreement(s) with the Base Building Work Design Team on such terms and conditions as determined by Landlord, but with input from Tenant, which agreement(s) shall be assignable to Tenant on the Closing Date if Tenant exercises the Purchase Option pursuant to Article 31 of the Lease or otherwise exercises its self-help rights with respect to completing the Base Building Work pursuant Section 3.2 of the Lease and assumes the obligations to perform the Base Building Work. Landlord shall submit a copy of such agreement(s) for the Base Building Work to Tenant for its records. Landlord, working with the Base Building Work Design Team, shall be solely responsible for the design of Base Building Work provided that the requirements of Schedule 1 attached hereto are satisfied; the final drawings for the Base Building Work as approved by Landlord and as may be modified by Landlord from time to time consistent with this Work Letter are referred to herein as the “Base Building Work Construction Drawings”. Landlord shall, with diligence, cause the Base Building Work to be constructed in accordance with the Base Building Work Construction Drawings.
Exhibit D-2

1.3.    Construction of Base Building Work.
1.3.1.    In consultation with Tenant, Landlord shall develop a request for proposals and solicit competitive bids from licensed contractors for the construction of and/or design-build of the Base Building Work. Following receipt of the bids, and with input from Tenant that Landlord shall reasonably consider, Landlord shall retain a licensed general contractor and/or Landlord shall directly retain one or more licensed contractors, at Landlord’s discretion; however, the final selection of any contractors (“Contractor” or “Contractor(s)”) for Base Building Work shall be made by Landlord. Landlord shall enter into one or more construction contract(s) with the Contractor (the “Base Building Work Contracts”) on such terms and conditions as determined by Landlord, but with input from Tenant which Landlord shall reasonably consider, and Landlord shall be solely responsible for the administration thereof. The Base Building Work Contracts shall be assignable to Tenant on the Closing Date if Tenant exercises the Purchase Option pursuant to Article 31 of the Lease or otherwise exercises its self-help rights with respect to completing the Base Building Work pursuant to Section 3.2 of the Lease and assumes the obligations to perform the Base Building Work. The Base Building Work Contracts shall be separate from the Seismic Work construction contract, the Landlord’s Work Contract, and the Tenant Improvement Contract and no costs under the Base Building Work Contracts shall be allocated to these other scopes of work. Except as otherwise expressly provided herein, all costs incurred in performing Base Building Work shall be the obligation of Landlord. Landlord shall submit a copy of the Base Building Work Contract(s) to Tenant as well as copies of all change orders affecting the Base Building Work as such may be entered into from time to time in accordance with this Work Letter, to Tenant for its records.
1.3.2.    As part of the construction of the Base Building Work, Landlord shall cause any of the Contractor(s) that is a general contractor to solicit competitive bids for the Base Building Work from at least three (3) qualified subcontractors for each of the major subtrades (excluding the mechanical, electrical, plumbing, fire protection, and life safety trades, which shall be on a design/build basis, unless Landlord elects to competitively bid these trades) and to submit the same to Landlord and Tenant for their review. Following receipt of the bids, and following consultation with Tenant, Landlord shall make the final selections of subcontractors for Base Building Work.
1.4.    Changes to Base Building Work. Landlord may make changes, additions or alterations to the Base Building Work provided that the requirements of Schedule 1 attached hereto are satisfied and Landlord shall notify Tenant of any material changes. In addition, Tenant may request changes, additions or alterations to the Base Building Work in accordance with this Section 1.4, which changes shall be subject to Landlord’s reasonable approval, not to be unreasonably withheld or delayed. If Tenant requests any changes to the Base Building Work (each, a “Tenant Requested Change”), Tenant shall notify Landlord in writing, with the date of such request being referred to herein as the “Tenant Requested Change Date”). Landlord shall have ten (10) days to provide Tenant notice of Landlord’s approval (and if Landlord so disapproves the requested change, it shall provide the reasons why it so disapproves the requested change) together with: (i) the length of time Landlord estimates it will take to make such change, addition or alteration, (ii) the costs of such change, addition or alteration, and (ii) whether any delay in delivery of the Sub-Phase or Phase is anticipated as a result thereof and the estimated length of time of such delay. Tenant shall thereafter have five (5) days to approve or withdraw its request for such change. If Tenant fails to respond within such five (5) day period, Tenant
Exhibit D-2

will be deemed to have withdrawn its request. If Tenant does not withdraw its request, then Landlord shall, subject to its reasonable approval as provided above, cause a change order to be issued to the Base Building Work Contract(s) implementing Tenant’s requested change to the Base Building Work (“Tenant Requested Change Order”). The date of Landlord’s final approval of any Tenant Requested Change or Tenant’s withdrawal or deemed withdrawal of such request is referred to herein as “Tenant Requested Change Determination Date”. Tenant shall pay all costs attributable to a Tenant Requested Change within thirty (30) days after Landlord’s request therefor, including out-of-pocket costs incurred by Landlord or Contractor in reviewing proposed Tenant Requested Changes, whether or not such Tenant Requested Change is implemented as a Tenant Requested Change Order. In addition, Tenant shall pay to Landlord a construction supervision fee in the amount of three percent (3%) of the total of all hard and soft costs of any work performed pursuant to a Tenant Requested Change Order.
1.5.    Coordination with Other Scopes. To the extent applicable, Landlord shall coordinate the Base Building Work with the Seismic Work, Landlord’s Work and Tenant Improvements.
1.6.    Permits. Landlord shall obtain, or shall cause to be obtained, all necessary building permits and approvals and other authorizations from governmental agencies required in connection with the Base Building Work. The cost of all such permits and approvals, including inspection and other building fees required to obtain the permits for the Base Building Work shall be included as part of the costs to perform the Base Building Work, as applicable and shall be at Landlord’s sole cost and expense.
1.7.    Schedule. As the performance of the Base Building Work does not affect the Substantial Completion of Landlord’s Work and Tenant Improvements, the scheduling of performance of the Base Building Work shall be determined by Landlord, in its sole discretion, and Landlord shall keep Tenant reasonably informed through regularly scheduled meetings described in Section 4 below regarding the then-current schedule for performance of the Base Building Work.
1.8.    Governmental Requirements. If any governmental or quasi-governmental authority with jurisdictions requires changes to the design or construction of the Base Building Work as a result of the design of the Tenant Improvement Work (“Compliance Work”), Landlord agrees to perform such Compliance Work and Tenant shall, within thirty (30) business days following receipt of invoices therefor, reimburse Landlord for the costs and expenses incurred by Landlord in performing the Legal Compliance Work.
1.9.    Tenant’s Exercise of Purchase Option. Notwithstanding anything to the contrary in the Lease (including, without limitation, this Work Letter), if Tenant exercises the Purchase Option pursuant to Article 31 of the Lease, then, on and as of the Closing Date, Landlord shall have no further obligation to pay for or perform any then-uncomplete portions of Base Building Work.
1.10.    Time Periods. To the extent that this Work Letter specifies certain time periods that apply to any approval, disapproval, delivery, time for comment, or other action to be taken by Tenant hereunder (each, a “Tenant Action”), those same time periods shall be utilized by Landlord for those same Tenant Actions whenever Landlord establishes any schedules or sets any deadlines that apply to Tenant hereunder, unless otherwise reasonably approved by Tenant. To the extent that this
Exhibit D-2

Work Letter does not specify a certain time period for any Tenant Action, then Landlord shall determine a reasonable time period for such Tenant Action.
2.Tenant’s Representative. Tenant has designated Tom Crowley (“Tenant’s Representative”) as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter. Tenant may change Tenant’s Representative at any time upon not less than five (5) business days advance written notice to Landlord.
3.Landlord’s Representative. Landlord has designated Matt Concannon (“Landlord’s Representative”) as its primary representative with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord regarding this Work Letter. Landlord may change Landlord’s Representative at any time upon not less than five (5) business days advance written notice to Tenant.
4.Meetings. Landlord shall schedule and direct weekly construction meetings with the Contractor and, as appropriate, subcontractors and the Architect for the Base Building Work. Tenant's Representatives shall be entitled to attend all such construction meetings, and Landlord shall provide Tenant’s Representative with at least seventy-two (72) hours' notice of the time and place of such weekly construction meetings. In addition, Landlord shall provide Tenant with copies of all material written communications with the Architect and Contractor and subcontractors (including copies of all shop drawings) in connection with the Base Building Work.
5.Inspections. Landlord shall permit Tenant and Tenant’s authorized agents and authorized representatives (identified in advance in writing to Landlord) to have reasonable access to Base Building Work throughout the permitting and construction of such Base Building Work, to inspect and observe work in progress, upon reasonable advance written notice from Tenant and provided that no such inspections shall have a material adverse effect on the construction of the Base Building Work or the progress thereof.
6.Accounting Records. All accounting regarding the costs of the Base Building Work shall be on an "open book" basis. Tenant shall have the right to inspect all relevant books and records, receipts, vouchers and other similar data ("Accounting Records") of Landlord relating to such work. Landlord shall maintain all Accounting Records in their respective custody or control for a period of three (3) years following completion of such work. During the course of construction and for such period after the Substantial Completion Date or completion date, as applicable, Landlord will promptly provide copies of the Accounting Records requested by Tenant, and Tenant shall also have the right to inspect the Accounting Records at Landlord’s office or at such location within the San Francisco Bay Area as Landlord may so designate. Landlord shall use reasonable efforts to require substantially similar review rights for Tenant to inspect Contractor and Architect’s records in the relevant agreements.
7.Contractor’s Warranties and Guaranties. Landlord shall diligently pursue any claims covered by any warranties and guaranties provided by Contractor relating to, or arising
Exhibit D-2

out of the construction of, the Base Building Work, Tenant hereby waives the right to pursue any such claims directly against Landlord. Landlord and Tenant shall cooperate with each other in pursuing any such claims. Landlord shall use reasonable efforts, subject to Contractor’s approval, to have Tenant named as a third-party beneficiary of any such warranties and guaranties. If Tenant exercises the Purchase Option and purchases the Building, then Landlord shall assign any warranties and guaranties covering the Base Building Work to Tenant at the closing of such purchase.
8.Time of the Essence in this Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord’s sole option, at the end of such period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.
9.Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in this Lease, if an Event of Default as described in the Lease has occurred or if Tenant has failed to make timely payment of any amounts then due under this Work Letter at any time on or before the completion of the Base Building Work, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord may cause Contractor to cease the construction of the Base Building Work, and (ii) all other obligations of Landlord under the terms of this Work Letter shall be excused until, as applicable, such Event of Default under the Lease has been cured or Tenant has fully paid any amounts then due under this Work Letter.

Exhibit D-2

SCHEDULE 1
BASE BUILDING WORK
[Intentionally Omitted]

Exhibit D-2

EXHIBIT D-3
WORK LETTER
(Seismic Work)

This Work Letter (the “Work Letter”) is attached to and forms a part of the Office Lease (the “Lease”), by and between BA2 300 LAKESIDE LLC, a Delaware limited liability company (“Landlord”), and Pacific Gas and Electric Company, a California corporation (“Tenant”), pertaining to certain premises comprised of approximately 902,098 square feet of rentable area located in the building commonly known as 300 Lakeside, Oakland, California (the “Building”). Capitalized terms used herein and not otherwise defined herein have the meanings set forth in the Lease, including, without limitation, the other exhibits thereto.
The purpose of this Work Letter is to set forth the respective responsibilities of Landlord and Tenant regarding the Seismic Work (as defined below), which Seismic Work is to be performed by Landlord.
1.Seismic Work.
1.1.    Seismic Work. Landlord shall perform certain seismic improvement work to the structure of the Building in accordance with seismic requirements approved by Landlord and Tenant (“Seismic Work”), which Seismic Work shall be coordinated with that of the Tenant Improvement Work and the Landlord’s Work. The Seismic Work shall be performed in a good and workmanlike manner, in compliance with all Requirements, and in accordance with the provisions herein.
1.2.    Seismic Work Costs. The total of all hard and soft costs of the Seismic Work is referred to herein as the “Seismic Work Costs”. As described in Section 1.10 below, Landlord shall contribute an allowance toward the Seismic Work Costs in a total amount not to exceed Thirty Eight Million Dollars ($38,000,000.00) (the “Seismic Work Allowance”). In no event shall Landlord be obligated to make disbursements for Seismic Work Costs, whether pursuant to this Work Letter or otherwise, in any amount that exceeds the Seismic Work Allowance. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the sufficiency of the Seismic Work Allowance to cover completion of the Seismic Work. Tenant shall be responsible for all Seismic Work Costs, subject to Landlord’s obligation to contribute the Seismic Work Allowance, all on terms and conditions set forth in this Work Letter.
1.3.    Structural Engineer. Landlord shall retain a licensed engineer (“Structural Engineer”) from the list of pre-approved engineers listed on Exhibit B to the Work Letter for Landlord’s Work and Tenant Improvements, with Tenant’s input and subject to Tenant’s reasonable approval, to design the Seismic Work. The parties acknowledge that a key consideration in selecting the Structural Engineer shall be ensuring that the Structural Engineer can perform within the Time Deadlines (as defined below). Landlord shall enter into an agreement with the Structural Engineer for the Seismic Work on terms and conditions acceptable to Landlord, with Tenant’s input and subject to Tenant’s reasonable approval, which agreement (the “Structural Engineer Agreement”) shall be assignable to Tenant on the Closing Date if Tenant exercises the Purchase Option pursuant to Article 31
Exhibit D-3

of the Lease or otherwise exercises its self-help rights with respect to completing the Seismic Work pursuant Section 3.2 of the Lease and assumes the obligations to perform the Seismic Work. Landlord, Tenant and Structural Engineer shall work collaboratively to develop the Basis of Design (BOD) that includes the Seismic Work requirements, which will then serve as the basis for developing the preliminary plans for the Seismic Work. All costs incurred pursuant to the Structural Engineer Agreement shall be the obligation of Tenant, subject to Landlord’s obligation to fund the Seismic Work Allowance, to the extent available, as further described herein. Landlord shall submit a copy of the Structural Engineer Agreement to Tenant for its records, together with any changes thereto that may be entered into in accordance with this Work Letter.
1.4.    Seismic Work Preliminary Plans. Promptly following development of the Basis of Design that includes the Seismic Work requirements, Landlord shall cause the Structural Engineer to prepare preliminary plans for the Seismic Work (“Seismic Work Preliminary Plans”) and cause them to be delivered to Tenant. Within ten (10) business days after Tenant’s receipt of the Seismic Work Preliminary Plans, Tenant shall either approve or disapprove the Seismic Work Preliminary Plans, which approval shall not be unreasonably withheld. If Tenant disapproves the Seismic Work Preliminary Plans, then Tenant shall state in reasonable detail the changes which Tenant requires to be made thereto. Landlord shall then cause the Structural Engineer to revise the Seismic Work Preliminary Plans to address Tenant’s comments within twenty (20) business days after Landlord’s receipt of Tenant’s comments. Following Tenant's receipt of the revised Seismic Preliminary Plans, Tenant shall have the right to review and approve the revised Seismic Preliminary Plans pursuant to this Section and shall give Landlord written notice of its approval or disapproval of the revised Seismic Preliminary Plans within five (5) business days after the date of Tenant’s receipt thereof. If Tenant reasonably disapproves the revised Seismic Work Preliminary Plans, then Landlord and Tenant shall continue to follow the procedures set forth in this Section 1.4 until Landlord and Tenant reasonably approve the Preliminary Plans for such Sub-Phase in accordance with this Section 1.4.
1.5.    Seismic Work Contract. Unless otherwise approved by Tenant, the general contractor retained by Landlord to perform the Seismic Work (the “Contractor”) shall be the same as the general contractor for the construction of the Landlord’s Work and Tenant Improvements. The contractor shall be selected as follows: in consultation with Tenant, Landlord shall develop a request for proposals and solicit competitive bids from licensed contractors who are pre-approved for the applicable work as set forth on Exhibit B attached to the Work Letter for Landlord’s Work and Tenant Improvements. Following receipt of the bids, and following Tenant’s input, which Landlord shall reasonably consider, Landlord shall retain one of the pre-approved contractors or such other licensed general contractor, which shall be subject to Tenant’s approval, not to be unreasonably withheld, conditioned or delayed (“Contractor”). Landlord shall enter into a separate construction contract with Contractor for the construction of the Seismic Work on terms and conditions acceptable to Landlord, with Tenant’s input and subject to Tenant’s reasonable approval, which contract shall be assignable on the Closing Date if Tenant exercises the Purchase Option pursuant to Article 31 of the Lease or otherwise exercises its self-help rights with respect to completing the Seismic Work pursuant to the Lease and assumes the obligations to perform the Seismic Work. (the “Seismic Work Contract”). All costs incurred pursuant to the Seismic Work Contract shall be the obligation of Tenant, subject to Landlord’s obligation to fund the Seismic Work Allowance, to the extent available, as further described
Exhibit D-3

herein. Landlord shall submit a copy of the Seismic Work Contract to Tenant for its records, together with any change orders thereto that may be entered into in accordance with this Work Letter. (It is understood that Landlord may have the right to enter into a single prime agreement with the contractor for the Seismic Work and the Tenant Improvements, which prime agreement may be subsequently modified via “add service or change order” or “work order” rather than having to execute new prime agreements for each scope.) Notwithstanding the foregoing, Landlord’s accounting obligations under this Work Letter shall not be affected by the contracting options selected by Landlord.)
1.6.    Seismic Work Cost Estimate and Schedule. Within twenty (20) business days after approval by Landlord and Tenant of the Seismic Work Preliminary Plans, Landlord shall cause the Contractor to prepare and submit to Landlord and Tenant a preliminary budget for the Seismic Work and a proposed schedule to complete such work based upon the Seismic Work Preliminary Plans. Within five (5) business days after Tenant's receipt of the preliminary budget for the Seismic Work, Tenant shall either approve or disapprove the preliminary budget. If Tenant disapproves the preliminary budget, Tenant shall provide Landlord with comments to the preliminary budget, following which, Landlord shall work with the Structural Engineer to revise the Seismic Preliminary Plans to reduce the cost of the Seismic Work and cause to be submitted a revised preliminary budget and proposed schedule to complete the work to Tenant within twenty (20) business days after receipt of Tenant’s comments. Tenant will notify Landlord of Tenant’s approval or disapproval of the revised preliminary budget within five (5) business days. Landlord and Tenant shall follow the procedures set forth in this Section 1.6, with respect to the approval of the preliminary budget until it is so approved by Tenant.
1.7.    Seismic Work Final Plans. Promptly following approval of the preliminary budget for the Seismic Work, Landlord shall cause the Structural Engineer to commence preparing complete plans and specifications which incorporate and are consistent with the approved Seismic Work Preliminary Plans and preliminary budget (the “Seismic Work Final Plans”, and as approved pursuant to this Section, the “Approved Seismic Work Plans”). Landlord shall cause the Structural Engineer to deliver the Seismic Work Final Plans to Tenant, for Tenant’s review and approval. Within five (5) business days after Tenant’s receipt of the Seismic Work Final Plans, Tenant shall either approve or disapprove the Seismic Work Final Plans, which approval shall not be unreasonably withheld. If Tenant disapproves the Seismic Work Final Plans, it shall inform Landlord of the reasons why it disapproves the Seismic Work Final Plans and Landlord shall cause the Structural Engineer to make any revisions to the Seismic Work Final Plans to address Tenant’s comments. Landlord shall then instruct the Structural Engineer to incorporate approved revisions and submit revised Seismic Work Final Plans to Tenant within five (5) business days. Following Tenant's receipt of the revised Seismic Final Plans, Tenant shall have the right to review and approve the revised Seismic Work Final Plans pursuant to this Section 1.7. Tenant shall give Landlord written notice of its approval or disapproval of the revised Seismic Work Final Plans within five (5) business days after the date of Tenant's receipt thereof. If Tenant reasonably disapproves the revised Seismic Work Final Plans, then Landlord and Tenant shall continue to follow the procedures set forth in this Section until Landlord and Tenant reasonably approve such Seismic Work Final Plans.
1.8.    Time Deadlines. Landlord shall prepare and deliver to Tenant a schedule of key milestone dates for the design and construction of the Seismic Work (the “Time Deadlines”), which Time Deadlines are intended to ensure that (i) the BOD shall be approved by the end of the master
Exhibit D-3

program phase, (ii) notwithstanding anything to the contrary in this Work Letter (including, without limitation, the number of days specified in other parts of this Work Letter for either party to approve any item, which may require further adjustment when the Time Deadlines are finalized), the Seismic Work Final Plans in all events shall be completed and the final budget for the Seismic Work approved no later than two hundred ten (210) days after the Lease Date, in order to dovetail with the schedule for the first Sub-Phase of the Premises to be delivered to Tenant, and (iii) no delay in the completion of the Seismic Work shall adversely affect the date for the start of construction of, or the date of Substantial Completion of, any Sub-Phase of the Premises. Among other considerations, the Time Deadlines will reflect that Seismic Work cannot be performed in any spaces that are not leased to Tenant or not otherwise under Landlord’s control (such as the ground floor), and that because certain long-lead time items are required to prosecute the Seismic Work, some exceptions to the customary schedule may be required (e.g., steel may need to be ordered before final design and final budget are approved). Tenant shall use its commercially reasonable efforts, in good faith and with all due diligence to cooperate with the Structural Engineer, the Contractor, and Landlord to complete the Seismic Work Preliminary Plans and Seismic Work Final Plans and the permitting process and to receive the permits for the Seismic Work, as soon as possible; in any event, Tenant shall use reasonable and diligent efforts to comply with Tenant’s obligations set forth in the Time Deadlines.
1.9.    Permits. Landlord shall obtain, or shall cause to be obtained, all necessary building permits and approvals and other authorizations from governmental agencies required in connection with the Seismic Work. The cost of all such permits and approvals, including inspection and other building fees required to obtain the permits for the Seismic Work, shall be included as part of the Seismic Work Costs and included in the estimate described in Section 1.10 below.
1.10.    Seismic Work Cost Estimate.
1.10.1    Approved Cost Estimate. Following approval of the Seismic Work Final Plans or at such earlier date as agreed by Landlord and Tenant, Landlord shall cause the Contractor to solicit competitive bids for the Seismic Work from at least three (3) qualified subcontractors for each of the major subtrades and submit the same to Landlord and Tenant for their review and approval. Upon selection of the subcontractors and approval of the bids, Contractor shall prepare a cost estimate for the Seismic Work, based upon the bids submitted by the subcontractors selected. Contractor shall submit such cost estimate to Landlord and Tenant for their review and approval. Within five (5) business days after their receipt of the cost estimate, Landlord and Tenant shall each either approve or disapprove the cost estimate, which approval shall not be unreasonably withheld. If either Landlord or Tenant rejects such cost estimate, Landlord shall cause the Contractor to resolicit bids based as provided in this Section 1.10, and Landlord and Tenant shall again follow the procedures set forth in this Section 1.10 with respect to the submission and reasonable approval of the cost estimate from Contractor until the cost estimate for the Seismic Work is approved (the “Approved Seismic Cost Estimate”). Tenant hereby acknowledges and agrees that Tenant shall be responsible for all Seismic Work Costs to the extent the same exceed the Seismic Work Allowance, notwithstanding the content of any costs estimates or proposals submitted to Tenant.
1.10.2    Cost Proposal; Over Allowance. Within ten (10) business days after the parties’ approval of the Approved Cost Estimate for the Seismic Work, Tenant shall deliver to
Exhibit D-3

Landlord cash in an amount (the “Seismic Over-Allowance Amount”) equal to the difference between (i) one hundred percent (100%) of the amount of the Approved Seismic Cost Estimate for such Sub-Phase, and (ii) the Seismic Work Allowance. The Seismic Over-Allowance Amount shall be disbursed by Landlord prior to the disbursement of any portion of the Seismic Work Allowance. In the event that any revisions, changes, or substitutions shall be made to the Approved Seismic Work Plans, any additional costs which arise in connection with such revisions, changes or substitutions or any other additional costs shall be paid by Tenant to Landlord within ten (10) business days following Landlord’s request as an addition to the Seismic Over-Allowance Amount. Tenant hereby acknowledges and agrees that Tenant shall be responsible for all Seismic Work Costs to the extent the same exceed the Seismic Work Allowance, notwithstanding the content of any costs estimates or proposals submitted to Tenant.
1.11.    Seismic Work Allowance.
1.11.1    Seismic Work Allowance. Landlord shall contribute the Seismic Work Allowance toward the Seismic Work Costs. In no event shall Landlord be obligated to make disbursements for the Seismic Work Costs in excess of the Seismic Work Allowance.
1.11.2.    Reconciliation. Within one hundred twenty (120) days following final completion of the Seismic Work, Landlord shall prepare for Tenant's review and approval a final reconciliation of the total costs of the Seismic Work, setting forth the application of the Seismic Work Allowance and the total amounts paid by Tenant for such Seismic Work (the "Seismic Work Reconciliation Statement"). The Seismic Work Reconciliation Statement shall also set forth the remaining unpaid amount owing by Tenant (if any) or any overpayment by Tenant in connection with construction of the Seismic Work. If Tenant has overpaid, then within thirty (30) days after delivery of the Seismic Work Reconciliation Statement, Landlord shall reimburse Tenant for such overpayments. If Tenant has underpaid, then within thirty (30) days following delivery of the Seismic Work Reconciliation Statement, Tenant shall repay to Landlord the remaining unpaid amount of Tenant's obligation for the Seismic Work Costs.
1.11.3.    Amortization of Seismic Work Allowance if Tenant Does Not Exercise Purchase Option. If Tenant does not exercise the Purchase Option pursuant to Article 31 of the Lease, then effective as of the first day of the first full calendar month following the last day of the Purchase Option Period, Base Monthly Rent for the Premises shall be increased by an amount per rentable square foot of Office Space of the Premises that will be computed by amortizing Thirty Million Dollars ($30,000,000.00) of the Seismic Allowance over fifteen (15) years at a per annum interest rate of seven percent (7%).  An example of this amortization is set forth on Schedule 1 attached hereto.  In such event, Landlord shall promptly prepare and deliver to Tenant an amendment to the Lease reflecting the resulting increase in Base Monthly Rent, and Tenant shall execute such amendment within ten (10) business days thereafter; however, the Base Monthly Rent increase shall be effective whether or not Tenant executes such amendment
1.11.4.    Tenant’s Exercise of Purchase Option. Notwithstanding anything to the contrary in the Lease (including, without limitation, this Work Letter), if Tenant exercises the Purchase Option pursuant to Article 31 of the Lease, then, on and as of the Closing Date, Landlord shall have no further obligation to pay for or perform any then-uncomplete portions of the Seismic Work, and no obligation to fund any portion of the remaining Seismic Work Allowance.
Exhibit D-3

1.12.    Construction of Seismic Work
1.12.1    Construction. Landlord shall cause Engineer and Contractor to construct the Seismic Work in a good and workmanlike manner, in accordance with the Approved Seismic Work Plans and in compliance with all Requirements, and using commercially reasonable efforts to comply with the Time Deadlines. Landlord shall work with the Structural Engineer, Contractor and Tenant to coordinate the design and construction of the Seismic Work with that of the Base Building Work, Landlord’s Work, and Tenant Improvements, to the extent applicable. As consideration for Landlord’s supervision of the Contractor’s construction of the Seismic Work, Tenant shall pay to Landlord a construction supervision fee in the amount of three percent (3%) of the total of all hard and soft costs of the Seismic Work, including any Legal Compliance Work (as defined below) and work covered by change orders (the “Construction Supervision Fee”); if the Seismic Work Allowance is sufficient for such purpose, the Seismic Work Allowance may be applied by Landlord to pay all or part of the Construction Supervision Fee.
1.13.    Governmental Requirements. If any governmental or quasi-governmental authority with jurisdictions requires changes to the design or construction of the Seismic Work for compliance with Requirements and/or if any such changes to the Seismic Work result in required changes or modifications to Base Building Work, Landlord’s Work or Tenant Improvements (“Legal Compliance Work”), Landlord shall cause Contractor to perform such Legal Compliance Work and Tenant shall, within thirty (30) business days following receipt of invoices therefor, reimburse Landlord for the costs and expenses incurred by Landlord in performing the Legal Compliance Work (provided that, to the extent funds are available from the Seismic Work Allowance, such costs may be paid or reimbursed from such Seismic Work Allowance).
1.14.    Change Orders. No material changes or modifications to the Approved Seismic Plans shall be made unless by written Change Order signed by Landlord and Tenant. Landlord may make material changes, additions or alterations to the Approved Seismic Plans only with Tenant’s approval. In addition, Tenant may request changes, additions or alterations to the Approved Seismic Plans pursuant to this Section 1.14, which changes shall be subject to Landlord’s reasonable approval, not to be unreasonably withheld or delayed. If Tenant requests any changes to the Seismic Work or Approved Seismic Plans (each, a “Tenant Requested Change”), Tenant shall notify Landlord in writing, with the date of such request being referred to herein as the “Tenant Requested Change Date”) and Landlord shall have ten (10) days to provide Tenant notice of Landlord’s approval (and if Landlord so disapproves the requested change, it shall provide the reasons why it so disapproves the requested change) together with: (i) the length of time Landlord estimates it will take to implement such change, addition or alteration, (ii) the costs of such change, addition or alteration, and (ii) whether any delay in completion of the Seismic Work or delivery of any Sub-Phase of Phase A is anticipated as a result thereof and the estimated length of time of such delay. Tenant shall thereafter have five (5) days to approve or withdraw its request for such change. If Tenant fails to respond within such five (5) day period, Tenant will be deemed to have withdrawn its request. If Tenant does not withdraw its request, then Landlord shall, subject to its reasonable approval as provided above, cause a change order to be issued to the Seismic Work Contract, implementing Tenant’s requested change (“Tenant Requested Seismic Change Order”). The date of Landlord’s final approval of any Tenant Requested Change or Tenant’s withdrawal or deemed withdrawal of such request is referred to herein as “Tenant Requested
Exhibit D-3

Change Determination Date”. The time period between a Tenant Requested Change Date and the Tenant Requested Change Determination Date for such request may constitute a “Tenant Delay” as described in Section 11 below. To the extent the Seismic Work Costs as a result of the Tenant Requested Seismic Change Order (including costs incurred by Landlord, the Structural Engineer, Contractor and any architect or consultants in reviewing the proposed Tenant Requested Seismic Change Orders, whether or not such Tenant Requested Seismic Change Orders are implemented) plus the amount of the construction supervision fee in the amount of three percent (3%) of the total hard and soft costs of any work performed pursuant to a Tenant Requested Seismic Change Order will exceed the available Seismic Work Allowance, Tenant shall pay such excess amounts within thirty (30) days after Tenant’s written approval of such Tenant Requested Seismic Change Order, (provided that, to the extent funds are available from the Seismic Work Allowance, such costs may be paid or reimbursed from such Seismic Work Allowance).
1.15    Allocation of Certain Costs. The parties acknowledge that some shared labor, material, and equipment costs included in the General Conditions and General Requirements may benefit and apply to Landlord’s Work, Tenant Improvement Work and/or the Seismic Work. Landlord shall reasonably and equitably allocate such costs among the applicable scopes of work, subject to Tenant’s reasonable approval of such allocation.
1.16    Time Periods. To the extent that this Work Letter specifies certain time periods that apply to any approval, disapproval, delivery, time for comment, or other action to be taken by Tenant hereunder (each, a “Tenant Action”), those same time periods shall be utilized by Landlord for those same Tenant Actions whenever Landlord establishes any schedules or sets any deadlines that apply to Tenant hereunder, unless otherwise reasonably approved by Tenant. To the extent that this Work Letter does not specify a certain time period for any Tenant Action, then Landlord shall determine a reasonable time period for such Tenant Action.
2.Tenant’s Representative. Tenant has designated Tom Crowley (“Tenant’s Representative”) as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter. Tenant may change Tenant’s Representative at any time upon not less than five (5) business days advance written notice to Landlord.
3.Landlord’s Representative. Landlord has designated Matt Concannon (“Landlord’s Representative”) as its primary representative with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord regarding this Work Letter. Landlord may change Landlord’s Representative at any time upon not less than five (5) business days advance written notice to Tenant.
4.Meetings. Landlord shall schedule and direct weekly construction meetings with the Contractor and, as appropriate, the Contractor and subcontractors for the Seismic Work. Tenant's Representatives shall be entitled to attend all such construction meetings, and Landlord shall provide Tenant’s Representative with at least seventy-two (72) hours' notice of the time and place of such weekly construction meetings. In addition, Landlord shall provide Tenant with
Exhibit D-3

copies of all material written communications with the Structural Engineer and Contractor and subcontractors (including copies of all shop drawings) in connection with the Seismic Work.
5.Inspections. Landlord shall permit Tenant and Tenant’s authorized agents and authorized representatives (identified in advance in writing to Landlord) to have reasonable access to the Seismic Work throughout the permitting and construction of the Seismic Work, to inspect and observe work in progress, upon reasonable advance written notice from Tenant and provided that no such inspections shall have a material adverse effect on the construction of the Seismic Work or the progress thereof.
6.Accounting Records. All accounting regarding the costs of the Seismic Work shall be on an "open book" basis. Tenant shall have the right to inspect all relevant books and records, receipts, vouchers and other similar data ("Accounting Records") of Landlord relating to such work. Landlord shall maintain all Accounting Records in their respective custody or control for a period of three (3) years following the completion of such work. During the course of construction and for such period after the completion date, as applicable, Landlord will promptly provide copies of the Accounting Records requested by Tenant, and Tenant shall also have the right to inspect the Accounting Records at Landlord’s office or at such location within the San Francisco Bay Area as Landlord may so designate. Landlord shall use reasonable efforts to require substantially similar review rights for Tenant to inspect Contractor’s records in the relevant agreements.
7.Contractor’s Warranties and Guaranties. Landlord shall diligently pursue any claims covered by any warranties and guaranties provided by Contractor relating to, or arising out of the construction of, the Seismic Work, Tenant hereby waives the right to pursue any such claims directly against Landlord. Landlord and Tenant shall cooperate with each other in pursuing any such claims. Landlord shall use reasonable efforts, subject to Contractor’s approval, to have Tenant named as a third-party beneficiary of any such warranties and guaranties. If Tenant exercises the Purchase Option pursuant to Article 31 of the Lease and purchases the Building, then, on and as of the Closing Date, Landlord shall assign any warranties and guaranties covering the Seismic Work to Tenant at the closing of such purchase
8.Time of the Essence in this Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord’s sole option, at the end of such period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.
9.Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in this Lease, if an Event of Default as described in the Lease has occurred or if Tenant has failed to make timely payment of any amounts then due under this Work Letter at any time on or before the completion of the Seismic Work, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Seismic Allowance and/or Landlord may cause Contractor to cease the construction of the Seismic Work (in which case, Tenant shall be responsible for any delay in the
Exhibit D-3

Substantial Completion of any portion of the Premises caused by such work stoppage), and (ii) all other obligations of Landlord under the terms of this Work Letter shall be excused until, as applicable, such Event of Default under the Lease has been cured or Tenant has fully paid any amounts then due under this Work Letter.
10.Tenant Delays. If there shall be any actual delays in the Substantial Completion of any Sub-Phase of the Premises as a direct, indirect, partial, or total result of:
10.1.1.    Any request or other matter identified as a “Tenant Delay” in this Work Letter;
10.1.2.    Tenant’s failure to comply with specified deadlines in the Time Deadlines established pursuant to this Work Letter or Tenant’s failure to otherwise timely approve any matter requiring Tenant’s approval;
10.1.3.    A breach by Tenant of the terms of this Work Letter or the Lease;
10.1.4.    Any delays due to suspension of work in order to review pricing, schedule and other impacts of Tenant- requested changes, whether or not such changes are approved or implanted as a final change order;
10.1.5.    Tenant’s requirement for materials, components, finishes or improvements that are not available in a commercially reasonable time given the anticipated date of Substantial Completion of any Sub-Phase of the Premises; or
10.1.6.    Any other acts or omissions of Tenant, or its agents, or employees;
then, notwithstanding anything to the contrary set forth in the Lease or this Work Letter and regardless of the actual date of the Substantial Completion of any Sub-Phase of the Premises, the date of the Substantial Completion of such Sub-Phase of the Premises shall be deemed to be the date the Substantial Completion of such Sub-Phase of the Premises would have occurred if no Tenant delay or delays, as set forth above or in any other Work Letter, had occurred.

Exhibit D-3

SCHEDULE 1
EXAMPLE OF AMORTIZATION OF SEISMIC WORK ALLOWANCE
[Intentionally Omitted]

Exhibit D-3

EXHIBIT E
[INTENTIONALLY OMITTED]

Exhibit E

EXHIBIT F
RULES AND REGULATIONS
[Intentionally Omitted]

Exhibit F

EXHIBIT F-1
RULES AND REGULATIONS FOR USE OF BUILDING STAIRWELLS

[Intentionally Omitted]

Exhibit F-1

EXHIBIT G
SNDA
[Intentionally Omitted]

Exhibit G

EXHIBIT H
SUBDIVISION – APPROXIMATE BOUNDARY OF PROPERTY LINE
[Intentionally Omitted]

Exhibit H-1

EXHIBIT I
PURCHASE AGREEMENT

AGREEMENT OF PURCHASE AND SALE
AND JOINT ESCROW INSTRUCTIONS
This Agreement of Purchase and Sale and Joint Escrow Instructions (this "Agreement"), dated as of the date set forth in Section 1.1 below (the "Effective Date"), is made by and of between [LANDLORD ENTITY], a Delaware limited liability company ("Seller"), and [TENANT ENTITY] ("Buyer"). The terms as set forth below shall have the meanings as set forth below when used in this Agreement.
ARTICLE 1.

SUMMARY OF BASIC TERMS

TERMS OF AGREEMENT	DESCRIPTION
1.1 "Effective Date":	_________________, 20__. [DRAFTING NOTE: TO BE INSERTED UPON EXECUTION]
1.2 "Purchase Price":	[DRAFTING NOTE: TO BE INSERTED UPON EXECUTION BASED ON SECTION 31.4 OF THE LEASE]
1.3 "Letter of Credit":	A Letter of Credit in the amount of Seventy Five Million and 00/100 Dollars ($75,000,000.00), in the form as required under the Lease and defined in the Lease as the “Option Payment Letter of Credit”.
1.4 "Escrow Holder":	First American Title Insurance Company
1.5 “Lease”:	That certain Lease dated ________ between Seller and Buyer. Terms defined in the Lease, if not defined in this Agreement, shall have the same meaning when used in this Agreement.
1.6 “Third Party Leases”:	All leases encumbering all or any portion of the Property as of the Closing Date other than the Lease.
Exhibit I

1.7 "Closing Date":	_________________, 20___ [DRAFTING NOTE: TO BE INSERTED BY BUYER AND SELLER WHICH WILL BE A DATE THAT IS 30 DAYS AFTER EXERCISE]
1.8 "Property":
All of the following: (i) that certain real property (“Real Property”) located in the City of Oakland (the "City"), County of Alameda ("County"), State of California ("State"), as more particularly described on Exhibit A attached hereto, together with all of the rights, title, interests, privileges and appurtenances, including, without limitation, all minerals, oil, gas and other hydrocarbon substances thereon, air rights, water, water right and water stock relating thereto, all strips and gores, and any streets, alleys, rights-of-way, public ways, or other rights appurtenant, adjacent, or connected thereto or used in connection therewith (ii) all of Seller’s right, title and interest in and to the Lease and the Third Party Leases; (iii) all of Seller’s right, title and interest in any Contracts (as described in Section 7.1.7 below); (iv) all of Seller's right, title and interest in and to any and all tangible personal property that is (a) located at the Real Property, (b) owned by Seller, and (c) used exclusively in the operation and maintenance of the Real Property; and (v) all governmental permits, licenses and approvals, warranties and guarantees to the extent applicable to the development and construction of, or any work or services performed with respect to, or equipment installed in, the buildings, structures, fixtures and other improvements located on the Real Property. [DRAFTING NOTE: THE DESCRIPTION OF THE REAL PROPERTY TO BE ATTACHED AS EXHIBIT A SHALL BE THE PARCEL DESCRIBED ON THE FINAL MAP RECORDED FOLLOWING THE SUBDIVISION OF THE PROJECT IN ACCORDANCE WITH THE TERMS OF THE LEASE – ESSENTIALLY, THE TOWER ONLY]

1.10 "Title Company":	First American Title Insurance Company

ARTICLE 2.

PURCHASE; ESCROW
2.1.    Purchase Price. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property for the sum of the Purchase Price, which shall be paid as set forth below in this Section 2.1. Provided that this Agreement has not previously terminated, on the Closing Date, Buyer shall deliver the balance of the Purchase Price, as adjusted by Buyer’s share of costs, expenses and prorations, to Escrow Holder.
2.2.    Escrow Opening. Within two (2) business days following the Effective Date, Buyer and Seller shall promptly cause the opening of Escrow by each delivering two (2) executed original copies of this Agreement to Escrow Holder. "Escrow" means the escrow opened with Escrow Holder for the consummation of the transaction described in this Agreement. On or immediately after the opening of Escrow, Escrow Holder shall (a) confirm the same by executing and dating the two (2) duplicate original counterparts of this Agreement in the space provided for Escrow Holder, and (b) deliver a fully executed original of this Agreement to each of Seller and Buyer.
2.3    Close of Escrow. For purposes of this Agreement, the Closing Date shall mean the date on which the "Deed" is recorded in the "Official Records" (as those terms are defined in Sections 6.1.1.1 and 6.1.1.5 below, respectively), or if the Closing occurs with Seller's and Buyer’s consent prior to the date on which the Deed is recorded as part of a "gap" closing, the date on which such gap Closing occurs. The "Closing" or the "Close of Escrow" shall occur on the Closing Date.
ARTICLE 3.

CONDITIONS PRECEDENT TO CLOSING
3.1.    Conditions Precedent to Buyer's Obligations; Contingencies. The obligations of Buyer to consummate the transactions provided for herein are subject to and contingent upon the satisfaction of the following conditions or the waiver of same by Buyer in writing (collectively, "Buyer’s Conditions"):
3.1.1    Deliveries and Actions to Close. Seller shall have made the deliveries described in Section 6.1.1 of this Agreement in the form, manner and at the times specified in this Agreement, and shall have taken all other actions expressly required of Seller under this Agreement or customarily required, on a procedural basis (including, without limitation, providing instructions to Escrow Holder) to cause the Closing hereunder to occur, in all cases to the extent such actions are within Seller's control, and at no cost, expense or liability to Seller.
3.1.2    Representations and Warranties. All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date made and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing Date.

3.1.3    Covenants. Seller shall not be in breach of any of its material covenants contained in this Agreement or in Article 31 of the Lease.
3.1.4    Estoppels. Buyer shall have received the Third Party Tenant Estoppels.
3.1.5    Title Policy. On the Closing Date, the Title Company shall be prepared to issue to Buyer an extended coverage ALTA Owner’s Policy of Title Insurance, with liability equal to the Purchase Price, insuring Buyer that fee title to the Property is vested in Buyer subject only to the Permitted Exceptions and with such endorsements as Buyer may reasonably request (the “Buyer’s Title Policy”).
3.2.    Conditions Precedent to Seller's Obligations. The obligations of Seller to consummate the transactions provided for herein are subject to and contingent upon the satisfaction of the following conditions or the waiver of same by Seller in writing (collectively, "Seller’s Conditions"):
3.2.1    Buyer's Deliveries to Escrow. Buyer shall have delivered the balance of the Purchase Price to Escrow Holder by the Closing Date and shall have made the other deliveries in the form, manner and at the times specified in this Agreement.
3.2.2    Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date made and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing Date.
3.3.    Failure of Buyer’s Conditions. If any of Buyer’s Conditions have not been fulfilled within the applicable time periods, Buyer may pursue the remedies set forth in Section 9.1 to the extent applicable.
3.4.    Failure of Seller’s Conditions. If any of Seller’s Conditions have not been satisfied within the applicable time periods, Seller may pursue the remedies set forth in Section 9.2 to the extent applicable.
ARTICLE 4.

TITLE AND SURVEY
4.1    Permitted Exceptions. "“Permitted Exceptions” shall have the meaning as is set forth in Section 31.6(d) of the Lease, excluding Prohibited Exceptions, which Seller shall be obligated to remove at or prior to Closing.
4.2    Survey. Buyer has received and approved a survey of the Project prior to Lease Commencement. Seller has provided an update of the survey of the Property after completion of the Subdivision. Buyer will also have the right, at Buyer’s sole cost, to order any recertification of survey or new survey that Buyer elects to obtain (the "Survey").
4.3    Prohibited Exceptions. "Prohibited Exceptions" shall mean: (a) all new title exceptions and survey matters created or caused solely by the intentional actions of Seller on or after the

Effective Date without the prior written consent of Buyer pursuant to the Lease; and (b) any encumbrance, liens or charges affecting the Property which secure an obligation of Seller to pay money and were intentionally created by Seller (other than: (i) installments of real estate taxes or assessments not delinquent as of the Closing and (ii) any inchoate lien rights relating to any Seismic Work, Landlord’s Work, Base Building Work, or Tenant Improvements (as each are defined in the Lease) being performed by Buyer or Seller in accordance with the Lease and taken into account for proration purposes.
ARTICLE 5.

COVENANTS
5.1    Seller’s Covenants. Seller shall continue to comply with the Seller Covenants set forth in Section 31.6 of the Lease.
5.2    Tunnel & Bridge Agreements. Buyer may contact (i) the City Planner’s Office of the City (including Peter Volmann and Thang Nguyen) in connection with that certain Ordinance 8005 C.M.S. Dated July 24, 1969 Granting a Franchise to Construct, Maintain and Operate a Bridge and Tunnel at 21st Street (The Kaiser Center) in the City of Oakland (the “City Franchise Ordinance”) and the City Franchise Ordinance Consent (defined below) related thereto, and (ii) any parties to that certain Tunnel and Bridge Agreement, dated December, 1983, as assigned and amended (the “Tunnel and Bridge Agreement,” and collectively with the City Franchise Ordinance, the “Tunnel Documents”), in all cases without the prior written consent of Seller, provided that Buyer shall have delivered one (1) business days’ prior notice to Seller (by email to [__________] and [_________]), so long as a representative of Seller is present for any such discussions. So long as Buyer has not terminated (or deemed to have terminated) this Agreement, the parties shall reasonably cooperate and use commercially reasonable efforts to: (x) deliver any and all notices required to be delivered pursuant to the Tunnel Documents as reasonably practicable thereafter; (y) pursue formal termination the City Franchise Ordinance with respect to the Tunnel and release of any obligations of the owner of the Property thereunder and amendment of the Tunnel and Bridge Agreement to release Buyer and the Property from any obligations and liability thereunder (collectively, the “Tunnel Documents Terminations”); and (z) in case the parties are unable to obtain the Tunnel Documents Terminations, concurrently (but in the alternative) pursue any formal consents to the transactions contemplated in this Agreement required under the Tunnel Documents (the “Tunnel Documents Consents”). Notwithstanding the foregoing, Buyer shall not be entitled to, and shall be expressly prohibited from, taking any action or executing any document in connection with the consent process, the Tunnel Documents Terminations, Tunnel Documents Consents and/or the Tunnel Documents that is irrevocable, could reasonably be expected to bind Seller or the Property or result in liability or any cost to any of the same without the prior written consent of Seller. If the Tunnel Documents Terminations or the Tunnel Documents Consents have not been issued as of the Closing Date, then at the Closing, Seller and Buyer shall execute a holdback agreement (the “Tunnel Holdback Agreement”). The Tunnel Holdback Agreement shall (i) be in form and substance reasonably satisfactory to Seller and Buyer and (ii) provide for a holdback in an amount equal to $500,000 (the “Tunnel Holdback Amount”), otherwise payable to Seller at Closing, which shall be retained and held in escrow by Escrow Agent in accordance with the terms thereof until the date that is sixty (60) days after the Tunnel Documents Terminations or the

Tunnel Documents Consents are finalized (or such earlier date as agreed by the parties), at which time the Tunnel Holdback Amount, less an amount equal to any one-time fees or other one-time costs imposed by the City in connection with the Tunnel Documents Terminations for which the parties applied (excluding any costs or legal fees of Buyer or Buyer’s agents), shall be released to Seller. Seller and Buyer shall share any fees of Escrow Agent required under the Tunnel Holdback Agreement equally. Notwithstanding anything to the contrary in this Section 5.2, in the event that the Tunnel Holdback Amount is released as the result of obtaining the Tunnel Documents Consents rather than obtaining the Tunnel Documents Terminations, the parties’ obligations to reasonably cooperate and use commercially reasonable efforts to continue to pursue the Tunnel Documents Terminations, shall survive the Closing Date for a period of twelve (12) months.
ARTICLE 6.

CLOSING/ESCROW
6.1    Deliveries to Escrow Holder.
6.1.1    Seller's Deliveries to Escrow Holder. On or before 11:00 a.m. PST on the Closing Date, Seller shall deliver to Escrow Holder (collectively, the "Seller Deliveries"):
6.1.1.1    One (1) original of the grant deed ("Deed"), duly executed by Seller and acknowledged, in the form of Exhibit B attached hereto;
6.1.1.2    A transferor's certification of non-foreign status ("FIRPTA Certificate") duly executed by Seller in the applicable current statutory form as of the Closing Date evidencing that seller is not a "foreign person" for purposes of the Foreign Investment in Real Property Tax Act (FIRPTA);
6.1.1.3    A California Form 593C duly completed and executed by Seller, stating that Seller is not an out-of-state resident ("Form 593-C");
6.1.1.4    Such proof of Seller's authority and authorization to enter into this Agreement and consummate the transaction contemplated hereby, and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Seller to act for and bind Seller as may be reasonably required by Title Company;
6.1.1.5    An owner's affidavit in the form attached hereto as Exhibit D, and any further documents as may be reasonably required by the Title Company to remove from the official records of Alameda County (the "Official Records") any Memorandum of Lease and Option (as that term is defined in the Lease) recorded on the Property's title; and
6.1.1.6    Two (2) counterparts of an Assignment of Leases and Contracts (the “Assignment of Leases”) duly executed by Seller, substantially in the form of Exhibit E attached hereto.

6.1.1.7    One (1) bill of sale, duly executed by Seller, substantially in the form of Exhibit C attached hereto.
6.1.1.8    One (1) Landlord Certificate (as defined in the Lease) reflecting the true and correct information required thereunder as of the Closing Date; provided, however, that in the event such Landlord Certificate discloses any adverse changes from the Baseline Condition (as described therein), Buyer’s Condition shall not be considered satisfied.
6.1.1.9    Two (2) counterparts of the Tunnel Holdback Agreement duly executed by Seller, if applicable.
6.1.1.10    The original Letter of Credit, and originals or copies of all amendments, if any, to the Letter of Credit, together with any necessary original, executed, and authenticated forms filled out to cancel the Letter of Credit.
6.1.2    Buyer's Deliveries to Escrow Holder. By the Closing Date, Buyer shall deliver to Escrow Holder the following instruments and documents (collectively, the "Buyer Deliveries"): and
6.1.2.1    The balance of the Purchase Price;
6.1.2.2    A Preliminary Change of Ownership Report ("PCOR") duly executed by Buyer;
6.1.2.3    Such proof of Buyer's authority and authorization to enter into this Agreement and consummate the transaction contemplated hereby, and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Buyer to act for and bind Buyer as may be reasonably required by Title Company;
6.1.2.4    Any further documents as may be necessary or appropriate to remove from the Official Records any Memorandum of Lease and Option; and
6.1.2.5    Two (2) counterparts of the Assignment of Leases duly executed by Buyer.
6.1.2.6    Two (2) counterparts of the Tunnel Holdback Agreement duly executed by Buyer, if applicable.
6.2    Actions by Escrow Holder. Provided that Escrow Holder shall not have received written notice from Buyer or Seller of the failure of any condition to the Closing or of the termination of the Escrow and this Agreement, when Buyer and Seller have deposited into Escrow the documents and funds required by this Agreement, Escrow Holder shall, in the order and manner herein below indicated take the following actions.
(a)    Following Title Company’s acknowledgment that it is prepared and irrevocably committed to cause the Deed and any other documents which the parties hereto may mutually direct to be recorded in the Official Records and obtain conformed copies thereof for distribution to Buyer and Seller.
(b)    Upon receipt of confirmation of the recordation of the Deed and such other documents as were recorded pursuant to Section 6.2(a) above, disburse all funds deposited in Escrow by Buyer as follows:
(i)    Pursuant to the "Closing Statement" (as that term is defined in Section 6.3, below), retain for Escrow Holder’s own account all escrow fees and costs, disburse to Title Company the fees and expenses incurred in connection with the issuance of the Buyer’s Title Policy, and disburse to any other persons or entities entitled thereto the amount of any other Closing Costs (as defined below).
(ii)    Disburse to Seller an amount equal to the Purchase Price, less or plus the net debit or credit to Seller by reason of the "Prorations" (as that term is defined in Section 6.8, below) and adjustments and allocation of Closing Costs provided for in this Agreement. Seller’s portion of the Closing Costs shall be paid pursuant to clause (i) above.
(iii)    Disburse to Buyer any remaining funds in the possession of Escrow Holder after payments pursuant to clauses (i) and (ii) above have been completed.
(c)    Cause Title Company to issue the Buyer's Title Policy to Buyer.
(d)    Deliver to Buyer and Seller originals or copies of all documents deposited into Escrow.
6.3    Preliminary Closing Statement. At least ten (10) days prior to the Closing, Escrow Holder shall deliver to each of the parties for their review and approval a preliminary closing statement (the "Preliminary Closing Statement") based on an income expense statement prepared by Seller, approved by Buyer, and delivered to Escrow Holder prior to said date, setting forth (i) the proration amounts allocable to each of the parties pursuant to this Agreement, and (ii) the "Closing Costs" (as that term is defined in Section 6.8, below), allocable to each of the parties pursuant to this Agreement. Based on each of the party’s comments, if any, regarding the Preliminary Closing Statement, Escrow Holder shall revise the Preliminary Closing Statement and deliver a final version of a closing statement to each of the parties (the "Closing Statement")
6.4    Real Estate Reporting Person. Escrow Holder is designated the "real estate reporting person" for purposes of section 6045 of title 26 of the United States Code and Treasury Regulation 1.6045-4 and any instructions or settlement statement prepared by Escrow Holder shall so provide. Upon the consummation of the transaction contemplated by this Agreement, Escrow Holder shall file Form 1099 information return and send the statement to Seller as required under the aforementioned statute and regulation.
6.5    Destruction of Documents; Survival. Escrow Holder is hereby authorized to destroy or otherwise dispose of any and all documents, papers, instructions and other material concerning the Escrow at the expiration of six (6) years from the later of (a) the Closing, (b) the final disbursement of any funds maintained in Escrow after the Closing or termination of this Agreement, or (c) the termination of this Agreement. The provisions of this Article 6 shall survive the Closing or earlier termination of this Agreement until Escrow Holder’s duties and obligations hereunder are fully and finally discharged.
6.6    Delay in Closing; Authority to Close. If Closing does not occur on or before the Closing Date, then unless on or before the Closing Date, as applicable, Escrow Holder receives a written notice from both Buyer and Seller to the contrary, Escrow Holder will deliver all monies and documents in accordance with the provisions of this Agreement.
6.7    Costs and Expenses. If the transaction contemplated by this Agreement is consummated, then, upon the Closing, the following costs (the "Closing Costs") shall be allocated as follows: (i) Seller shall pay (A)  all County transfer taxes and one-half (½) of all City transfer taxes, (B) all costs related to the release of Prohibited Exceptions pursuant to Article 4 above, (C) Seller's share of the prorations set forth in this Agreement, and (E) the CLTA or standard portion of the premium for the Buyer’s Title Policy; and (ii) Buyer shall pay (w) the premium for any ALTA or extended coverage portion of the Buyer’s Title Policy and the cost of any endorsements requested by Buyer, (x) any document recording charges and one-half (½) of all City transfer taxes, (y) all escrow fees and costs, and (z) Buyer's share of prorations; and (iii) Buyer and Seller shall each pay all legal and professional fees and fees of other consultants incurred by them, respectively. All other costs and expenses shall be allocated between Buyer and Seller in accordance with the customary practice in the City of Oakland and County of Alameda.
6.8    Prorations. Except as otherwise indicated, for purposes of calculating prorations (the "Prorations"), Buyer shall be deemed to be in title to the Property, and therefore entitled to the income and responsible for the expenses, after 12:01 a.m. (Oakland, California time) on the Closing Date (the “Cut-off Time”). All such prorations shall be made on the basis of the actual number of days of the month which shall have elapsed as of the day of the Closing and based upon the actual number of days in the month and a three hundred sixty-five (365) day year. Prorations shall be made in accordance with the following provisions.
6.8.1    Preliminary Statement. At least fifteen (15) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer draft settlement statements setting forth all of the closing prorations to be made at the Closing, together with such other information as Buyer may reasonably request with respect thereto, including Seller’s current general ledger regarding the Property. Without limiting the generality of the foregoing, the following items shall be prorated as of the Cut-off Time as described above; to the extent that any prorations are performed based upon estimated information, the same shall be reprorated promptly after Closing when actual information is available.
6.8.2    Taxes. All current real and personal property taxes, non-delinquent bonds or improvement assessments, general and special, non-delinquent public or governmental charges or assessments affecting the Property (including current assessments, liens or encumbrances for sewer, water, drainage or other public improvements whether completed or commenced on, or prior to, the date of this Agreement) shall be prorated as of the Cut-off Time. If the Closing Date occurs before the tax rate or assessment is fixed, the proration of such taxes and assessments by Title Company shall be made at the Closing based upon the most recent tax bills available. If Seller receives any refunds as a result of any tax appeals for any period of Seller’s ownership of the Property and such refunds are owed to a tenant at the Property under the term of any former or existing Third Party Lease, then Seller shall, to the extent required by the terms of any such former or existing Third Party Lease, pay such refund to the tenant thereunder. If the amount of the real property taxes and assessments payable with respect to the Property for any period before Closing is determined by applicable governmental authority to be more than the amount of such real property taxes and assessments that is prorated pursuant to this Agreement or that was paid by Seller for any prior year due to a reassessment of the value of the Property or otherwise, Seller and Buyer shall promptly adjust the proration of such real property taxes and assessments after the determination of such amounts, and Seller shall pay to Buyer any increase in the amount of such real property taxes and assessments applicable to any period before Closing; provided, however, that Seller shall not be required to pay to Buyer any portion of such increase that is payable by tenants under their respective Third Party Leases. If the amount of the real property taxes and assessments payable with respect to the Property for any period before Closing is determined by applicable governmental authority to be less than the amount of such real property taxes and assessments that is prorated pursuant to this Agreement or that was paid by Seller for any prior year for any reason, Seller and Buyer shall promptly adjust the proration of such real property taxes and assessments after the determination of such amounts, and Buyer shall pay to Seller any refund actually received by Buyer applicable to any period before Closing (after deduction of any amount payable to any current or former tenant of the Property).
6.8.3    Fixed Rent. Subject to this Section 6.8.3, all fixed rent and regularly scheduled items of additional rent under the Third Party Leases, and other tenant charges if, as and when received shall be prorated as of the Cut-off Time. Seller shall provide a credit in an amount equal to all prepaid rentals for periods after the Closing Date and all refundable cash security deposits (to the extent the foregoing were made by tenants under the Third Party Leases and are not applied or forfeited prior to the Closing Date) to Buyer on the Closing Date. For a period of six (6) months following the Closing, provided that Seller delivers to Buyer all books, records and other documents related to such delinquencies, Buyer shall include such delinquencies in its normal billing and shall use commercially reasonable efforts to pursue the collection thereof in good faith after the Closing Date (but Buyer shall not be required to litigate or declare a default under any of the Third Party Leases). Seller shall deliver to Buyer at Closing any tenant security deposits which are held in the form of letters of credit. Rents and other tenant charges which are delinquent as of the Closing Date shall not be prorated on the Closing Date. To the extent Buyer receives rents or other tenant charges on or after the Closing Date, such payments shall be applied (i) first, to Buyer’s actual out-of-pocket third-party costs of collection incurred with respect to such Tenant to the extent any such rent was delinquent and was collected outside the ordinary course; (ii) second, to rents due from such Tenant for the month in which such payment is received by Buyer, including, as applicable, the month of Closing; (iii) third, to rents attributable to any period after the Closing which are due or past due on the date of receipt in inverse order of maturity (such that amounts shall be applied first against rents which have been outstanding for the shortest period of time); and (iv) finally, to rents and other charges delinquent as of the Closing (and Buyer promptly shall remit such amounts to Seller). Buyer agrees that it shall use commercially reasonable efforts to collect any such delinquent rents for a period of twelve (12) months following the Closing Date; provided, however, that Buyer shall have no obligation to institute legal proceedings, including an action for unlawful detainer, against a tenant owing delinquent rents. Buyer may not waive any delinquent rents or other tenant charges nor modify any of the leases as to reduce or otherwise affect amounts owed thereunder for any period in which Seller is entitled to receive a share of charges or amounts without first obtaining Seller’s written consent, which consent may be given or withheld in Seller’s sole and absolute discretion. Seller shall have no right to take any action against any tenant (other than Buyer) to collect any past due rents from and after the Closing, and Seller hereby waives any rights it may have to take any action against any tenant to collect such past due rents from and after the Closing Date; provided, however, with respect to delinquent rents and any other amounts or other rights of any kind respecting tenants who are no longer tenants of the Real Property on the Closing Date, Seller shall retain all rights relating thereto. Seller agrees to promptly deliver to Buyer any rents received by Seller for the period from and after the Closing Date, without offset.
6.8.4    Additional Rents. Tenants are obligated to pay, as additional rent, certain escalations in base rent and pass throughs of operating and similar expenses pursuant to the terms of the Third Party Leases (collectively, “Additional Rents”). On or before the date that is ninety (90) days following the Closing, Seller shall deliver to Buyer a reconciliation of all expenses reimbursable by tenants under the Third Party Leases, and the amount of Additional Rents received by Seller (the “Seller’s Reconciliation”), and Buyer shall promptly, following Seller’s request, deliver to Seller all information reasonably requested by Seller pertinent to Seller’s Reconciliation. Upon reasonable notice and during normal business hours, (i) Seller shall make available to Buyer all information reasonably required to confirm final agreement on the Seller’s Reconciliation, including, without limitation, a copy of Seller’s general ledger for the Property, and (ii) Buyer shall make available to Seller all information reasonably required to confirm final agreement on the Seller’s Reconciliation, including, without limitation, a copy of Buyer’s general ledger for the Property. Seller and Buyer shall use reasonable efforts to agree upon the accuracy of the Seller’s Reconciliation within thirty (30) days after delivery of Seller’s Reconciliation to Buyer. In the event of any overpayment of Additional Rents to Seller by the tenants under the Third Party Leases, Seller shall promptly, but in no event later than ten (10) Business Days after Buyer and Seller agree upon the accuracy of the Seller’s Reconciliation, pay to Buyer the amount of such overpayment to the extent not previously credited to Buyer, and Buyer, as the landlord under the particular Third Party Leases, shall pay or credit, in accordance with the applicable Third Party Lease, to each applicable tenant the amount of such overpayment. In the event of an underpayment of Additional Rents by the tenants to Seller, then the collection and remitting of such amounts shall be governed by the provisions of Section 6.8.3 above regarding the post-closing application of rents. With respect to reimbursable expenses paid by Seller prior to Closing, but not billed to tenants prior to Closing, Seller will provide to Buyer all relevant information including supporting documentation and Seller’s calculation of the amount to be billed to each tenant and Buyer shall make efforts to collect such amounts pursuant to Section 6.8.3.
6.8.5    Amounts Owed Under the Lease. Seller shall be entitled to a credit for any amounts owed by Buyer under the Lease, including any Additional Rents. Such credit may be estimated at Closing and re-prorated after Closing to reflect any additional information learned thereafter.
6.8.6    Contracts. Charges and payments under Contracts (if any) assigned to Buyer. To the extent not previously included in Seller’s Additional Rent calculations, annual permit, license and inspection fees, which are transferred to Buyer at the Closing and any other pre-payments which are transferred to Buyer at the Closing shall be prorated as of the Cut-off Time.

6.8.7    Utilities. Utilities in connection with the Property, including, without limitation, telephone, steam, electricity, water, sewer and gas, except to the extent that tenants pay such costs directly to the supplier of such services, on the basis of the most recently issued bills therefor, subject to adjustment after the Closing when the next bills are available, or if current meter readings are available, on the basis of such readings shall be prorated as of the Cut-off Time. Notwithstanding the foregoing, it is the intention of the parties that all utility accounts shall be closed by Seller on the Closing Date, and Buyer shall establish its own accounts.
6.8.8    Deposits. Deposits with telephone and other utility companies, and any other Persons who supply goods or services in connection with the Property if the same are properly and fully assigned to Buyer at the Closing (as acknowledged in writing by such Persons), which shall be credited in their entirety to Seller.
6.9    Method of Proration. If any of the items described in Section 6.8 cannot be apportioned at the Closing because of the unavailability of information as to the amounts which are to be apportioned or otherwise, or are incorrectly apportioned at Closing or subsequent thereto, such items shall be apportioned or reapportioned, as the case may be, as soon as practicable after the Closing Date or the date such error is discovered, as applicable; provided that neither party shall have the right to request apportionment or reapportionment of any such item at any time following the date that is the last day of the Survival Period (as defined below) (the “Reproration Outside Date”). The provisions of Sections 6.8 – 6.10 shall survive the Closing until the Reproration Outside Date.
6.10    Commissions and Tenant Costs. Buyer shall be responsible for all brokerage and leasing commissions, tenant improvement costs, other out-of-pocket tenant inducements, free rent abatement, and attorneys’ fees for any leases that remain unpaid as of the Closing Date.
ARTICLE 7.

REPRESENTATIONS AND WARRANTIES
7.1    Seller's Representations and Warranties. The following constitute representations and warranties of Seller to Buyer which shall be true and correct as of the Effective Date and as of the Closing Date as if remade in a separate certificate at that time. "To Seller's knowledge" shall mean only the actual knowledge of Matthew Field and Sean Donnelly (the "Designated Representatives of Seller"). Seller represents and warrants that the Designated Representatives of Seller are those persons affiliated with Seller most knowledgeable regarding the ownership and operation of the Property, possessing the greatest experience and familiarity with the Property, that no other person presently affiliated with Seller possesses a greater familiarity and experience with the Property. Seller's representations and warranties shall survive the Closing Date for a period of twelve (12) months (the "Survival Period").
7.1.1    Authority. Seller has the legal power, right and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transaction contemplated hereby. All requisite action (corporate, trust, partnership or otherwise) has been taken by Seller in connection with the entering into this Agreement and the instruments referenced herein, and the consummation of the transaction contemplated hereby. Other than in connection with the City Franchise

Ordinance, no consent of any partner, shareholder, creditor, investor, judicial or administrative body, authority or other party is required. The individuals executing this Agreement and the instruments referenced herein on behalf of Seller and the partners, officers or trustees of Seller, if any, have the legal power, right, and actual authority to bind Seller to the terms and conditions hereof and thereof. This Agreement and all documents required hereby to be executed by Seller are and shall be valid, legally binding obligations of and enforceable against Seller in accordance with their terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium laws or similar laws or equitable principals affecting or limiting the rights of contracting parties generally. This Agreement and all other documents delivered prior to or at Closing are collectively sufficient to transfer all of Seller’s rights to the Property.
7.1.2.    No Conflict. The execution and delivery of this Agreement, the consummation of the transactions herein contemplated, and compliance with the terms of this Agreement will not conflict with, or, with or without notice or the passage of time or both, result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, deed of trust, mortgage, loan agreement, or other document, or instrument or agreement, oral or written, to which Seller is a party or by which Seller or the Property is bound, or any applicable regulation of any governmental agency, or any judgment, order or decree of any court having jurisdiction over Seller or all or any portion of the Property (other than in connection with the City Franchise Ordinance).
7.1.3.    Insolvency. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or, to Seller's knowledge, threatened against Seller, nor are any of such proceedings contemplated by Seller.
7.1.4.    Foreign Person. Seller is not a "foreign person" within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986 (the "Code"), as amended.
7.1.5    Condemnation. Prior to the Closing Date, Seller has delivered to Buyer a copy of any written notice of pending or threatened condemnation proceedings with respect to the Property that has been delivered to Seller prior to the Closing Date.
7.1.6    OFAC Compliance. As an inducement to Buyer to enter into this Agreement, Seller hereby represents and warrants that: (i) Seller is not, nor is it owned or controlled directly or indirectly by, any person, group, entity or nation named on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control of the United States Treasury ("OFAC") (any such person, group, entity or nation being hereinafter referred to as a "Prohibited Person"); (ii) Seller is not (nor is it owned or controlled, directly or indirectly by, any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) Seller (and any person, group, or entity which Seller controls, directly or indirectly) has not conducted nor will conduct business nor has engaged nor will engage in any transaction or dealing with any Prohibited Person that either may cause or causes Buyer to be in violation of any OFAC rule or regulation, including without limitation any assignment of this Agreement.
7.1.7    No Options, Leases or Contracts. Seller has not granted any options or rights of first refusal or rights of first offer to third parties to purchase or otherwise acquire an interest in the Property other than as set forth in the Lease. There are no leases, rental agreements, third party occupancy agreements or licenses currently affecting the Property, or any portion thereof to which Seller is a party other than the Lease, the Third Party Leases and any new leases approved by Buyer in accordance with the terms of this Agreement. As of the Closing Date, Seller shall terminate all service, vendor and maintenance contracts affecting the Property, or any portion thereof, unless Buyer agrees, within sixty (60) days before Closing, to assume the obligations of Seller under any such agreements (such assumed agreements shall be referred to as the “Contracts”). The term “Contracts” shall include any construction, engineering or other contracts relating to any on-going tenant improvement or base building work, and such contracts shall be dealt with in accordance with the terms of the Escrow Agreement. Any Contracts shall be assigned to, and assumed by, Buyer pursuant to the terms of the Assignment of Leases.
7.1.8    Litigation. Prior to the Closing Date, Seller has delivered to Buyer a copy of any written notice of any action, suit or proceeding before any judicial or quasi-judicial body, against or affecting all or any portion of the Property that has been delivered to Seller prior to the Closing Date.
7.1.9    Brokers. Seller has not dealt with any real estate broker or finder in connection with the sale of the Property to Buyer or this Agreement.
7.2    Buyer's Representations and Warranties. In addition to any express agreements of Buyer contained herein, the following constitute representations and warranties of Buyer to Seller which shall be true and correct as of the Effective Date and as of the Closing Date as if remade in a separate certificate at that time.
7.2.1    Organization. Buyer is duly organized, validly existing and in good standing under the laws of [____________] [DRAFTING NOTE: TO BE INSERTED BY BUYER PRIOR TO SIGNING] and is authorized to do business in the State of California.
7.2.2    Authority. Buyer has the legal power, right and authority to enter into this Agreement and the instruments referenced herein, and to consummate the transaction contemplated hereby. All requisite action (corporate, trust, partnership or otherwise) has been taken by Buyer in connection with the entering into this Agreement and the instruments referenced herein, and the consummation of the transaction contemplated hereby. No consent of any partner, shareholder, creditor, investor, judicial or administrative body, authority or other party is required. The individuals executing this Agreement and the instruments referenced herein on behalf of Buyer have the legal power, right and actual authority to bind Buyer to the terms and conditions hereof and thereof. This Agreement and all documents required hereby to be executed by Buyer are and shall be valid, legally binding obligations of and enforceable against Buyer in accordance with their terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium laws or similar laws or equitable principals affecting or limiting the rights of contracting parties generally.
7.2.3    No Conflicts. The execution and delivery of this Agreement, the consummation of the transactions herein contemplated, and compliance with the terms of this Agreement will not conflict with, or, with or without notice or the passage of time or both, result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, deed of trust, mortgage, loan agreement, or other document or instrument to which Buyer is a party or by which Buyer is bound, or any applicable regulation of any governmental agency, or any judgment, order or decree of any court having jurisdiction over Buyer or all or any portion of the Property.
7.2.4    OFAC Compliance. As an inducement to Seller to enter into this Agreement, Buyer hereby represents and warrants that: (i) Buyer is not to the knowledge of Buyer, no director, officer, agent, or employee of Buyer is a Prohibited Person; and (ii) Buyer is not in violation of any OFAC rule or regulation in any material respect.
7.2.5    Bankruptcy. Except for matters relating to the jointly administered cases under chapter 11 of title 11 of the United States Code, commenced by PG&E Corporation and Pacific Gas and Electric Company on the January 29, 2019 in the United States Bankruptcy Court for the Northern District of California and currently styled In re PG&E Corporation and Pacific Gas and Electric Company, Ch. 11 Case No. 19-30088 (DM) (Jointly Administered), to the extent still in effect, no attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or, to Buyer’s knowledge, threatened against Buyer, nor are any of such proceedings contemplated by Buyer.
7.2.6    Brokers. Buyer has not dealt with any real estate broker or finder in connection with the purchase of the Property from Seller or this Agreement.
ARTICLE 8.

DISCLAIMERS; "AS IS" CONVEYANCE; INDEMNIFICATION; DISCHARGE; LIMITATION ON CLAIMS
8.1    Disclaimers. Except for the Seller Liabilities (as defined below), Seller hereby disclaims and shall not be liable for any and all verbal and/or written statements, conversations, representations and information, if any, made or given by Seller, or any other person to Buyer, to any agent or employee of Buyer or to any other person with respect to any aspect or feature of the Property (including, without limitation, any information related to the Property's value, condition, or compliance with laws, the status of permits or approvals, or the existence of any hazardous materials on the Property). Except for the Seller Liabilities, all such statements, conversations, representations and information, if any, are merged into and superseded by this Agreement, and Buyer hereby agrees that Buyer shall not be entitled to rely upon any such statements, conversations, representations or information.
8.2    As-Is Conveyance. Buyer acknowledges that except for Seller Liabilities neither Seller nor its employees, agents or representatives have made any representation or warranty as to the condition of the Property, and none of the same shall have any liability with respect to the value, uses, habitability, condition, design, operation, financial condition or prospects, or fitness for purpose or use of the Property, or any part thereof, or any other aspect, portion or component of the Property. Buyer hereby agrees that, upon the Closing Date, except for Seller Liabilities, Buyer shall conclusively be deemed to have accepted the Property in its then existing condition, "AS IS, WHERE IS AND WITH ALL FAULTS" without representation or warranty of any kind or nature whatsoever, and with all faults and problems of any kind and/or nature whatsoever that may then exist, whether the same are of a legal nature, a physical nature, or otherwise. Buyer further acknowledges that such existing conditions, faults, and problems include or may include (by way of illustration only, and without in any way limiting the generality of the foregoing) the following: (a) any possibility that the construction and/or use of the Property may not be in accordance with applicable statutes, ordinances, rules, regulations, building codes, zoning restrictions, master plan restrictions, or administrative or judicial orders or holdings, whether or not appearing in the public records or in material supplied to Buyer by Seller, if any, or otherwise; (b) any possibility that construction defects may exist in the Property; and (c) any possibility that the Property is contaminated with hazardous materials. Further, Buyer shall have no liability for any latent, hidden, or patent defect as to the Property or the failure of the Property, or any part thereof, to comply with any applicable laws and regulations. Except Seller Liabilities, Buyer acknowledges and agrees that the information and materials made available to Buyer under this Agreement (and any other information Buyer may have obtained regarding in any way any of the Property, including without limitation, its operations or its financial history or prospects from Seller or its agents, employees or other representatives but not including information prepared by Seller) is delivered to Buyer as a courtesy, without representation or warranty as to its accuracy or completeness and not as an inducement to acquire the Project; that nothing contained in any deliveries of information shall constitute or be deemed to be a guarantee, representation or warranty, express or implied, in any regard as to any of the Property; and that Buyer shall, at Buyer's sole cost and expense, conduct and rely exclusively upon its own independent investigation and evaluation of the Property and the transaction contemplated by this Agreement.
8.3    Indemnification.
8.3.1    Seller's Indemnification. Seller's obligations pursuant to this Section 8.3.1 shall survive the Closing Date for the Survival Period. From and after Closing, Seller at its sole cost and expense hereby agrees to indemnify, defend (with counsel reasonably acceptable to Buyer), protect and hold harmless Buyer, any successors to Buyer's interest in the Property and their respective affiliates, partners, lenders, directors, officers, employees and agents from and against any and all claims, demands, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, and all costs and expenses incurred in connection therewith, including, without limitation, reasonable attorneys' fees and costs of defense and reasonable costs and expenses of all experts and consultants (collectively, the "Losses"), arising out of any one or more of the following: (i) subject to Section 8.5, below, the breach of any covenant of Seller contained in the Lease, this Agreement (or in any document delivered at Closing by Seller) or the inaccuracy of any representation or warranty of Seller contained in this Agreement (or in any document delivered at Closing by Seller); or (ii) lawsuits, actions or proceedings, brought by a third party against Buyer arising from Seller's ownership of, or any other Seller actions with respect to, the Property prior to the Closing Date (but excluding lawsuits, actions or proceedings relating to any physical aspect of the Property, including hazardous materials).
8.3.2    Buyer's Indemnification. Buyer’s obligations pursuant to this Section 8.3.2 shall survive the Closing Date for the Survival Period. From and after Closing, Buyer, at its sole cost and expense, hereby agrees to indemnify, defend (with counsel reasonably acceptable to Seller), protect and hold harmless Seller, any successors to Seller's interest in the Property and their respective affiliates, partners, lenders, directors, officers, employees and agents from and against any and all Losses arising out of any one or more of the following: (i) subject to Section 8.5 below, the breach of any covenant of

Buyer contained in this Agreement (or in any document delivered at Closing by Buyer), or the inaccuracy of any representation or warranty of Buyer contained in this Agreement (or in any document delivered at Closing by Buyer); or (ii) Buyer's ownership of the Property or the operation of the Property on or after the Closing Date (but excluding lawsuits, actions or proceedings relating to any physical aspect of the Property, including hazardous materials).
8.4    Discharge. Except for Seller Liabilities, Buyer, on behalf of itself and its agents, heirs, successors and assigns, hereby waives, releases, acquits and forever discharges Seller and its employees, officers, directors, managers, members, partners, representatives, agents, servants, attorneys, affiliates, parent, subsidiaries, successors and assigns, and all persons, firms, corporations and organizations in its behalf (collectively, the "Seller Parties") of and from any and all claims, actions, causes of actions, demands, rights, damages, costs, expenses or compensation whatsoever, direct or indirect, known or unknown, foreseen or unforeseen ("Claims"), which Buyer or any of Buyer's heirs, successors, or assigns now has or which may arise in the future on account of or in any way related to or in connection with any past, present or future aspect, feature, characteristic, circumstance or condition arising out of or in connection with the Property and Buyer specifically waives the provisions of California Civil Code Section 1542 which provides: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR." The provisions of this Section 8.4 shall not, however, release Seller from any of Seller's obligations under the Lease, this Agreement (including any breach of Seller’s covenants, representations and warranties set forth herein) or any documents delivered by Seller at Closing (including any breach of Seller’s covenants, representations and warranties set forth therein) nor from any fraud or intentional misrepresentation.
Buyer hereby agrees, represents and warrants, which representation and warranty shall survive the Closing, that Buyer understands that factual matters now unknown to it may have given or may hereafter give rise to Claims which are presently unknown, unanticipated and unsuspected, and Buyer further agrees that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Buyer nevertheless hereby intends to release, discharge and acquit Seller and all other Seller Parties from any such unknown Claims.
Notwithstanding anything to the contrary set forth in this Section 8.4, the foregoing release is not intended to and does not cover (i) any claims arising from a breach of Seller's representations or warranties set forth in this Agreement, (ii) any breach by Seller of an express obligation or covenant of Seller under this Agreement, (iii) any breach by Seller of a “Seller Covenant” under the Lease (as defined in the Lease), , or (iv) any claims arising as a result of Seller's intentional fraud or intentional misrepresentation (collectively, "Seller Obligations") or (iv) any claims resulting from a breach the most recently delivered Landlord Certificate or any other document delivered by Seller pursuant to the terms of this Agreement or under any other term of the Lease (together with Seller Obligations”, collectively “Seller Liabilities”).
Seller Initials: __________ Buyer Initials: _________________
The provisions of this Section 8.4 shall survive Closing.

8.5    Limitation on Claims. Notwithstanding any provision of this Agreement to the contrary, in no event shall either party be liable to the other party for indirect, special, consequential (including lost profits) or punitive damages arising out of or in connection with this Agreement. In any event, the total liability each of Buyer and Seller shall be subject to the terms of Section 9.3 of this Agreement, below. Notwithstanding anything to the contrary herein, Buyer’s election to proceed with the Closing shall result in Buyer’s waiver of any damages resulting from the incorrectness in any of Seller’s representations or warranties set forth in this Agreement (or the documents to be delivered by Seller at Closing) of which Buyer has actual knowledge at or prior to Closing. For purposes of this Agreement, the term "buyer’s actual knowledge" means only the actual knowledge of the Designated Representatives of Buyer (as defined below). As used herein, the term "Designated Representative of Buyer" refers to [___________________ and _____________________], who are the employees of Buyer primarily responsible for acquisition of the Property. [DRAFTING NOTE: BUYER TO INSERT TWO NAMES PRIOR TO SIGNING] Buyer represents and warrants that, to Buyer’s knowledge, the Designated Representatives of Buyer are those persons affiliated with Buyer most knowledgeable regarding the Property, possessing the greatest experience and familiarity with the Property, that no other person presently affiliated with Buyer possesses a greater familiarity and experience with the Property.
ARTICLE 9.

DEFAULT, TERMINATION AND REMEDIES
9.1    Buyer Remedies. If Closing does not occur as a result of a failure of Buyer’s Condition and/or a breach of Seller Liabilities, Buyer shall have the following remedies, to the extent available:
9.1.1    Specific Performance. In the event of a breach of Seller Obligation, bring an action against Seller for specific performance; provided that if Buyer elects the remedy in this Section 9.1.1, then Buyer must commence and file such specific performance action in the appropriate court not later than one hundred eighty (180) days following the Scheduled Closing Date, as the same may have been extended; or
9.1.2    Waive and Close. Waive the Buyer’s Condition and close Escrow in accordance with this Agreement; or
9.1.3    Terminate. Terminate this Agreement by delivering written notice to Seller and to Escrow Holder, in which event (i) Seller and Buyer shall each pay one-half (½) of any Escrow cancellation fees or charges (unless such failure is due to Seller's breach of this Agreement, in which event Seller shall pay all Escrow cancellation fees and charges), (ii) except for any indemnity and confidentiality obligations and any other provisions under this Agreement or the Lease which expressly survive termination of the Agreement (including the remedies under Section 31.9 of the Lease), the parties shall have no further rights or obligations to one another under this Agreement, and (iii) the Lease shall remain in full force and effect.

9.2    Seller’s Remedies. If Closing does not occur as a result of a failure of Seller’s Condition or a Buyer’s breach of this Agreement, Seller shall have the following remedies, to the extent available:
9.2.1    Waive and Close. Waive the Seller’s Condition and close Escrow in accordance with this Agreement; or
9.2.2    Terminate. Terminate this Agreement by delivery of written notice to Buyer and Escrow Holder, in which event (i) Seller and Buyer shall each pay one-half (½) of any Escrow cancellation fees or charges (unless such failure is due to Buyer's breach of this Agreement, in which event Buyer shall pay all Escrow cancellation fees and charges), (ii) except for any indemnity and confidentiality obligations and any other provisions under this Agreement or the Lease which expressly survive termination of the Agreement (including the remedies under Section 9.2.3 for Liquidated Damages and/or Section 31.9 of the Lease), the parties shall have no further rights or obligations to one another under this Agreement, and (iii) the Lease shall remain in full force and effect.
9.2.3    Liquidated Damages. THE PARTIES HAVE DETERMINED THAT IF THE TRANSACTION FAILS TO CLOSE AS A RESULT OF BUYER’S BREACH OF THIS AGREEMENT, THE DAMAGES TO SELLER WILL BE EXTREMELY DIFFICULT AND IMPRACTICAL TO ASCERTAIN, AND THAT UNDER THE CIRCUMSTANCES EXISTING AS OF THE EFFECTIVE DATE, THE LIQUIDATED DAMAGES PROVIDED FOR IN THIS SECTION REPRESENT A REASONABLE ESTIMATE OF THE DAMAGES WHICH SELLER WILL INCUR AS A RESULT OF SUCH FAILURE; PROVIDED, HOWEVER, THAT THIS PROVISION SHALL NOT WAIVE OR AFFECT SELLER'S RIGHTS AND BUYER'S OBLIGATIONS UNDER ANY INDEMNITY PROVISIONS OF THIS AGREEMENT WHICH EXPRESSLY SURVIVE THE TERMINATION OF THIS AGREEMENT. IN ADDITION, BUYER WISHES TO LIMIT ITS LIABILITY IN THE EVENT OF ITS BREACH OF THIS AGREEMENT AND FAILURE TO PURCHASE THE PROPERTY, AND SELLER HAS AGREED TO A LIMITATION. THE PARTIES THUS AGREE THAT SHOULD BUYER BREACH THIS AGREEMENT AND REFUSE OR FAIL TO PURCHASE THE PROPERTY AS CONTEMPLATED HEREIN, THE SOLE AND EXCLUSIVE REMEDY OF SELLER SHALL BE TO DRAW ON AND RETAIN PART OR ALL OF THE AMOUNT OF THE LETTER OF CREDIT PURSUANT TO SELLER’S RIGHTS UNDER THE LEASE, PLUS ANY INTEREST ACCRUED THEREON WHICH SHALL BE PAID TO SELLER ("LIQUIDATED AMOUNT"), WITH ANY INTEREST ACCRUED ON THE LETTER OF CREDIT AMOUNT TO BE RETAINED BY SELLER, AND UPON RECEIPT OF THE LIQUIDATED AMOUNT SELLER SHALL BE DEEMED TO HAVE ABSOLUTELY WAIVED ALL OTHER REMEDIES AT LAW OR IN EQUITY WHICH IT MAY HAVE RELATED TO SUCH REFUSAL OR FAILURE OF BUYER TO CLOSE (INCLUDING, WITHOUT LIMITATION, THE REMEDIES OF SPECIFIC PERFORMANCE AND DAMAGES) EXCEPT FOR REMEDIES IN CONNECTION WITH ANY INDEMNITY PROVISIONS OF THIS AGREEMENT WHICH EXPRESSLY SURVIVE THE TERMINATION OF THIS AGREEMENT. THE PARTIES HAVE SET FORTH THEIR INITIALS BELOW TO INDICATE THEIR AGREEMENT WITH THE LIQUIDATED DAMAGE PROVISION CONTAINED IN THIS SECTION.

____________                ____________
Seller's Initials                    Buyer's Initials
9.3    Seller's Maximum Aggregate Liability. Notwithstanding any provision to the contrary contained in this Agreement or any documents executed by Seller pursuant hereto or in connection herewith, after Closing (i) Seller shall have no liability for any breach of this Agreement unless all losses resulting therefrom shall exceed, in the aggregate, the amount of Five Hundred Thousand and 00/100 Dollars ($500,000.00) (the "Threshold Liability Amount"), in which event, Seller’s liability respecting any final judgment concurring such claim(s) shall be for the entire amount thereof, subject to the "Maximum Liability Amount" (as defined below), and (ii) the maximum aggregate liability of Seller, and the maximum aggregate amount which may be awarded to and collected by Buyer, for any breach of this Agreement by Seller and any and all documents executed pursuant hereto or in connection herewith for which a claim is timely made (which claim must be made within and before the date that is twelve (12) months after the Closing Date) by Buyer shall not exceed one and one half percent (1.5%) of the Purchase Price ("Maximum Liability Amount"). Notwithstanding anything herein to the contrary, in no event shall the limitations and restrictions of Seller's liabilities set forth in this Section 9.3 apply to any covenant or obligation of Seller that expressly survives the Closing. If Seller sells or otherwise disposes of its entire fee interest in all real estate assets owned by Seller prior to the last day of the Survival Period, then starting on the date of such sale (the "Final Sale Date") and continuing until the expiration of the Survival Period, Seller shall retain liquid assets in excess of the Maximum Liability Amount; provided, however, if Buyer notifies Seller, in writing and in reasonable detail, during the Survival Period of any pending claim against Seller (with the date of delivery of such notice being referred to herein as the "Buyer's Claim Notice Date"), then Seller shall retain liquid assets in excess of total amount of such claim until such claim is resolved. The provisions of this Section 9.3 shall survive the Close of Escrow and shall not be merged with the Deed.
9.4    Cure. Neither party shall be in default with respect to any of its obligations hereunder unless and until (i) it receives written notice from the other party specifying such default and (ii) it fails to cure such default within fifteen (15) business days after receipt of such notice. To the extent any Section or provision of this Agreement provides for a specific cure period, then such cure period shall be in-lieu of, and not in addition to, the cure period set forth in this Section 9.4.
ARTICLE 10.

MISCELLANEOUS
10.1    Notices. All notices, demands, statements, designations, approvals or other communications (collectively, "Notices") given or required to be given by either party to the other hereunder or by law shall be in writing, shall be (A) delivered by a nationally recognized overnight courier, or (B) delivered personally. Any Notice shall be sent, transmitted, or delivered, as the case may be, to Seller at the appropriate addresses set forth for "Landlord" in Article 23 of the Lease, or to such other place as Seller may from time to time designate in a Notice to Buyer, or to Buyer at the addresses set forth for "Tenant" in the Summary of Basic Lease Information in the Lease, or to such other places as Buyer may from time to time designate in a Notice to Seller. Any Notice will be deemed given (i) the date the overnight courier delivery is made or refused, or (ii) the date personal delivery is made or refused.
10.2    Broker. Seller represents and warrants to Buyer, and Buyer represents and warrants to Seller, that no broker or finder has been engaged by it, respectively, in connection with any of the transactions contemplated by this Agreement, or to its knowledge is in any way connected with any of such transactions. If any such claims for additional brokers' or finders' fees or commissions in connection with the negotiation, execution or consummation of this Agreement, then Buyer shall indemnify, save harmless and defend Seller from and against such claims if they shall be based upon any statement, representation or agreement made by Buyer, and Seller shall indemnify, save harmless and defend Buyer if such claims shall be based upon any statement, representation or agreement made by Seller.
10.3    Assignment. Buyer shall have no right to assign this Agreement, without Seller’s prior written consent, which may be withheld in Seller’s sole and absolute discretion, except to an entity as permitted under Section 17.9 of the Lease.
10.4    Partial Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.
10.5    Waivers. No waiver of any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained. No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act.
10.6    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the permitted successors and assigns of the parties hereto.
10.7    Professional Fees. In the event of the bringing of any action or suit by a party hereto against another party hereunder by reason of any breach of any of the covenants, agreements or provisions on the part of the other party arising out of this Agreement, then in that event the prevailing party shall be entitled to have and recover from the other party all costs and expenses of the action, suit or arbitration proceeding, including actual attorneys' fees, accounting and engineering fees, and any other professional fees resulting therefrom. The terms of this Section 10.7 shall survive the Closing and shall not be merged with the Deed, and shall survive the termination of this Agreement and Escrow.
10.8    Entire Agreement. This Agreement (including all Exhibits attached hereto) is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto.

10.9    Time of Essence. Seller and Buyer hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof and that failure to timely perform any of the terms, conditions, obligations or provisions hereof by either party shall constitute a material breach of and a non-curable default under this Agreement by the party so failing to perform.
10.10    Construction. Headings at the beginning of each Section and subparagraph are solely for the convenience of the parties and are not a part of the Agreement. Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine and vice versa. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. Unless otherwise indicated, all references to Sections and subparagraphs are to this Agreement. All exhibits referred to in this Agreement are attached and incorporated by this reference. As used herein, "business day" shall mean any day other than Saturday, Sunday, any Federal holiday, or any holiday in the State of California. If the date on which Buyer or Seller is required to take any action under the terms of this Agreement occurs on a non-business day, then, the action shall be taken on the next succeeding business day.
10.11    Governing Law. The parties hereto acknowledge that this Agreement has been negotiated and entered into in the State of California. The parties hereto expressly agree that this Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of California.
10.12    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, together, shall constitute one and the same instrument.
10.13    No Joint Venture. This Agreement shall not create a partnership or joint venture relationship between Buyer and Seller.
10.14    Confidentiality. Each party hereto agrees to maintain in confidence, unless otherwise required by applicable law to disclose, all materials and information received from the other party or otherwise regarding or relating to the Premises and the other matters which are the subject of this Agreement. Seller and Buyer agree that neither of them, without the prior written consent of the other party, shall publicly or privately reveal any information relating to the existence of terms and conditions of the transactions contemplated hereby, except as permitted below in this Section 10.14 or except as such information has already been publicly disclosed. The foregoing shall not preclude Buyer from making customary disclosures on investor/earnings calls or meetings or earnings releases. Seller and Buyer further agree that nothing in this Section 10.14 shall prevent either of them from disclosing or accessing any information otherwise deemed confidential under this Section 10.14 to its respective investors, agents, employees, counsel, partners (and prospective partners), lenders (and prospective lenders), and brokers. Furthermore, any disclosure by either party to a third party pursuant to the foregoing sentence prior to the Closing Date shall indicate that the information is confidential and should be so treated by the third party. Notwithstanding anything to the contrary or otherwise set forth herein, the parties hereto being aware that the securities of Buyer are traded on the New York Stock Exchange, acknowledges that Buyer may be compelled by legal requirements to issue a public press release announcing that it has entered into this Agreement and stating the material terms hereof. Buyer agrees to send a copy of such press release directly to Seller prior to its release. Seller consents to the dissemination of such press release and to all such additional statements and disclosures Buyer may reasonably make in responding to inquiries arising as a result of any such press release. Notwithstanding any other provision of this Agreement, the provisions of this Section 10.14 shall survive the Closing Date.
10.15    Required Actions of Buyer and Seller. Buyer and Seller agree to execute all such instruments and documents and to take all actions pursuant to the provisions hereof in order to consummate the purchase and sale herein contemplated and shall use their commercially reasonable best efforts to consummate the transaction contemplated by this Agreement in accordance with the provisions hereof.
10.16    Section 1031 Exchange. Buyer and Seller may consummate the purchase and or sale of the Property as part of a so-called like kind exchange (the "Exchange") pursuant to Section 1031 of the Code, provided that: (i) the Closing shall not be delayed or adversely affected by reason of the Exchange, nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to any obligations under this Agreement, (ii) the Exchange shall be effected through a qualified intermediary, and neither Buyer nor Seller shall be required to take an assignment of this Agreement or hold title to any real property for purposes of consummation the Exchange, and (iii) the party making the Exchange shall pay any additional costs that would not otherwise have been incurred by the other had the Exchange not been made. The terms of this Section 10.16 shall not affect or diminish the rights of either party hereto, and neither party shall be deemed to have warranted that the Exchange complies with Section 1031 of the Code.
[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

"BUYER" , a By: Name: Its:	"SELLER" [INSERT] a Delaware limited liability company By: Name: Its:
______________________________________________	[INSERT]
a ____________________________________________	a Delaware limited liability company
By: __________________________________________	By: ______________________________________
Name: _______________________________________	Name: ____________________________________
Its: __________________________________________	Its: _______________________________________

"ESCROW HOLDER"

By:
Name:
Its:
Date:

EXHIBIT A
LEGAL DESCRIPTION

EXHIBIT A -1-

EXHIBIT B
FORM OF GRANT DEED

RECORDING REQUESTED BY AND WHEN RECORDED MAIL AND MAIL TAX STATEMENTS TO: Attention:
(Space above this line for Recorder’s use)
Documentary Transfer Tax: $_________________. [NOTE: add "(signature of declarant or agent determining tax)" if required by county]
☐    Computed on full value of property conveyed, or
☐    Computed on full value less liens and encumbrances remaining at time of sale
GRANT DEED
FOR VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, [LANDLORD], a Delaware limited liability company ("Grantor"), hereby grants to [______________], a [_________________] ("Grantee"), all that certain real property in the City of Oakland, County of Alameda, State of California, described on Schedule 1 attached hereto and made a part hereof, together with any and all structures and improvements located thereon, all of Grantor's right, title and interest in and to the rights, benefits, privileges, easements, tenements, hereditaments and appurtenances to the extent belonging or appertaining to the real property or such structures and improvements (collectively, the "Property"), subject to (a) all title matters of record and (b) all title matters relating to the Property that are discoverable by means of an accurate survey or inspection of the Property.
[remainder of page intentionally left blank; signature page follows]

EXHIBIT B -1-

IN WITNESS WHEREOF, the Grantor has caused its name to be hereunto subscribed as of ______________________________, 20__.

GRANTOR:            a Delaware limited liability company
By:
Name:
Title:

EXHIBIT B -2-

ACKNOWLEDGMENT

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.
State of California    )
County of ______________________    )
On _________________________, before me,     ,
    (insert name of notary)
Notary Public, personally appeared     , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.
I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.
WITNESS my hand and official seal.
Signature        (Seal)

EXHIBIT B -3-

SCHEDULE "1" to EXHIBIT B
LEGAL DESCRIPTION OF PROPERTY
[to be inserted]

SCHEDULE "1" to EXHIBIT B -1-

EXHIBIT C
FORM OF BILL OF SALE

For valuable consideration, receipt of which is acknowledged, ________________, a _________________ (“Seller”), hereby sells, assigns, transfers and delivers to ________________, a _________________ (“Buyer”), all of the personal property, tangible or intangible, owned by Seller and relating to or used in connection with the operation of the real property described on Exhibit 1 attached hereto, but excluding those items described in Exhibit 2 attached hereto (the “Personal Property”).
SELLER HAS MADE NO AFFIRMATION OF FACT OR PROMISE RELATING TO THE PERSONAL PROPERTY THAT HAS BECOME ANY BASIS OF THIS BARGAIN, AND FURTHER, SELLER HAS MADE NO AFFIRMATION OF FACT OR PROMISE RELATING TO THE PERSONAL PROPERTY THAT WOULD CONFORM TO ANY SUCH AFFIRMATION OR PROMISE. SELLER DISCLAIMS ANY WARRANTY OF FITNESS FOR ANY PARTICULAR PURPOSE WHATEVER WITH RESPECT TO THE PERSONAL PROPERTY. THE PERSONAL PROPERTY IS SOLD ON AN “AS IS” BASIS.
Dated: ________________, 20__.

[Signature page follows]

EXHIBIT D -1-

SELLER:
[INSERT]
a Delaware limited liability company
By:
Name:
Its:

EXHIBIT D -2-

Exhibit 1

Description of Real Property

[to be attached]

EXHIBIT D -3-

Exhibit 2

Excluded Property

[to be attached]

EXHIBIT D -4-

EXHIBIT D
FORM OF OWNER’S AFFIDAVIT

The undersigned hereby certifies to First American Title Insurance Company (the “Title Company”) that, to the undersigned’s knowledge:
1.    The undersigned is the owner (the “Owner”) of the “Subject Property” (which, as used herein, means the improved real property [located at _____________________], more particularly described in Exhibit A attached hereto. However, the foregoing statement as to Owner’s ownership of the Subject Property is based upon First American Title Insurance Company Owner’s Policy No. ______________________, dated as of ___________, and the fact that the Owner has not transferred fee title to the Subject Property since the date of such policy.
2.    To the knowledge of the undersigned, no work of improvement has been performed at the Subject Property during the 120 day period prior to the date hereof, and there are no past due bills for the performance of labor at, or the provision of materials or supplies for, the Subject Property performed or provided at the written request of the undersigned.
3.    There are no leases or other rental or possession agreements (collectively, “Leases”) covering the Subject Property, except for those Leases listed on Exhibit B attached hereto; provided, however, Owner makes no certification about subleases or other sharing arrangements affecting the Subject Property to which Owner is not a party. The undersigned has not entered into any options to purchase the Subject Property or rights of first refusal to purchase the Subject Property either pursuant to written leases or by separate agreements.
4.    Except for the Leases listed on Exhibit B attached hereto, the undersigned has not executed any easements or other agreements, whether recorded or unrecorded, by which any other person or entity has been granted a right to use or occupy any portion of the Subject Property.
The undersigned makes these statements for the purpose of inducing the Title Company to issue an owner’s title policy with certain endorsements in connection with the sale of the Subject Property by Owner to ________________________ .
Any statement “to the undersigned’s knowledge” (or similar phrase) shall mean that the undersigned Owner has no knowledge that such statement is untrue (and, for this purpose, the undersigned’s knowledge shall mean the present actual knowledge (excluding constructive or imputed knowledge) of ___________ and ________________of [TMG Partners], but such individuals shall not have any liability in connection herewith. Notwithstanding anything to the contrary herein, (1) any cause of action for a breach of this Certificate shall survive until that date that is one (1) year after the date hereof, at which time the provisions hereof (and any cause of action resulting from any breach not then in litigation in the [City and County of San Francisco, California]) shall terminate; and (2) to the extent the Title Company shall have knowledge as of the date hereof that any of the statements contained herein is false or inaccurate,

EXHIBIT D -5-

then the undersigned shall have no liability with respect to the same. Without limitation on item (2) above, Title Company shall be deemed to have knowledge of any matters of record.
Neither the person signing this document on behalf of Owner nor any present or future member, advisor, trustee, director, officer, employee, beneficiary, shareholder, participant, direct or indirect partner or agent of Owner, shall have any personal liability, directly or indirectly, under or in connection with this Owner’s Affidavit; and the Title Company and its successors and assigns and co-insurers, and, without limitation, all other persons and entities, shall look solely to Owner for the payment of any claim or for any performance; and the Title Company hereby waives any and all such personal liability. The limitations of liability provided in this paragraph are in addition to, and not in limitation of, any limitation on liability applicable to the undersigned provided by law or by any other contract, agreement or instrument.
This Owner’s Affidavit is dated as of __________________.
OWNER:

EXHIBIT D -6-

EXHIBIT A:
LEGAL DESCRIPTION OF SUBJECT PROPERTY
[see attached]

EXHIBIT D -7-

EXHIBIT B
LEASES AND LICENSE AGREEMENTS
[see attached]

EXHIBIT D -8-

EXHIBIT E

FORM OF ASSIGNMENT OF LEASES AND CONTRACTS

THIS ASSIGNMENT OF LEASES AND CONTRACTS (this “Assignment”), made as of ___________, ___, by and between ________________, a ________________ (“Seller”), and _________________, a ___________________ (“Buyer”),
W I T N E S S E T H:
For valuable consideration, receipt of which is acknowledged, Seller and Buyer agree as follows:

1.    Assignment and Assumption of Leases.

(a)    Seller hereby assigns and transfers to Buyer all right, title and interest of Seller in, to and under the leases, lease amendments, lease guaranties, work letter agreements, improvement agreements, subleases, assignments, licenses, concessions and other agreements (the “Leases”) described in Exhibit 1 attached hereto and made a part hereof.

(b)    Buyer hereby accepts the foregoing assignment, and assumes, agrees to perform all of the covenants and agreements in the Leases to be performed by the landlord thereunder.

2.    Assignment and Assumption of Contracts.
(a)    Seller hereby assigns and transfers to Buyer all right, title and interest of Seller in, to and under the contracts (the “Contracts”) described in Exhibit 2 attached hereto and made a part hereof and all warranties, guarantees, building permits, certificates of occupancy, and other certificates, permits, licenses and approvals associated with the property described in Exhibit 2 (to the extent assignable).
(b)    Buyer hereby accepts the foregoing assignment, assumes and agrees to perform all of the covenants and agreements in the Contracts to be performed by Seller thereunder that arise or accrue from and after the date of this Assignment.
3.    Further Assurances. Seller and Buyer agree to execute such other documents and perform such other acts as may be reasonably necessary or proper and usual to effect this Assignment.
4.    Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State of California.
5.    Successors and Assigns. This Assignment shall be binding upon and shall inure to the benefit of Seller and Buyer and their respective personal representatives, heirs, successors and assigns.
6.    Counterparts. This Assignment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the

EXHIBIT D -9-

same instrument. Signature pages may be detached from the counterparts and attached to a single copy of this Assignment to physically form one document.
[Signatures appear on next page]

EXHIBIT D -10-

IN WITNESS WHEREOF, Seller and Buyer have executed this Assignment as of the date first hereinabove written.

SELLER:

BUYER:

EXHIBIT D -11-

TABLE OF CONTENTS
Page
ARTICLE 1    SUMMARY OF BASIC TERMS    1
ARTICLE 2    PURCHASE; ESCROW    3
ARTICLE 3    CONDITIONS PRECEDENT TO CLOSING    5
ARTICLE 4    INTENTIONALLY OMITTED    7
ARTICLE 5    TITLE AND SURVEY    7
ARTICLE 6    COVENANTS    8
ARTICLE 7    CLOSING/ESCROW    9
ARTICLE 8    INTENTIONALLY OMITTED    14
ARTICLE 9    REPRESENTATIONS AND WARRANTIES    15
ARTICLE 10    DISCLAIMERS; "AS IS" CONVEYANCE; INDEMNIFICATION; DISCHARGE; LIMITATION ON CLAIMS    18
ARTICLE 11    INTENTIONALLY OMITTED    21
ARTICLE 12    DEFAULT, TERMINATION AND REMEDIES    21
ARTICLE 13    MISCELLANEOUS    23
EXHIBITS:

EXHIBIT A    LEGAL DESCRIPTION
EXHIBIT B    FORM OF GRANT DEED
EXHIBIT C    FORM OF BILL OF SALE
EXHIBIT D    FORM OF OWNER’S AFFIDAVIT
EXHIBIT E    FORM OF ASSIGNMENT OF LEASES

(1)

INDEX
Page(s)
Additional Rents    11
Agreement    1
Assignment of Leases    6
business day    22
Buyer    1
Buyer Deliveries    7
buyer’s actual knowledge    18
Buyer’s Claim Notice Date    20
Buyer’s Conditions    3
Buyer’s Title Policy    4
City    2
Claims    17
Close of Escrow    3
Closing    3
Closing Costs    9
Closing Date    1
Closing Statement    8
Code    13
Contracts    14
County    2
Cut-off Time    9
Deed    6
Designated Representative of Buyer    18
Designated Representatives of Seller    12
Effective Date    1
Escrow    3
Escrow Holder    1
Exchange    23
Excluded Claims    18
Final Sale Date    20
FIRPTA Certificate    6
Form 593-C    6
Lease    1
Letter of Credit    1
Liquidated Amount    19
Losses    16
Maximum Liability Amount    20
Notices    21
OFAC    13
Official records    6
PCOR    7
Permitted Exceptions    4
Preliminary Closing Statement    8
Prohibited Exceptions    4
Prohibited Person    13

(2)

Property    2
Prorations    9
Purchase Price    1
real estate reporting person    8
Real Property    2
Reproration Outside Date    12
Seller    1
Seller Covenant    18
Seller Deliveries    6
Seller Parties    17
Seller’s Conditions    4
Seller’s Reconciliation    11
State    2
Survey    4
Survival Period    12
Third Party Leases    1
Threshold Liability Amount    20
Title Company    2
To Seller's knowledge    12

(3)

EXHIBIT J
RECIPROCAL EASEMENT AGREEMENT TERMS
In connection with the Subdivision, Landlord shall execute and record one or more Declarations of Reciprocal Easement Agreements (collectively, the “Easement”), pursuant to which (i) the owner of the Property (the “Building Owner”) will have certain rights and obligations with respect to the other parcel or parcels in the Project aside from the Property (the “Other Parcels”) and (ii) the owner or owners of the Other Parcels (the “Other Owners”, and, together with Building Owner, the “Project Owners”) will have certain rights and obligations with respect to the Property. The parties acknowledge that the terms set forth in this Exhibit J are the currently anticipated terms and that either party may require additional or modified terms, including: (i) as necessary to accommodate elements Landlord’s anticipated redevelopment of the Other Parcels; (ii) comments from Landlord’s prospective lender for the financing of the redevelopment of the Project and (iii) additional information determined while processing the Subdivision, all of which shall be subject to approval by both Parties.

Rights Granted

Parking Rights:	The Building Owner shall be entitled to the Allocated Parking Spaces within the Exclusive Use Area subject to substantially similar provisions as set forth in Article 29 of the Lease with respect to: the Building Owners rights and obligations with respect to Parking Equipment; the applicable Other Owner’s right to relocate the Exclusive Use Area, the Building Owner’s obligations to pay for such use and for electricity associated with vehicle charging facilities, the Building Owner’s rights to reduce the size of the Exclusive Use Area and the number of the Allocated Parking Spaces; and management of the Parking Facility.
No-Build Areas:	The Building Owner and the Other Owners shall grant no-build easements in such areas on which structures are not already built or which may be necessary to ensure that the existing structures continue to comply with the building code notwithstanding the new property line.
Pedestrian Bridge:	In the event that the Pedestrian Bridge is not removed as part of the Subdivision, ownership and maintenance of the Pedestrian bridge shall be addressed and easements granted as may be appropriate and approved by both Parties
Exhibit J-1

Bridge/Tunnel Agreements:
So long as the terms of the Bridge/Tunnel Agreements remain an Encumbrance on the Building Parcel or by their terms may affect the Building Parcel:
•The Other Owners shall comply with all terms and conditions of such Bridge/Tunnel Agreements applicable to any portion of the Project and relating to the bridge referenced thereunder and shall indemnify the Building Owner for all liability, cost, expense and other claims related to the bridge thereunder.
•All Project Owners shall cooperate to terminate the Bridge/Tunnel Agreements with respect to the tunnel and release the Building Parcel of any obligations or liability under the Bridge/Tunnel Agreements (the “Building Release”).
•The Building Owner shall comply with all terms and conditions of such Bridge/Tunnel Agreements applicable to any portion of the Project and relating to the tunnel referenced thereunder and shall indemnify the Other Owner for all liability, cost, expense and other claims related to the tunnel thereunder.

Exhibit J-2

Access to Roof Garden:
The Building Owner shall have the non-exclusive right to use the Roof Garden. The Building Owner will acknowledge that the Roof Garden shall not be used solely by the Building Owner and the Building Owner’s employees and guests, and Other Owners and their employees and guests, but shall also be open to the public, subject to Recorded Documents. The Building Owner shall be required to use the Roof Garden in a manner consistent with its intended uses. The applicable Other Owner will reserve the right to deny or restrict access to the Roof Garden from time to time as the applicable Other Owner determines is reasonably necessary or desirable in connection with the repair, replacement, alteration, improvement, or redevelopment of the Project, including the Renovations. The Building Owner shall agree not to (a) cause or maintain, or permit its employees or guests to cause or maintain, any nuisance in, on, or about the Roof Garden, (b) create any safety hazard, or (c) permit music, noises, odors, lights, or other installations or activities that would unreasonably annoy or interfere with any other tenants of the Project or their employees or guests. The Building Owner shall comply with, and cause its employees and guests to comply with, all rules and regulations adopted by the applicable Other Owner regarding the use of the Roof Garden from time to time.
The Building Owner shall agree to reimburse the applicable Other Owner for Roof Garden Expenses, its Pro-rata Share of Roof Garden Expenses subject terms and conditions substantially similar to those set forth in the Lease applicable to the calculation and payment of such expenses; provided that for purposes of this REA Pro-rata Share shall be established at signing of the REA based on the rentable square footage of the Building compared to the total projected rentable square footage of the Project as contemplated by the then current development plans, as reasonably agreed between TMG and PG&E.
The definitive Easement shall include provisions allowing exclusive use of the Roof Garden by the Other Owners from time to time for specific events.

Utility Easements:	The Project Owners shall grant to each other utility easements as reasonably necessary to ensure normal utility service to the property of both parties, in locations to be reasonably approved. In addition the parties shall have the right to request additional easements for future utilities provided that such future easements do not impose additional costs or impair use of the existing property.
Access:
The Project Owners shall grant each other non-exclusive pedestrian and vehicle access easements on their respective parcels as necessary for the normal operation of the Property and the Other Parcels as currently configured and operated, and as will be configured given the 20th Street streetscape improvements to be undertaken by the City.

Exhibit J-3

Construction Rights	The Project Owner shall grant each other: (i) certain rights to temporary staging on the shared drive aisle provided that certain minimum required usage can still be achieved; (ii) the right to temporary crane swing areas subject to customary protections and limitations, including restrictions on picked loads over occupied areas; and (iii) the right to access other Project Parcels for purposes of performing work necessary to ensure lateral and subjacent support pursuant to Civil Code Section 832 subject to customary protections and limitations including provisions with respect to any underpinning equipment that may be left in place.
Other Rights:	Landlord and PG&E may mutually agree upon other terms to be added to the Easement, provided that (i) such terms are reasonably necessary to operate the Building and/or the Project or are reasonably necessary in connection with the redevelopment of the Other Parcels, and (ii) no material increased costs shall be imposed on the Building.

General Terms

Maintenance Obligations	Except as expressly set forth in the specific use rights, each Project Owner shall be responsible for the maintenance of its own Property that is the subject of an easement or use right hereunder and all costs associated therewith.
Breach and Remedies:	Following reasonable notice and opportunity to cure, in the event of a breach or threatened breach by any Project Owner of any of the terms, covenants, restrictions or conditions of the Easement, the other Project Owners shall be entitled to seek relief by injunction and/or all other available legal and equitable remedies for the consequences of such breach, including payment of any amounts due and/or specific performance. However, no breach under any of the provisions of the Easement shall entitle any Project Owner to cancel, rescind, or otherwise terminate the Easement.
Exhibit J-4

Indemnity:	Each party shall hold free and harmless, defend (with counsel reasonably approved by the other party), and indemnify the other party and its Indemnified Parties from all liabilities penalties, costs (including, without limitation, reasonable attorneys’ fees), losses, damages, expenses, causes of action, claims or judgements to the extent resulting from injury to or the death of any person (including, without limitation, any of the Indemnified Parties and the indemnifying party’s employees and agents) or physical damage to property of any kind wherever located and by whomever owned (including, without limitation, the Building and property of any of the Indemnified Parties) but excluding consequential damages to the extent resulting from (i) that party’s use of its rights under the Easement, (ii) that party’s breach of the Easement, (iii) that party’s gross negligence or willful misconduct, or (iv) the gross negligence or willful misconduct of the other party’s tenants, employees, invitees, agents, contractors or consultants, excepting (w) pre-existing conditions and minor settlement cracks, (x) damages to the extent caused by the other party’s gross negligence or breach of the Easement, (y) the gross negligence of the other party’s tenants, employees, invitees, agents, contractors or consultants, and (z) damage arising from or related to natural disaster, casualty or conduct of third parties not under the control of the indemnifying party.
Exhibit J-5

Insurance:
Subject to reasonable input from insurance advisors and lenders to each party, it is the intent of the parties that each party shall cause a program of liability insurance (“Policy”) to be procured covering their use of the Easement. Such program shall include terms substantially as follows (subject to modification based on input received before the Lease Date: (i) commercial general liability insurance with a limit of at least Ten Million and No/100 Dollars ($10,000,000.00) for each occurrence and aggregate occurrences per year, subject to an escalation of Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) on each five-year anniversary of the Easement. Such insurance shall include contractual liability coverage for all insurable indemnity obligations of the insured party under the Easement, and all of the Indemnified Parties (as defined below) shall be named additional assureds under a blanket additional assured endorsement. Such insurance shall be a separate policy from the insured party’s other insurance policies or shall have a per location endorsement consistent with the limits described in this term sheet. The parties shall, unless otherwise provided in the Easement, cover all costs related to their individual Policy.
The Policy shall: (a) cover all of the following claims and losses (“Covered Claims”): bodily injury and property damage (including claims and losses arising from criminal acts committed by any person, including but not limited to, claims and losses based on an allegation of inadequate, or a failure of, security, subject to exclusions then customarily contained in commercial general liability insurance policies); independent contractors; and personal injury arising from or based on the design, materials, construction, installation, maintenance, operation of, condition of, or use of the 300 Lakeshore Building; (b) be issued by an insurance company duly authorized to do business in the State of California and with a current rating of A-:VIII or better by Best’s Key Rating Guide; (c) hold free and harmless, defend (with counsel reasonably approved by the other party), and indemnify the other party and the respective members, employee’s, agents, tenants, licensees and invitees of that party (herein collectively called “Indemnified Parties”) from all liabilities penalties, costs (including, without limitation, reasonable attorneys’ fees), losses, damages, expenses, causes of action, claims or judgements to the extent resulting from injury to or the death of any person (including, without limitation, any of the Indemnified Parties and the indemnifying party’s employees and agents) or physical damage to property of any kind wherever located and by whomever owned (including, without limitation, the Building and property of any of the Indemnified Parties) resulting from that party’s use of its rights under the Easement, excepting pre-existing conditions, minor settlement cracks, or damages caused by the other party’s gross negligence or breach of the Easement, or the gross negligence of the other party’s tenants, employees, invitees, agents, contractors or consultants, and excepting damage arising from or related to natural disaster, casualty or conduct of third parties not under the control of the indemnifying party.
Each party shall provide written notice to the other party within five (5) business days following notice from their insurer of any cancellation or modification of the terms of the Policy and shall replace such Policy with a Policy that complies with all of the requirements of the Easement within five (5) business days after giving the notice to the other party. Each party shall provide written notice to the other party within three (3) business days following their failure to pay all or part of the premium for the Policy when due. The insured party’s failure to pay all or part of the premium for the Policy when due shall be an immediate default under the Easement without any requirement for notice or cure. If a party fails to pay a premium for their Policy when due, the other party may, at its election, pay the premium and all interest and penalties, if any, and shall have all legal and equitable remedies against the other party for reimbursement of the amount paid, whether or not that party gives written notice of the failure to pay the premium.
If either party fails to carry a policy of commercial general liability insurance meeting the requirements of the Easement during any period which they are required to carry such insurance pursuant to the Easement, then that party shall perform the duties which would have been performed by the carrier had the party carried such a policy as herein required, but only to the extent of the duties which such carrier would have had to perform.
Notwithstanding the foregoing, PG&E and its Permitted Transferee shall be entitled to self-insure on the same terms and conditions as provided in Section 14.4 of the Lease.

Exhibit J-6

Estoppels/ Mortgagee Protections:
The following provisions are subject to reasonable input from the initial lender for the Project and to any commercially reasonable modifications to reflect customary mortgagee protection provisions for a comparable reciprocal easement agreement.
Each party shall, within ten (10) business days after a written request of the other party, issue to such other party, or to any purchaser or Mortgagee, or to any prospective purchaser or prospective Mortgagee specified by such requesting party, or to any other person reasonably designated by the requesting party, an estoppel certificate stating: (i) whether the party to whom the request has been directed knows of any default under the Easement, and if there are known defaults specifying the nature thereof; (ii) whether the Easement has been modified or amended in any way (or if it has, then stating the nature thereof); and (iii) that to the party’s current and actual knowledge the Easement as of that date is in full force and effect or, if not, so stating. Such statement shall act as a waiver of any claim by the party furnishing it to the extent such claim is based upon facts contrary to those asserted in the statement and to the extent the claim is asserted against a bona fide encumbrancer or purchaser for value without knowledge of facts to the contrary of those contained in the statement, and who has acted in reasonable reliance upon the statement.
“Mortgage” shall mean any mortgage, deed of trust or other instrument primarily given to secure a loan or other obligation and constituting a lien on all or any portion of the Project, or any ground lease or master lease with respect to all or any portion of the Project. “Mortgagee” shall mean any mortgagee or beneficiary under a Mortgage or any ground lessor under any ground lease or master lessor under any master lease with respect to all or any portion of the Project, and any successor-in-interest to any of the foregoing. No Mortgagee shall be obligated or liable for the obligations and liabilities of any Project Owner hereunder unless and until such Mortgagee acquires fee title to all or a portion of the Project (whereupon such Mortgagee shall be and become entitled to all of the benefits and protections of the applicable Project Owner under the Easement), and then such Mortgagee shall be liable for the obligations and liabilities of the applicable Project Owner only (i) upon Mortgagee’s acquisition of fee title to the Property or the Other Parcel, and (ii) for the duration of such ownership. Each Mortgagee with respect to any portion of the Project shall be an intended third-party beneficiary of the provisions of the Easement, but only with respect to those provisions that expressly benefit such Mortgagee. No breach under the Easement shall defeat or render invalid the lien of any Mortgage upon the Property or the Other Parcels, or any portion thereof, made in good faith for value, but the easements, covenants and conditions of the Easement shall be binding upon and effective against any Project Owner whose title thereto is acquired by foreclosure, deed in lieu of foreclosure, or otherwise.

Exhibit J-7

Governing Law:	The Easement shall be governed by the laws of the State of California.
Run with the Land:	The Easement shall run with the land and shall benefit and burden the Building Owner and the Other Owners.
Miscellaneous:	The definitive Declarations of Reciprocal Easement Agreement(s) will contain other customary terms, including notice, counterparts, and representations and warranties.

City of Oakland as Beneficiary
If required by the City of Oakland for the Subdivision, some of the rights may be contained in a separate easement which will name the City of Oakland as a third-party beneficiary of such Declaration, provided that such easement shall only contain those rights for which the City of Oakland is required to be a third-party beneficiary, and no other rights.
Exhibit J-8

EXHIBIT K
DISCLOSURE NOTICE REGARDING
HAZARDOUS MATERIALS AND LIST OF
ENVIRONMENTAL DOCUMENTS
[Intentionally Omitted]

Exhibit K

EXHIBIT L
MEMORANDUM OF LEASE AND OPTION
[Intentionally Omitted]

Exhibit L

EXHIBIT M
FORM OF ESTOPPEL CERTIFICATE
[Intentionally Omitted]

Exhibit M

EXHIBIT N
LANDLORD CERTIFICATE
____________________, 20__
[PG&E]

Re:        300 Lakeside Drive, Oakland, California (the “Property”)
Ladies and Gentlemen:
Reference is hereby made to that certain Office Lease, dated [___________] (the “Lease”), by and between Pacific Gas and Electric Company, a California corporation (“PG&E”), and [BA2 300 LAKESIDE LLC, a Delaware limited liability company] (“TMG”), pursuant to which PG&E has an option to purchase the Property, as is more particularly set forth therein.
Pursuant to Section 31.7 of the Lease, TMG hereby certifies that, as of the date of this Landlord Certificate, to the knowledge of TMG:
1.The List of Contracts attached hereto as Exhibit A is a true and correct list of all material written contracts or material written agreements that are binding on the Property to which TMG is a party or by which it is bound that are currently in effect, relating to operations, leasing, construction, architectural services, parking, maintenance or other supplies or services, management, leasing or brokerage services, or any equipment leases; it being understood for purposes hereof that any agreement or contract that is not terminable on thirty (30) days’ notice without penalty shall be considered material. The List of Contracts does not include any contracts or agreements that will terminate before close of escrow of the sale of the Property to PG&E, including, without limitation, any agreements between TMG and any affiliate of TMG, and also does not include insurance or contracts for the engagement of attorneys, accountants, brokers (only to the extent such agreements are not related to any disposition or lease of the Property), surveyors, title companies, environmental consultants, or appraisers.
2.The List of Leases attached hereto as Exhibit B, is a true and correct list of all leases, guarantees, extensions, renewals, amendments, assignments, consents, and approvals for the use, possession, or occupancy of any portion of the Property (each, a “Property Lease”), to which TMG is a party.
3.Except as is listed on Exhibit C hereto:
(a)Except as may relate to the Lease, TMG has not received or sent any written notice of default under any Property Lease or contract, and all leasing commissions due and payable and tenant improvement allowances or landlord work with respect to the current unexpired term of each Property Lease, have been paid in full.
(b)TMG has not received written notice of any action, suit or proceeding before any judicial or quasi-judicial body, against or affecting all or any portion of the Property.
Exhibit N

(c)TMG has not received any written condemnation notice from a governmental or quasi-governmental entity, authority, body or agency with respect to all or part of the Property.
(d)TMG has not granted to any person any option or other right to purchase the Property, other than pursuant to the Lease.
(e)TMG has not received any written notice that any part of the Property is in violation or breach of, or material default under, any law, ordinance, judgment, order, or decree that is applicable to the Property or any agreement to which TMG is a party or by which TMG or the Property is bound, and no claim based on any such violation, breach, or default has been filed with a court or administrative body or is being threatened.
(f)TMG has not received any written notice that any governmental or quasi-governmental entity, authority, body or agency has requested in writing or required in writing TMG or any person occupying the Property to take any remedial or corrective action under any environmental laws with respect to any Hazardous Materials (as such term is defined in the Lease) on or under the Property.
(g)TMG has not received any written notice that any governmental or quasi-governmental entity, authority, body or agency having jurisdiction over the Property has, in writing, requested or required that any work or repairs be done at or to the Property, which work or repairs has not been completed.
(h) TMG has not caused the generation, use, treatment, storage or disposal on or near the Property of any Hazardous Materials (as such term is defined in the Lease).
When used herein, the phrase “to the knowledge of TMG” shall mean and refer to the actual knowledge, with no obligation of inquiry, of any of (i) Matt Field, (ii) Lynn Tolin, or (ii) any other individuals who may later fulfill the management duties of Matt Field or Lynn Tolin with respect to the Property.

Very truly yours,

BA2 300 LAKESIDE LLC,
a Delaware limited liability company

By: _____________________________________
Name:      ___________________________________
Title: _____________________________________

Exhibit N

EXHIBIT A
LIST OF CONTRACTS
The “Baseline Conditions” for this Exhibit are set forth below. TMG shall make any necessary changes to update the Baseline Conditions as necessary to make this Landlord Certificate true prior to providing this Landlord Certificate to PG&E.
[NOTE: SEE ATTACHED]

Exhibit N

EXHIBIT A
List of Contracts
[Intentionally Omitted]

Exhibit N

EXHIBIT B
LIST OF LEASES
The “Baseline Conditions” for this Exhibit are set forth below. TMG shall make any necessary changes to update the Baseline Conditions as necessary to make this Landlord Certificate true prior to providing this Landlord Certificate to PG&E.
[NOTE: SEE ATTACHED]

Exhibit N

EXHIBIT B
LIST OF LEASES
[Intentionally Omitted]

Exhibit N

EXHIBIT C
DISCLOSURE ITEMS
The “Baseline Conditions” for this Exhibit are set forth below. TMG shall make any necessary changes to update the Baseline Conditions as necessary to make this Landlord Certificate true prior to providing this Landlord Certificate to PG&E.
[NOTE: SEE ATTACHED]

Exhibit N

EXHIBIT C
DISCLOSURE ITEMS
[Intentionally Omitted]

Exhibit N

EXHIBIT O
LANDLORD BUDGET
[Intentionally Omitted]

Exhibit O

EXHIBIT P
OPTION PAYMENT LETTER OF CREDIT FORM

[Intentionally Omitted]

Exhibit P

EXHIBIT A

REQUEST FOR FULL TRANSFER OF LETTER OF CREDIT
[Intentionally Omitted]

Exhibit P

EXHIBIT Q
LETTER OF CREDIT TERMS
[Intentionally Omitted]

Exhibit Q

EXHIBIT R
SECURITY DEPOSIT LETTER OF CREDIT FORM
[Intentionally Omitted]

Exhibit R

EXHIBIT A

REQUEST FOR FULL TRANSFER OF LETTER OF CREDIT
[Intentionally Omitted]

Exhibit R

SCHEDULE 1: PHASES AND SUBPHASES; OFFICE SPACE
[Intentionally Omitted]

Schedule 1-1